As filed with the Securities and Exchange Commission on February 13, 1998
                                                     Registration No. 333-45305

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                ---------------

                                Amendment No. 1
                                       to


                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                                ---------------
                      United Dominion Realty Trust, Inc.
            (Exact name of registrant as specified in its charter)



                                ---------------

                Virginia                               6513                     54-0857512
       (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
    of incorporation or organization)      Classification Code Number)     Identification No.)

                             10 South Sixth Street
                         Richmond, Virginia 23219-3802
                                (804) 780-2691
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




                                ---------------
                              Katheryn E. Surface
                      United Dominion Realty Trust, Inc.
                             10 South Sixth Street
                         Richmond, Virginia 23219-3802
                                (804) 780-2691
      (Name, address, including zip code, and telephone number, including area code, of agent for service)




                                ---------------
                                  Copies to:

     James W. Featherstone, III                 Robert S. Kant                Jay L. Bernstein
           Hunton & Williams            O'Connor, Cavanagh, Anderson,        Rogers & Wells LLP
         951 East Byrd Street          Killingsworth & Beashears, P.A.         200 Park Avenue
   Richmond, Virginia 23219-4074     One East Camelback Road, Suite 1100     New York, NY 10166
                                         Phoenix, Arizona 85012-1656

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          ASR INVESTMENTS CORPORATION
                           335 N. Wilmont, Suite 250
                             Tucson, Arizona 85711


                                                              February 17, 1998


Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of ASR Investments Corporation ("ASR") to be held at the Williams Center Courtyard Marriott, 201 S. Williams Boulevard, Tucson, Arizona, on March 25, 1998 at 9:00 a.m., Arizona time (the "Special Meeting").

     At the Special Meeting, you will be asked to approve the merger (the "Merger") of ASR with a wholly owned subsidiary of United Dominion Realty
Trust, Inc. ("United Dominion"). Pursuant to the Merger, which is more fully described in the accompanying Proxy Statement/Prospectus, each share of ASR Common Stock will be exchanged for 1.575 shares of United Dominion Common Stock. In addition ASR will pay a closing dividend in an amount that will vary depending on the effective date of the Merger. Assuming consummation of the Merger on March 27, 1998, ASR will pay a closing dividend of $0.15 per share and ASR stockholders who are or are entitled to become shareholders of United Dominion at the record date therefor will also receive United Dominion's regular dividend for the first quarter which is expected to be paid in April 1998. The exchange of ASR Common Stock for United Dominion Common Stock will be made on a tax-free basis. The enclosed Proxy Statement/Prospectus sets forth detailed information, including financial data, relating to the Merger.

     United Dominion was founded in 1972 and is the second largest apartment REIT in the United States. At September 30, 1997, United Dominion owned 61,099 completed apartment homes in 220 apartment communities. United Dominion has increased its annual dividends each year for the last 20 years and has increased its funds from operations ("FFO") in nine of the last ten years. At September 30, 1997, United Dominion had a market equity of approximately $1.6 billion and total market capitalization of approximately $2.7 billion. Its Common Stock is traded on the New York Stock Exchange under the symbol "UDR," and the average daily trading volume of such stock for the 90 trading days prior to December 19, 1997 was 209,501 shares.

     ASR's Board of Directors has carefully reviewed and considered the terms of the Merger and believes it to be fair to, and in the best interest of ASR and its stockholders. The Board believes that the Merger offers ASR's stockholders an opportunity to take advantage of the general trend in the real estate industry towards consolidation by offering them participation in a much larger, more geographically diversified and better capitalized REIT with greater potential for long-term appreciation and improved access to debt and equity capital markets. Additionally, the exchange ratio was more favorable than the then current market price of ASR Common Stock at the date of the Merger Agreement.

     ASR's Board has received a fairness opinion from Furman Selz LLC ("Furman Selz"), originally dated December 19, 1997 and subsequently updated to the date of this Proxy Statement/Prospectus, to the effect that as of such dates and based on the assumptions and subject to qualifications and limitations set forth therein, the consideration to be received by ASR's stockholders in the Merger is fair to the ASR stockholders from a financial point of view.

     The ASR Board of Directors reached its decision after careful consideration of a wide variety of factors, including certain potentially negative factors. These negative factors consisted of the following: (1) after the Merger, the dividend payable on 1.575 United Dominion Common Share will be $1.59 per year as compared to $2.00 on one ASR Common Share and (2) the possibility that ASR may be required to pay a break-up fee of $5.5 million under certain circumstances which may adversely affect the ability of ASR to engage in another transaction in the event the Merger is not consummated. On balance, the Board decided that the benefits of the Merger far outweighed the potential negatives and accordingly recommends its approval.

     The Board of Directors has unanimously approved the Merger Agreement as being fair to, and in the best interests of, ASR and its stockholders. The Board of Directors of ASR recommends that ASR's stockholders vote FOR the approval of the Merger Agreement.

     Approval of the Merger requires an affirmative vote of two-thirds of the outstanding shares of ASR Common Stock. It is important that your shares be represented at the Special Meeting, whether or not you plan to attend. Accordingly, I urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid envelope even if you plan to attend the Special Meeting. Your vote is important regardless of the number of shares that you own. Your prompt return of the completed proxy saves ASR the expense of costly additional proxy solicitation.

     You may revoke your proxy if you decide to attend the Special Meeting and vote in person. Should you require assistance in completing your proxy or if you have any questions concerning the voting procedures or the Proxy Statement/Prospectus, please feel free to contact Joseph Chan or myself at
(520) 748-2111.

                               Sincerely,

                               /s/ Jon A. Grove

                               JON A. GROVE
                               CHAIRMAN, PRESIDENT AND
                               CHIEF EXECUTIVE OFFICER

                          ASR INVESTMENTS CORPORATION
                            335 N. Wilmot, Suite 250
                                Tucson, AZ 85711
                                 (520) 748-2111


                 NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS
                           TO BE HELD MARCH 25, 1998

     Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of ASR Investments Corporation, a Maryland corporation ("ASR") will be held at the Williams Center Courtyard Marriott, 201 S. Williams Boulevard, Tucson, Arizona, on March 25, 1998 at 9:00 a.m., Arizona time, for the following purposes:

     1. To consider and vote upon a proposal, as described in the Proxy Statement/Prospectus accompanying this Notice, to approve and adopt the Agreement and Plan of Merger, dated as of December 19, 1997, among ASR, United Dominion Realty Trust, Inc., a Virginia corporation ("United Dominion"), and ASR Acquisition Sub, Inc. ("ASRSub"), a Maryland corporation that is a wholly owned subsidiary of United Dominion, pursuant to which, among other things (i) ASR will merge with ASRSub; and (ii) each outstanding share of ASR Common Stock, $.01 par value, will be converted into the right to receive 1.575 shares of United Dominion Common Stock, $1.00 par value, with cash in lieu of the issuance of any fractional shares, all as described more fully in the accompanying Proxy Statement/Prospectus.


     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponement thereof.


     Only holders of record of ASR Common Stock at the close of business on February 17, 1998, the record date of the Special Meeting are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. The approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares.


     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope as soon as possible. You may revoke your written proxy by delivering a written instruction, or a duly executed proxy bearing a later date, to the Secretary of ASR at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person. However, returning a proxy now will assure your vote is counted at the Special Meeting if you are unable to attend.


                               By Order of the Board of Directors,

                               /s/ Joseph C. Chan

                               JOSEPH C. CHAN
                               SECRETARY

Tucson, Arizona

February 17, 1998

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE VIA FASCIMILE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. STOCKHOLDERS ATTENDING THE MEETING MAY VOTE PERSONALLY, IN WHICH EVENT THE SIGNED PROXIES WILL BE REVOKED.

        --------------                             --------------
        PROXY STATEMENT                               PROSPECTUS
  ASR Investments Corporation             United Dominion Realty Trust, Inc.
Special Meeting of Stockholders                     Common Stock
        --------------                             --------------


     This Proxy Statement/Prospectus is being furnished to the stockholders of ASR Investments Corporation, a Maryland corporation ("ASR"), in connection with the solicitation of proxies by the Board of Directors of ASR (the "ASR Board") for use at the Special Meeting of Stockholders of ASR (including any adjournments or postponements thereof) (the "Special Meeting"), to be held on March 25, 1998 at the time and place set forth in the accompanying notice. Only stockholders of record as of the close of business on February 17 1998, the record date of the Special Meeting, are entitled to notice of and to vote at the Special Meeting. This Proxy Statement also constitutes a Prospectus of United Dominion.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 19, 1997 (the "Merger Agreement"), among ASR, United Dominion Realty Trust, Inc., a Virginia corporation ("United Dominion"), and ASR Acquisition Sub, Inc. ("ASRSub"), a Maryland corporation that is a wholly owned subsidiary of United Dominion. The merger and other transactions contemplated by the Merger Agreement are collectively referred to as the "Merger." The Merger Agreement (exclusive of exhibits and schedules) is attached to this Proxy Statement/Prospectus as Appendix I.

     The Merger Agreement provides that ASR will merge with ASRSub, and each share of Common Stock, $.01 par value, of ASR ("ASR Common Stock") will be converted into the right to receive 1.575 shares of Common Stock, $1.00 par value, of United Dominion ("United Dominion Common Stock"), with cash in lieu of the issuance of any fractional shares. The Merger Agreement also provides that ASR will pay a closing dividend in an amount that will vary depending on the effective date of the Merger. Assuming consummation of the merger on March 27, 1998, the closing dividend will be $0.15 per share, and ASR stockholders who are or are entitled to become shareholders of United Dominion at the record date therefor will also receive United Dominion's regular first quarter dividend which is expected to be paid in April 1998.

     Based on the closing price of United Dominion Common Stock on the New York Stock Exchange (the "NYSE") of $14.25 per share on February 12, 1998, if the Merger is consummated, the total market value (debt and equity) of United Dominion would be approximately $3 billion. Based on the number of shares of United Dominion and ASR outstanding on that date, approximately 8% of the shares of United Dominion expected to be outstanding immediately after the Merger will be held by ASR stockholders. Based on the exchange ratio and the closing price of United Dominion Common Stock on that date, each ASR stockholder will receive in the Merger United Dominion Common Stock worth $22.44 for each share of ASR Common Stock owned on that date. See "THE MERGER" for a description of the Merger Agreement.

     This Proxy Statement/Prospectus also constitutes a Prospectus of United Dominion in respect of the shares of United Dominion Common Stock to be issued to the stockholders of ASR in connection with the Merger. The outstanding shares of United Dominion Common Stock are, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "UDR."

     All information contained in this Proxy Statement/Prospectus relating to United Dominion and its subsidiaries has been supplied by United Dominion, and all information relating to ASR and its subsidiaries has been supplied by ASR. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to the stockholders of ASR on or about February 17, 1998.

     For certain factors which should be considered in evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, see "RISK FACTORS" beginning on page 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ----------------

                 The date of this Proxy Statement/Prospectus is
                               February 17, 1998

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. The delivery of this Proxy Statement/ Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.


                               TABLE OF CONTENTS




                                                       Page
                                                      -----
FORWARD-LOOKING STATEMENTS ........................     1
AVAILABLE INFORMATION .............................     1
INCORPORATION OF CERTAIN
   INFORMATION BY REFERENCE .......................     2
SUMMARY ...........................................     3
RISK FACTORS ......................................     7
   Stock Price Fluctuations .......................     7
   Dividend .......................................     7
   Break-up Fees and Other Payments ...............     7
   Benefits to Certain ASR Directors and
     Officers; Possible Conflicts of Interest .....     7
   Dissimilar Nature of Investment and Terms
     of Shares ....................................     8
   Real Estate Investment Risks ...................     8
   Illiquidity of Real Estate .....................     8
   Dependence on Sunbelt Regions ..................     8
   Operating Risks ................................     8
   Future Acquisitions ............................     8
   Development Risks ..............................     9
   Possible Environmental Liabilities .............     9
   Uninsured Loss .................................    10
   Americans with Disabilities Act ................    10
   Fair Housing Amendments of 1988 ................    10
   Future Offerings of Common Stock ...............    10
   Adverse Consequences of Failure to Qualify
     as a REIT ....................................    10
   Competition ....................................    11
   Ownership Limits ...............................    11
   Change in Policies .............................    12
EQUIVALENT PER SHARE DATA .........................    13
SUMMARY HISTORICAL AND UNAUDITED
   PRO FORMA COMBINED FINANCIAL
   DATA ...........................................    16
THE SPECIAL MEETING ...............................    21
THE MERGER ........................................    22
   Background of and Reasons for the Merger .......    22
   Exchange Ratio .................................    27
   Opinions of Financial Advisors .................    27
   Dividends ......................................    30
   Exchange for United Dominion Common
     Stock ........................................    30
   Management and Operations After the
     Merger .......................................    31
   Conditions to Consummation of the Merger .......    31
   Conduct of Business Pending the Merger .........    31
   Employee Matters ...............................    32
   Waiver and Amendment ...........................    33
   Termination of Merger Agreement ................    33
   Interests of Certain Persons in the Merger .....    35
   Effective Time of the Merger ...................    35
   Headquarters ...................................    36
   Certain Federal Income Tax Consequences ........    36
   Accounting Treatment ...........................    36
   Resales of United Dominion Common Stock ........    36
   Other Related Transactions .....................    37
DISSENTERS' RIGHTS ................................    37


                                                      Page
                                                      -----
UNITED DOMINION -- UNAUDITED PRO
   FORMA COMBINED FINANCIAL
   STATEMENTS .....................................    38
BUSINESS OF UNITED DOMINION .......................    49
BUSINESS OF ASR ...................................    52
COMPARATIVE RIGHTS OF
SHAREHOLDERS ......................................    58
   Capitalization .................................    58
   Voting Rights ..................................    58
   Directors ......................................    59
   Anti-Takeover Provisions .......................    59
   REIT Qualification Provisions ..................    61
   Preemptive Rights ..............................    62
   Assessment .....................................    62
   Conversion; Redemption; Sinking Fund ...........    62
   Liquidation Rights .............................    62
   Dividends and Other Distributions ..............    63
   Special Meetings of Shareholder ................    64
   Indemnification ................................    64
   Director Liability .............................    65
FEDERAL INCOME TAX
   CONSIDERATIONS .................................    65
   Taxation of United Dominion and ASR ............    65
   Requirements for Qualification .................    66
   Failure to Qualify .............................    70
   Taxation of Taxable U.S. Shareholders ..........    70
   Taxation of Shareholders on the Disposition
     of Common Stock ..............................    71
   Capital Gains and Losses .......................    71
   Information Reporting Requirements and
     Backup Withholding ...........................    72
   Taxation of Tax-Exempt Shareholders ............    72
   Taxation of Non-U.S. Shareholders ..............    73
   Other Tax Consequences .........................    74
   Tax Aspects of the Operating Partnership and
     the ASR Operating Partnership ................    74
   Classification as a Partnership ................    74
EXPERTS ...........................................    75
LEGAL OPINIONS ....................................    76
OTHER MATTERS .....................................    76
Appendix I --  Agreement and Plan of Merger........    I-1
Appendix II --  Opinion of Furman Selz LLC ........   II-1

                          FORWARD-LOOKING STATEMENTS


     Certain statements and information contained or incorporated by reference in this Proxy Statement/Prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "project" or "continue" or the negative thereof or other comparable terminology. By their nature, forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied by such forward-looking statements. Although United Dominion and ASR believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be achieved.


                             AVAILABLE INFORMATION

     Both United Dominion and ASR are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by United Dominion and ASR with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Office at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information filed by United Dominion can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and those filed by ASR can also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding United Dominion, ASR and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

     This Proxy Statement/Prospectus incorporates documents by reference which are not described herein or delivered herewith. Documents relating to United Dominion are available upon request from Investor Relations, United Dominion Realty Trust, Inc., 10 South Sixth Street, Richmond, Virginia 23219-3801 (telephone 804/780-2691; fax 804/343-1912). Documents relating to ASR are available upon request from Investor Relations, ASR Investments Corporation, 335 N. Wilmot, Suite 250, Tucson, Arizona 85711 (telephone 520/748-2111; fax 520/750-8865). In order to ensure timely delivery of the documents, any request should be made by March 20, 1998.

     This Proxy Statement/Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by United Dominion with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

     All information contained in this Proxy Statement/Prospectus relating to ASR and its subsidiaries has been supplied by ASR. All information contained in this Proxy Statement/Prospectus relating to United Dominion and its subsidiaries has been supplied by United Dominion.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     ASR hereby incorporates by reference in this Proxy Statement/Prospectus the following documents (File No. 1-9646) previously filed by ASR with the Commission pursuant to the Exchange Act: (i) ASR's annual report on Form 10-K for the year ended December 31, 1996 filed on March 28, 1997; (ii) the description of ASR Common Stock contained in the registration Statement on Form 8-A dated July 31, 1987, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description, (iii) ASR's quarterly report on Form 10-Q for the quarter ended March 31, 1997 filed on May 14, 1997; (iv) ASR's quarterly report on Form 10-Q for the quarter ended June 30, 1997 filed on August 13, 1997; (v) ASR's quarterly report on Form 10-Q for the quarter ended September 30, 1997 filed on November 12, 1997; (vi) ASR's Current Report on Form 8-K filed on May 15, 1997, as amended on Form 8-K/A filed on June 16, 1997; (vii) ASR's Current Report on Form 8-K filed on June 18, 1997; (viii) ASR's Current Report on Form 8-K filed on August 28, 1997;
(ix) ASR's Current Report on Form 8-K filed on September 29, 1997; (x) ASR's Current Report on Form 8-K filed on October 15, 1997; and (xi) ASR's Current Report on Form 8-K filed on November 6, 1997, as amended on Form 8-K/A filed on January 6, 1998.


     United Dominion hereby incorporates by reference in this Proxy Statement/Prospectus the following documents (File No. 1-10524) previously filed by United Dominion with the Commission under the Exchange Act: (i) United Dominion's annual report on Form 10-K for the year ended December 31, 1996 filed on March 31, 1997; (ii) United Dominion's quarterly report on Form 10-Q for the quarter ended March 31, 1997 filed on May 15, 1997; (iii) United Dominion's quarterly report on Form 10-Q for the quarter ended June 30, 1997 filed on August 14, 1997; (iv) United Dominion's quarterly report on Form 10-Q for the quarter ended September 30, 1997 filed on November 14, 1997; (v) United Dominion's current report on Form 8-K dated December 31, 1996 filed on January 15, 1997, as amended on Form 8-K/A filed on March 18, 1997; (vi) United Dominion's current report on Form 8-K dated January 21, 1997 filed on January 21, 1997; (vii) United Dominion's current report on Form 8-K dated July 1, 1997 filed on July 15, 1997, as amended on Form 8-K/A filed on September 15, 1997;
(viii) United Dominion's current report on Form 8-K dated October 21, 1997 filed on November 5, 1997, as amended on Form 8K/A filed on December 31, 1997;
(ix) United Dominion's current report on Form 8-K dated January 27, 1998, filed on February 4, 1998; (x) United Dominion's current report on Form 8-K dated February 13, 1998, filed on February 13, 1998; and (xi) the description of the United Dominion Common Stock contained in United Dominion's registration statement on Form 8-A dated April 19, 1990, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by ASR or United Dominion pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     The information relating to ASR and its subsidiaries and United Dominion and its subsidiaries contained in this Proxy Statement/ Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference herein; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                                    SUMMARY

     The following summary is not intended to be a complete description of all material information regarding United Dominion, ASR or the matters to be considered at the Special Meeting. This summary is qualified in all respects by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/ Prospectus, the Appendices hereto and the documents referred to herein. Unless otherwise defined herein, capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.


Principal Parties to the Merger Agreement

     United Dominion. United Dominion, a Virginia corporation headquartered in Richmond, Virginia, is a self-administered equity real estate investment trust ("REIT") whose business is the ownership and operation of apartment communities located primarily in the Sunbelt region of the United States. United Dominion is a fully integrated real estate company with acquisition, development and property management capabilities. At September 30, 1997, United Dominion's portfolio consisted of 220 apartment communities containing 61,099 apartment homes, five other properties and one parcel of undeveloped land. United Dominion's apartment portfolio also included one apartment community containing 360 apartment homes under development and five additions to existing apartment communities that, when completed, will add an additional 556 apartment homes to its portfolio. Its Common Stock is listed on the New York Stock Exchange under the symbol "UDR."

     United Dominion's principal executive offices are located at 10 South Sixth Street, Richmond, Virginia 23219-3802, and its telephone number is (804) 780-2691. Unless the context otherwise requires, the term "United Dominion" means United Dominion Realty Trust, Inc. and its subsidiaries. For further information concerning United Dominion, see "BUSINESS OF UNITED DOMINION."

     ASR. ASR, a Maryland corporation headquartered in Tucson, Arizona, is a self-administered, self-managed apartment REIT operating in the Southwest and Northwest regions of the United States. ASR commenced operations on August 26, 1987. At September 30, 1997, ASR's portfolio consisted of 40 apartment communities containing 7,449 units and one office building. Prior to 1994, ASR invested in mortgage assets. In early 1993, ASR determined to shift its focus to the acquisition, development and operation of apartment communities. Its Common Stock is listed on the American Stock Exchange under the symbol "ASR."

     The principal executive offices of ASR are located at 335 N. Wilmot, Suite 250, Tucson, Arizona 85711, and its telephone number is (520) 748-2111. Unless the context otherwise requires, the term "ASR" means ASR Investments Corporation, its subsidiaries and Heritage Communities L.P. (the "ASR Operating Partnership") in which ASR and a wholly owned subsidiary are the sole general partners and own approximately 63% interest therein. For further information concerning ASR, see "BUSINESS OF ASR."


Special Meeting

     A special meeting of stockholders of ASR (the "Special Meeting") will be held on March 25, 1998, at 9:00 a.m., Arizona time, at the Williams Center Courtyard Marriott, 201 S. Williams Center Boulevard., Tucson, Arizona. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement. See "THE SPECIAL MEETING" and "THE MERGER."


Record Dates; Votes Required



     Only holders of record of ASR Common Stock at the close of business on February 17, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there are 4,990,057 shares of ASR Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The presence of stockholders at the Special Meeting, in person or by proxy, entitled to cast a majority of all votes entitled to be cast at such meeting will constitute a quorum. The affirmative vote of two-thirds of the outstanding shares of ASR Common Stock is required to approve the Merger Agreement.


     As of the Record Date, the directors and executive officers of ASR and their affiliates beneficially own a total of 363,192 shares, or approximately 7.3% of the outstanding shares of ASR Common Stock, all of which are expected to be voted in favor of the Merger. The directors and executive officers of United Dominion and their affiliates beneficially own a total of less than 1% of the outstanding shares of ASR Common Stock as of the Record Date. See "THE SPECIAL MEETING -- Vote Required."

Recommendation of the ASR Board of Directors

     ASR's Board of Directors has unanimously approved the Merger Agreement and believes that the Merger is fair to and in the best interest of ASR and its stockholders. The ASR Board recommends that ASR stockholders vote FOR approval of the Merger Agreement. In making its recommendation, the ASR Board has considered, among other things, the opinion of Furman Selz that the consideration to be received by ASR stockholders is fair to ASR stockholders from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger" and "THE MERGER -- Opinion of Financial Advisor."


Background of and Reasons for the Merger

     The ASR Board believes that the Merger is fair to and in the best interest of ASR's stockholders for the following reasons: (i) the implied value of the ASR Common Stock, based on the Exchange Ratio, represented a 3.9% premium to its closing price on December 19, 1997 and a 24% premium to its book value;
(ii) the Merger offers ASR stockholders an opportunity to take advantage of the general trends in the real estate industry towards consolidation and to participate in a much larger, better capitalized and more geographically diversified REIT with potential for long-term growth and appreciation; (iii) United Dominion's history of increasing its annual dividend rate every year for the last 20 years and increasing its funds from operations per share in nine of the past ten years; (iv) ASR stockholders will earn a higher amount of funds from operations on the United Dominion shares than on the ASR shares; (v) improved liquidity for ASR stockholders; (vi) the tax-free nature of the Merger; (vii) the opinion of Furman Selz that the consideration to be received by ASR stockholders is fair from a financial point of view; and (viii) the election of Jon A. Grove, ASR's Chairman, President and Chief Executive Officer to the United Dominion Board.

     The ASR Board also considered certain potentially negative factors, including (a) the possibility of a decrease in the price of United Dominion Common Stock at the time of the Merger, thus reducing the value to be received by ASR stockholders and (b) a reduction in the dividend to be received by ASR stockholders after the Merger.

     See "THE MERGER -- Background of and Reasons For the Merger -- Reasons For the Merger."


The Merger

     The Merger Agreement provides for the merger of ASR with ASR Acquisition Sub, Inc. ("ASRSub"), a Maryland corporation that is a wholly owned subsidiary of United Dominion. Upon consummation of the Merger, each share of ASR Common Stock will be converted into the right to receive 1.575 shares of United Dominion Common Stock, with cash in lieu of the issuance of any fractional shares.


Exchange Ratio

     Each outstanding share of ASR Common Stock will be converted into the right to receive 1.575 shares of United Dominion Common Stock (the "Exchange Ratio"), with cash in lieu of the issuance of any fractional shares. See "THE MERGER -- Exchange Ratio."

     Based on the Exchange Ratio, United Dominion will (i) issue 7,859,340 shares of United Dominion Common Stock in exchange for the 4,990,057 outstanding shares of ASR Common Stock, (ii) reserve 1,529,990 shares of United Dominion Common Stock for issuance upon the conversion of the 971,422 outstanding limited partnership units in the ASR Operating Partnership ("LP Units"), and (iii) reserve 553,374 shares of United Dominion Common Stock for issuance upon the exercise of 351,349 currently outstanding ASR stock options (the "ASR Stock Options"). Based on the closing price of United Dominion Common Stock on the NYSE on February 12, 1998 of $14.25 per share, the total market value of United Dominion will be approximately $3 billion immediately following the Merger. Based on the Exchange Ratio and the number of shares of United Dominion Common Stock and ASR Common Stock outstanding on that date and assuming the conversion of all LP Units in the ASR Operating Partnership and the exercise of all ASR Stock Options, approximately 10% of the shares expected to be outstanding immediately after the Merger will be held by ASR stockholders, limited partners in the ASR Operating Partnership and ASR stock optionees.


Dividend

     ASR will also pay a closing dividend in an amount that will vary depending on the effective date of the Merger. Assuming the Merger is consummated on March 27, 1998, ASR will pay a closing dividend of $0.15 per share and ASR stockholders who are or are entitled to become shareholders of United Dominion at the record date therefor will also receive United Dominion's regular dividend for the first quarter which is expected to be paid in April 1998. See "THE MERGER -- Dividends."


Opinion of Financial Advisor

     ASR received the opinion of Furman Selz at the meeting of the ASR Board on December 19, 1997, which was updated as of February 17, 1998, that, as of such dates, the consideration to be received by ASR stockholders is fair to holders of ASR Common Stock from a financial point of view. A copy of Furman Selz's opinion is attached hereto as Appendix II. See "THE MERGER -- Opinion of Financial Advisor," which also contains a discussion of the fees paid to Furman Selz.


Risk Factors

     In deciding whether to approve the Merger and, as a result, to acquire the United Dominion Common Stock, ASR's stockholders should consider the information set forth under "RISK FACTORS."


Effective Time of the Merger

     The Merger will become effective as promptly as practicable after the requisite ASR stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. For state law purposes, the Merger will become effective at such time as Articles of Merger have been duly filed with the Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law (the "MGCL"), or at such other time as United Dominion and ASR shall specify in the Articles of Merger (the "Effective Time"). ASR and United Dominion have agreed to cause the Effective Time to occur no later than the second business day after satisfaction or waiver of the conditions to consummation of the Merger. See "THE MERGER -- Effective Time of the Merger."


Conditions to Consummation

     Consummation of the Merger is subject to satisfaction or waiver of certain conditions, including (i) ASR obtaining the requisite stockholder approval and
(ii) receipt by United Dominion and ASR of opinions of counsel affirming earlier opinions that the Merger will qualify as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Conditions to Consummation of the Merger."


Termination

     The Merger may be terminated by ASR or United Dominion at any time prior to the Effective Time under certain circumstances, whether before or after the approval of the Merger Agreement by ASR stockholders. Termination of the Merger under certain circumstances may result in one of the parties being required to pay the other party a termination or break-up fee of $5.5 million. In addition, if United Dominion terminates the Merger Agreement upon a breach of any representation, warranty, convenant or agreement on the part of ASR set forth in the Merger Agreement, or if any representation or warranty of ASR shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would be incapable of being satisfied by June 30, 1998 (or as otherwise extended), and the resulting Economic Losses (as defined in the Merger Agreement) would exceed $4 million ASR is required to reimburse United Dominion for out-of-pocket expenses of up to $1 million. See "THE MERGER -- Termination."


Dissenters' Rights

     ASR stockholders are not entitled to stockholders' appraisal rights under Maryland law. As a result, they may not demand the fair value of their stock and will be bound by the terms of the Merger Agreement. See "DISSENTERS' RIGHTS."


Certain Differences in the Rights of Stockholders

     The rights of stockholders of ASR are currently governed by the MGCL, ASR's Amended and Restated Articles of Incorporation , as amended (the "ASR Articles"), and ASR's Bylaws, as amended (the "ASR Bylaws"). Upon consummation of the Merger, ASR stockholders who receive United Dominion Common Stock will become shareholders of United Dominion, and their rights will be governed by the Virginia Stock Corporation Act

(the "VSCA") and the Articles of Incorporation, as amended (the "United Dominion Articles"), and Bylaws of United Dominion (the "United Dominion Bylaws"). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."


Federal Income Tax Consequences of the Merger

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a)(1) of the Code, with the result that ASR stockholders will not recognize gain or loss on the exchange of ASR Common Stock for United Dominion Common Stock, except with respect to the receipt of cash in lieu of fractional shares. In addition, ASR stockholders will recognize income upon the receipt of dividends paid by ASR at the consummation of the Merger. ASR and United Dominion have received opinions of counsel as to the qualification of the Merger as a tax-free reorganization and with respect to certain other federal income tax matters. A condition to consummation of the Merger is the receipt by each of United Dominion and ASR of opinions of counsel reaffirming such opinions. See "THE MERGER -- Conditions to Consummation of the Merger" and "THE MERGER -- Certain Federal Income Tax Consequences."


Accounting Treatment

     The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. See "THE MERGER -- Accounting Treatment."


Conduct of Business Pending the Merger

     Subject to certain exceptions, the Merger Agreement requires each of United Dominion and ASR to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party. See "THE MERGER -- Conduct of Business Pending the Merger."


Management, Operations and Headquarters After the Merger

     Following the Merger, the Board of Directors of United Dominion will consist of the 12 current United Dominion directors and Jon A. Grove, Chairman, President and Chief Executive Officer of ASR, and the executive officers of United Dominion will consist of the current United Dominion executive officers. See "THE MERGER -- Management and Operations After the Merger." The headquarters of United Dominion will continue to be located in Richmond, Virginia.


Interests of Certain Persons in the Merger

     Certain directors and executive officers of ASR have interests in the Merger in addition to their interests as stockholders of ASR. These include, among other things, provisions in the Merger Agreement relating to the appointment of Mr. Grove to the Board of United Dominion and the rights under current ASR employment agreements and employee benefit plans that are triggered by the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."


Resales of United Dominion Common Stock

     Shares of United Dominion Common Stock received in the Merger will be freely transferable by the holders thereof, except for those shares received by persons who may be deemed to be "affiliates" under applicable federal securities laws (generally including directors, certain executive officers and 10% or more stockholders) of ASR or United Dominion. United Dominion will receive the written agreements of the "affiliates" of ASR that they will not dispose of United Dominion Common Stock received by them in the Merger except in compliance with the Securities Act. See "THE MERGER -- Resales of United Dominion Common Stock."


Other Related Transactions

     Upon consummation of the Merger, United Dominion will (i) make provision such that limited partners in the ASR Operating Partnership will be entitled to receive, upon conversion of the LP Units, 1.575 shares of United Dominion Common Stock for each LP Unit and (ii) assume the rights and obligations of ASR under certain registration rights agreements (the "Registration Rights Agreements") with limited partners in the ASR Operating Partnership.

                                 RISK FACTORS

     Information contained or incorporated by reference in this Proxy Statement/Prospectus may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "project" or "continue" or the negative thereof or other comparable terminology. The following matters and certain other factors noted throughout this Proxy Statement/ Prospectus and any documents incorporated by reference herein or therein and exhibits hereto and thereto constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause the actual results to differ materially from those predicted in any such forward-looking statements.

     In considering whether to approve the Merger Agreement, ASR stockholders should carefully consider, in addition to the other information in this Proxy Statement/Prospectus, the following matters:


Stock Price Fluctuations

     The relative stock prices of United Dominion Common Stock and ASR Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of the Merger Agreement, the date hereof or the date of the Special Meeting as a result of changes in the business, operations and prospects of United Dominion or ASR, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. In addition, the market price of United Dominion Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in United Dominion's operating results, changes in analysts' estimates of United Dominion's financial performance, actual or perceived sales of United Dominion Common Stock by ASR stockholders following the Merger, actual and anticipated dividend payments, prevailing interest rates, general industry conditions, changes in the real estate market, local economic factors, governmental regulations, modifications of tax laws or tax rates, and other events and factors. An increase in market interest rates may lead purchasers of United Dominion Common Stock to demand a higher yield on the price paid for shares from dividend distribution.


Dividend

     ASR stockholders will receive a lower amount of dividend on United Dominion Common Stock to be received upon the exchange for their ASR Common Stock. Based on United Dominion's dividend for 1997 and the Exchange Ratio, the dividend on the United Dominion Common Stock in exchange for one share of ASR Common Stock would be $1.59, which is lower than the current ASR annual dividend rate of $2.00 per share. There is no assurance that United Dominion will maintain its current dividend rate.


Termination, Break-up Fees and Other Payments

     The Merger can be terminated under certain specified circumstances, including the failure by either ASR or United Dominion to fulfill its obligations, the failure of ASR to obtain the requisite votes of its stockholders, the withdrawal by the ASR Board of its recommendation to the ASR stockholders, and the execution of a definitive agreement by ASR for a merger with another entity. See "THE MERGER -- Conditions to Consummation of the Merger." If ASR terminates the Merger, ASR will be required to pay United Dominion termination expenses or break-up fees under certain circumstances. See "THE MERGER -- Termination."


Benefits to Certain ASR Directors and Officers; Possible Conflicts of Interest

     In considering the recommendation of the ASR Board with respect to the Merger ASR stockholders should be aware that certain directors and executive officers of ASR have certain interests in the Merger that are in addition to the interests of stockholders of ASR generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

Dissimilar Nature of Investment and Terms of Shares

     The rights of ASR stockholders are presently governed by Maryland law, the ASR Articles and the ASR Bylaws. After consummation of the Merger, the rights of the holders of shares of ASR Common Stock that are converted into United Dominion Common Stock will be governed by Virginia law, the United Dominion Articles and United Dominion's Bylaws. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."


Real Estate Investment Risks

     Real property investments are subject to varying degrees of risk. The yields from equity investments in real estate depend on the amount of income generated and expenses incurred. If United Dominion's properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, United Dominion's ability to make distributions to its shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the owner to provide adequate maintenance and insurance and increased operating costs (including real estate taxes). United Dominion's income would also be adversely affected if a significant number of tenants were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness and United Dominion is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the mortgage. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.


Illiquidity of Real Estate

     Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of United Dominion to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the federal income tax laws place limits on United Dominion's ability to sell properties held for less than four years, which may affect United Dominion's ability to sell properties without adversely affecting returns to shareholders.


Dependence on Sunbelt Regions

     United Dominion's current portfolio consists entirely of multifamily residential properties with a large portion located in the Southeastern and Southwestern Sunbelt states. ASR's portfolio, to which United Dominion will succeed as a result of the Merger, consists primarily of multifamily residential properties located primarily in the Southwestern Sunbelt states. The performance of the combined portfolio may depend on economic conditions and the market for apartments in those regions.


Operating Risks

     United Dominion's and ASR's properties are subject to the operating risks common to apartment communities in general. These risks include competition from other apartment communities and alternative housing and new construction of competing properties or increases in unemployment in the areas in which United Dominion's and ASR's properties are located, either or both of which may adversely affect occupancy or rental rates; increases in operating costs resulting from inflation and other factors, which may not necessarily be offset by increased rents; the inability or unwillingness of residents to pay rent increases; future enactment of rental control laws or other laws regulating multifamily housing, including current and possible future laws relating to access by disabled persons; and disagreements with joint venture partners or other real estate co-investors. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without resulting in decreased occupancy rates. The occurrence of any of these factors could adversely affect United Dominion's operating performance and its distributions to shareholders.


Future Acquisitions

     In the normal course of business, United Dominion continually evaluates a number of potential acquisitions and acquires additional properties. No assurance can be given, however, that United Dominion will be able to continue to make suitable property acquisitions on terms favorable to it. Expansion into new markets may present operating and marketing challenges that are different from those in existing markets. Several of ASR's properties are located in markets where United Dominion has not historically managed properties. There can be no assurance that United Dominion will anticipate all of the changing demands that expanding operations will impose on its management.


Development Risks

     United Dominion seeks selective opportunities for development. The real estate development business involves significant risks in addition to those involved in the acquisition, ownership, and operation of established apartment communities. The development risks include the availability of construction financing on favorable terms, construction delays, construction costs in excess of the budgeted amounts, the achievement and maintenance of anticipated rental rates and occupancy levels in the market, availability of long-term permanent financing upon completion, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, and weather interferences. New development activities, regardless of their ultimate success, typically require a substantial amount of management's time and attention. Development activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations.


Possible Environmental Liabilities

     Under various federal, state, and local laws, ordinances and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In addition to investigation and clean-up actions brought by federal, state, and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Neither United Dominion nor ASR has been notified by any governmental authority of any noncompliance, liability, or other claim in connection with its properties. Other federal and state laws require the removal of damaged asbestos-containing material in the event of remodeling or renovation.

     All of the current properties of United Dominion and ASR have been subject to Phase I environmental site assessments (which involve inspection without soil or groundwater analysis) and limited asbestos surveys by independent environmental consultants. As a result of the findings of the Phase I environmental assessments, a Phase II assessment involving soil and groundwater testing was performed at four ASR properties by independent environmental consultants. The assessments show that the groundwater at one of the properties is contaminated. Based on the report of the environmental engineers, ASR believes that the contamination has been caused by a nearby service station and that the owner of the station has commenced clean-up procedures under the direction of the local governmental authority. ASR has informed the local governmental authority of the groundwater contamination and asked the authority to expand the clean-up procedures to include ASR's property. ASR believes that the environmental condition of this property will not have a material adverse effect on its business or results of operations.

     ASR has determined that there are minor amounts of asbestos-containing materials ("ACMs") in five of its properties. ASR maintains an Operations and Maintenance Program that details operating procedures with respect to ACMs prior to any renovation and that requires periodic inspection by ASR's employees for any change in condition of existing ACMs.

     In addition, the site of an ASR apartment community in Tempe, Arizona was formerly used for agricultural purposes, and a portion of the site was used as the runway for a pesticide aerial application firm located adjacent to the apartment site. The site of the pesticide aerial application firm is currently a subject of remediation by the U.S. Environmental Protection Agency ("EPA") and the Arizona Department of Environmental Quality ("ADEQ"). Extensive soil tests on the apartment site revealed that a few samples contained minor amounts of toxaphene above the regulatory level. ASR engaged an independent environmental consulting firm to conduct a

"site specific risk assessment" to evaluate the potential threat to human health based on exposures and conditions unique to the site. The consulting firm's report indicates that the potential threat is minimal and no further action was necessary prior to the development of the site as an apartment community. The EPA and ADEQ have not required ASR to take any remedial actions on the site. The agencies also have not informed ASR of any regulatory actions on the site.

     Neither United Dominion nor ASR is aware of any environmental liability that it believes would have a material adverse effect on its businesses, assets, or results of operations. No assurance, however, can be given that these reports reveal all environmental liabilities, that any prior owner created any material environmental condition not known to United Dominion or ASR or that future uses and conditions (including changes in applicable environmental laws and regulations) will not result in imposition of environmental liability. The discovery of a material environmental condition relating to any of the properties, could require expenditure of substantial funds to remedy such condition.


Uninsured Loss

     United Dominion carries comprehensive liability, fire, flood (where applicable), extended coverage, and rental loss insurance with policy specifications, limits, and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses (such as losses resulting from earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, or should the loss be greater than the insurance coverage, United Dominion could lose its investment in and anticipated profits and cash flow from a property but would continue to be obligated on any mortgage indebtedness on the property.


Americans with Disabilities Act

     United Dominion's and ASR's properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that the properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to create handicapped access in certain public access areas where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. United Dominion and ASR believe that their properties comply with all present requirements under the ADA. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. Further, if required changes involve a greater expenditure than currently anticipated, or if the changes must be made on a more accelerated basis than anticipated, operations could be adversely affected.


Fair Housing Amendments Act of 1988

     The Fair Housing Amendments Act of 1988 (the "FHA") requires multifamily residential properties first occupied after March 13, 1991 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. United Dominion and ASR believe that their properties that are subject to the FHA are in compliance with such law.


Future Offerings of Common Stock

     United Dominion may increase its capital resources by making additional offerings of its Common Stock or securities convertible into its Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share of the Common Stock, which may result in the reduction of the market price of the Common Stock.


Adverse Consequences of Failure to Qualify as a REIT

     United Dominion believes that it has operated so as to qualify as a REIT under the Code since its formation. Although United Dominion believes that it is organized and is operating in such a manner, no assurance can be given that United Dominion will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within United Dominion's control. For example, in order to qualify as a REIT, at least 95% of United Dominion's gross income in any year must be derived from qualifying sources, and United Dominion must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. United Dominion, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

     If United Dominion fails to qualify as a REIT, United Dominion will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, United Dominion will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of United Dominion available for investment or distribution to shareholders because of the additional tax liability to United Dominion for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to shareholders would have been made in anticipation of United Dominion's qualifying as a REIT, United Dominion might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Failing to qualify as a REIT would also constitute a default under certain debt obligations of United Dominion which would cause the obligations to become due and would have a negative impact on United Dominion's operating results and its ability to pay dividends. In the opinion of Hunton & Williams, commencing with the taxable year beginning on January 1, 1993, United Dominion has been organized and operated, and its proposed method of operation following the Merger will permit it to continue in conformity with the requirements for qualification as a REIT under the Code.


     ASR believes that, since its formation, it has operated so as to qualify as a REIT under the Code. ASR has received an opinion of counsel from O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., that based on the assumptions set forth therein, (i) commencing with the taxable year beginning on January 1, 1993, ASR has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and (ii) the ASR Operating Partnership and each ASR subsidiary that is a partnership or limited liability company has been since its formation treated for federal income tax purposes as a partnership. The failure of ASR to qualify as a REIT prior to the Merger would have consequences to United Dominion shareholders generally similar to the consequences of the failure by United Dominion to qualify as a REIT, as described above. United Dominion will assume the risk of paying unpaid taxes of ASR if ASR did not qualify as a REIT.


Competition

     All of the properties of United Dominion and ASR are located in developed areas. There are numerous other multifamily properties and real estate companies, insurance companies and other financial institutions within the market area of each such property that compete with such properties for tenants and development and acquisition opportunities, some of whom may have greater resources than United Dominion. The number of competitive multi family properties and real estate companies in such areas could have a material effect on United Dominion's ability to rent its apartments, its ability to raise or maintain the rents charged and its development and acquisition opportunities.


Ownership Limits

     In order to maintain United Dominion's qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. To minimize the possibility that United Dominion will fail to qualify as a REIT under this test, the United Dominion Articles authorize the United Dominion Board to take such action as may be required to preserve its qualification as a REIT. The provisions of the United Dominion Articles are similar in effect to comparable provisions of the ASR Articles. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."

      The above provisions in the United Dominion Articles, the United Dominion Shareholders Rights Plan and the ability of United Dominion to issue other classes of equity securities, may delay, defer or prevent a change in control of United Dominion and may also deter tender offers for the United Dominion Common Stock, which offers may be attractive to the shareholders, or limit the opportunity for shareholders to receive a premium for their United Dominion Common Stock that might otherwise exist if an investor were attempting to effect a change in control of United Dominion. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Anti-Takeover Provisions--UNITED DOMINION."


Change in Policies

     The major policies of United Dominion, including the policies with respect to acquisition, development, disposition, financing, debt and equity capitalization and distributions, are determined by the United Dominion Board. The United Dominion Board may, from time to time, amend or revise these and other policies without a vote of the shareholders of United Dominion. Accordingly, shareholders will have no control over changes in these and similar policies of United Dominion, and changes in policies may not serve the interest of all shareholders of United Dominion.

                           EQUIVALENT PER SHARE DATA

     The following summary presents selected comparative unaudited per share information for United Dominion and ASR on a historical basis and United Dominion and ASR on a pro forma combined basis assuming the Merger had been effective on January 1, 1996. ASR pro forma equivalent per share amounts are presented with respect to pro forma information. Such per share amounts allow comparison of historical information with respect to the value of one share of ASR Common Stock to the corresponding information with respect to the projected value of one share of ASR Common Stock as a result of the Merger and are computed by multiplying the pro forma amounts by the Exchange Ratio of 1.575 to 1.

     For each of United Dominion and ASR, income statement information for the year ended December 31, 1996 and balance sheet information as of December 31, 1996 are based on, and should be read in conjunction with, the audited consolidated financial statements of United Dominion and ASR incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The remaining financial information is based on the respective historical consolidated unaudited financial statements of United Dominion and ASR and the notes thereto incorporated herein by reference. In the opinion of the respective managements of United Dominion and ASR, all adjustments necessary for a fair presentation of results of interim periods of United Dominion and ASR (which adjustments were of a normal recurring nature) have been included. Results for United Dominion and ASR for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for the entire fiscal year, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.

                                                                    Year ended        Nine months ended
                                                                December 31, 1996     September 30, 1997
                                                               -------------------   -------------------
Net income per common share (E)
 Primary
   United Dominion .........................................         $   .49              $  .50
   ASR (A) .................................................            2.80                2.28
   United Dominion and ASR pro forma combined (C) ..........             .49                 .42
    ASR pro forma equivalent (B) ................ ..........             .77                 .66
 Fully diluted .............................................
   United Dominion .............................. ..........         $   .49              $  .50
   ASR (A) ...................................... ..........            2.80                2.28
   United Dominion and ASR pro forma combined (C)  .........             .49                 .42
    ASR pro forma equivalent (B) ................ ..........             .77                 .66
Weighted average common shares outstanding (000's) (E)
 Primary
   United Dominion .........................................          57,482                86,602
   ASR (D) .................................................           3,153                 3,913
   United Dominion and ASR pro forma combined ..............          89,364                94,461
 Fully diluted .............................................
   United Dominion .........................................          57,482                86,602
   ASR (D) .................................................           3,153                 3,913
   United Dominion and ASR pro forma combined ..............          89,364                94,461
Cash dividends declared per common share
United Dominion ............................................         $   .96              $  .7575
ASR ........................................................            2.00                1.50
United Dominion and ASR pro forma combined .................             .96                 .7575
    ASR pro forma equivalent (B) ...........................            1.51                1.19


                                                               Year ended        Nine months ended
                                                           December 31, 1996     September 30, 1997
                                                          -------------------   -------------------
Shareholders' equity (book value) per common share
 (end of period)
   United Dominion ....................................         $  9.09               $  9.10
   ASR ................................................           12.74                 16.00
   United Dominion and ASR pro forma combined .........            9.43                  9.55
    ASR pro forma equivalent (B) ......................           14.85                 15.04

Note:

(A) ASR's historical net income per share for the year ended December 31, 1996 and the nine months ended September 30, 1997 was primarily attributable to the income from and gains on sales or redemptions of mortgage assets. The income and gains amounted to $4.40 per share and $3.77 per share for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. In June 1997, ASR sold all of its remaining mortgage assets. The net income for periods after June 1997 is expected to be substantially reduced as the ongoing operations of ASR will no longer reflect any mortgage portfolio income.

(B) The ASR pro forma equivalent is determined by multiplying the Exchange Ratio (1.575) by the United Dominion and ASR pro forma combined per share amounts so that the per share amounts are equated to the comparative values for each share of ASR Common Stock.

(C) The historical results of operations of ASR for the nine months ended September 30, 1997 and the year ended December 31, 1996 include $17.2 million ($4.40 per share) and $11.9 million ($3.77 per share), respectively, of income from and gains on sales or redemptions of mortgage assets. Such income has been eliminated in the Pro Forma Combined Results of Operations as a result of ASR's decision to divest all mortgage assets. See Note (C) to the Unaudited Pro Forma Combined Statements of Operations.


(D) Exclusive of a weighted average of 534,000 LP Units of the ASR Operating Partnership for the nine months ended September 30, 1997. There were no LP Units in 1996.

(E) In the fourth quarter of 1997, United Dominion adopted Financial Accounting Standards Board Statement No. 128 "Earnings per Share" and accordingly, its financial presentation for that period will include disclosures of basic and diluted net income per common share which replace primary and fully diluted net income per common share. Basic and diluted amounts do not differ materially from primary and fully diluted amounts for all periods presented.


Market Prices Prior to Announcement of the Merger

     The following table sets forth the per share price of United Dominion Common Stock and ASR Common Stock based on the closing prices on the NYSE and AMEX on December 19, 1997, the last trading day prior to public announcement of the execution of the Merger Agreement, and on February 12, 1998, the most recent date for which prices are available prior to mailing of the Proxy Statement/Prospectus. The ASR pro forma equivalent price is computed by multiplying the closing price of United Dominion Common Stock by the Exchange Ratio.



                                      Historical
                           --------------------------------
                                                                       ASR
                            United Dominion         ASR        Pro Forma Equivalent
                           -----------------   ------------   ---------------------
     December 19, 1997     $ 14.00             $ 21.375       $  22.05
     February 12, 1998     $ 14.25             $ 21.625       $  22.44

                      UNITED DOMINION REALTY TRUST, INC.
                   SUMMARY HISTORCIAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     The following tables set forth the summary historical financial data for United Dominion and the unaudited pro forma combined financial data for United Dominion and ASR as a combined entity, giving effect to the Merger as if it had occurred on January 1, 1996, after giving effect to the pro forma adjustments described in the notes thereto appearing elsewhere herein. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. The summary historical operating data, balance sheet data and cash flow data for United Dominion for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of United Dominion as reported in its Annual Reports on Form 10-K and the summary historical operating data, balance sheet data and cash flow data at and for the interim periods ended September 30, 1997 and 1996 are derived from the unaudited financial statements of United Dominion as reported in its Quarterly Reports on Form 10-Q.

     The unaudited pro forma combined operating and other data for United Dominion are presented giving effect to the Merger as if it had occurred on January 1, 1996 and as if the following acquisitions by United Dominion occurred on January 1, 1996: (i) the acquisition of two apartment communities in May 1996, (ii) the acquisition of an 18 apartment community portfolio in August 1996, (iii) the acquisition of South West Property Trust Inc. (44 apartment communities) on December 31, 1996, and (iv) the acquisition of 17 apartment communities during 1997 (see Note (A) to the Unaudited Pro Forma Combined Statements of Operations). In addition, the pro forma combined operating and other data of United Dominion include the pro forma adjustments made by ASR for the acquisitions and certain other transactions in 1996 and 1997 (see Note (B) to the Unaudited Pro Forma Combined Statements of Operations).

     The unaudited pro forma combined balance sheet data at September 30, 1997 is presented as if the Merger had occurred on September 30, 1997 and as if United Dominion had acquired two additional apartment communities on September 30, 1997 (see Note (A) to the Unaudited Pro Forma Combined Balance Sheet). In addition, the pro forma balance sheet data include the pro forma adjustments made by ASR for the acquisition of one apartment community in October 1997 (see Note (B) to the Unaudited Pro Forma Combined Balance Sheet).

     The unaudited pro forma operating data and other data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of United Dominion and ASR would have been for the periods presented, nor does such data purport to represent the results of future periods. In the opinion of United Dominion's management, all adjustments necessary to reflect the effects of the Merger have been made. The pro forma financial information should be read in conjunction with, and are qualified in their entirety by, the respective historical audited financial statements and notes thereto of United Dominion and ASR incorporated herein by reference and the unaudited pro forma financial statements and notes thereto appearing elsewhere herein.

                      United Dominion Realty Trust, Inc.
       Summary Historical and Unaudited Pro Forma Combined Financial Data
         In thousands, except per share data and apartment homes owned



                                                                                 Years Ended December 31,
                                                          -----------------------------------------------------------------------
                                                                                                                       Pro Forma
                                                                                                                        Combined
                                                             1992       1993        1994         1995         1996        1996
                                                          ---------- ---------- ----------- ------------- ----------- -----------
OPERATING DATA:
 Rental income ..........................................  $63,202    $89,084    $139,972     $ 195,240    $242,112    $422,339
 Income before gains (losses) on sales of
  investments, minority interest of unitholders in
  operating partnership and extraodinary item ...........    6,577     11,286      19,118        28,037      33,726      50,572
 Gains (losses) on sales of investments .................       --        (89)        108         5,090       4,346       4,346
 Minority interest of unitholders in operating
  partnership ...........................................                                                       (58)     (1,155)
 Extraordinary item -- early extinguishment of debt .....     (242)        --         (89)           --         (23)         --
Net income ..............................................    6,335     11,197      19,137        33,127      37,991      53,763
 Dividends to preferred shareholders ....................       --         --          --         6,637       9,713       9,713
 Net income available to common shareholders ............    6,335     11,197      19,137        26,490      28,278      44,050
 Common distributions declared ..........................   23,271     27,988      37,539        48,610      55,493      85,903
 Weighted average number of common shares
  outstanding (A) .......................................   34,604     38,202      46,182        52,781      57,482      89,364
 Per share: (A)
   Net income ...........................................  $   .18    $   .29    $    .41     $     .50    $    .49    $    .49
   Common distributions declared ........................      .66        .70         .78           .90         .96         .96



                                                            Nine Months Ended September 30,
                                                          ------------------------------------
                                                                                    Pro Forma
                                                                                    Combined
                                                              1996        1997        1997
                                                          ----------- ----------- ------------
OPERATING DATA:
 Rental income ..........................................  $175,119    $284,182     $335,169
 Income before gains (losses) on sales of
  investments, minority interest of unitholders in
  operating partnership and extraodinary item ...........    25,394      42,529       39,245
 Gains (losses) on sales of investments .................     2,176      12,682       13,156
 Minority interest of unitholders in operating
  partnership ...........................................       (26)       (112)        (817)
 Extraordinary item -- early extinguishment of debt .....        --          --           --
Net income ..............................................    27,544      55,099       51,584
 Dividends to preferred shareholders ....................     7,284      11,692       11,692
 Net income available to common shareholders ............    20,260      43,407       39,892
 Common distributions declared ..........................    41,282      66,071       72,024
 Weighted average number of common shares
  outstanding (A) .......................................    56,978      86,602       94,461
 Per share: (A)
   Net income (E)........................................  $    .36    $   .50      $   .42
   Common distributions declared ........................       .72        .7575        .7575


                                                                         December 31,
                                               -----------------------------------------------------------------
                                                   1992        1993         1994          1995          1996
                                               ----------- ----------- ------------- ------------- -------------
BALANCE SHEET DATA:
 Real estate held for investment .............  $454,115    $582,213    $1,007,599    $1,131,098    $2,007,612
 Real estate under development ...............        --          --            --            --        37,855
 Real estate held for disposition ............        --          --            --        51,015        39,556
 Accumulated depreciation ....................    71,806      91,444       120,341       129,454       173,291
 Total assets ................................   390,365     505,840       911,913     1,080,616     1,966,904
 Notes payable -- secured ....................    76,516      72,862       158,449       180,481       376,560
 Notes payable -- unsecured ........... ......   104,605     156,558       368,215       349,858       668,275
 Shareholders' equity ........................   197,677     259,963       356,968       516,389       850,379
 Number of common shares outstanding (A) .....    35,285      41,653        50,356        56,375        81,983



                                                   September 30, 1997
                                               --------------------------
                                                              Pro Forma
                                                Historical     Combined
                                               ------------ -------------
BALANCE SHEET DATA:
 Real estate held for investment .............  $2,217,063   $2,536,967
 Real estate under development ...............      33,628       34,553
 Real estate held for disposition ............     131,576      146,406
 Accumulated depreciation ....................     200,538      200,538
 Total assets ................................   2,252,751    2,606,824
 Notes payable -- secured ....................     412,624      607,633
 Notes payable -- unsecured ........... ......     687,521      696,711
 Shareholders' equity ........................   1,057,502    1,171,821
 Number of common shares outstanding (A) .....      88,162       96,021

                      United Dominion Realty Trust, Inc.
       Summary Historical and Unaudited Pro Forma Combined Financial Data
         In thousands, except per share data and apartment homes owned



                                                                     Years Ended December 31,
                                                       -----------------------------------------------------
                                                           1992         1993          1994          1995
                                                       ----------- ------------- ------------- -------------
OTHER DATA:
Cash Flow Data
 Cash provided by operating activities ...............  $  24,608   $    33,939   $    54,544   $    66,428
 Cash used in investing activities ...................    (81,373)     (130,064)     (359,631)     (183,930)
 Cash provided by financing activities ...............     56,777       100,793       306,575       113,145
Funds from Operations (B)
 Income before gains (losses) on sales of
  investments, minority interest of unitholders in
  operating partnership and extraordinary item .......  $   6,577   $    11,286   $    19,118   $    28,037
 Adjustments:
  Real estate depreciation ..................... .....     15,557        19,516        28,729        38,939
  Non-recurring items:
   Impairment loss on real estate held for
    disposition ......................................         --            --            --         1,700
   Prior years' employment and other taxes (C) .......         --            --            --           395
   Adoption of SFAS No. 112 "Employers'
    Accounting for Postemployment Benefits" ..........         --            --           450            --
   Provision for possible investment losses ..........      1,564            --            --            --
   Acquisition related expenses (D) ..................         --            --            --            --
  Dividends to preferred shareholders ................         --            --            --        (6,637)
                                                        ---------   -----------   -----------   -----------
 Funds from operations ...............................  $  23,698   $    30,802   $    48,297   $    62,434
                                                        =========   ===========   ===========   ===========
Apartment Homes Owned
 Total apartment homes owned .........................     13,832        17,914        29,282        34,224
 Weighted average number of apartment homes
  owned during the year ..............................     11,387        15,445        23,160        31,242



                                                                                        Nine Months Ended September 30,
                                                                                   -----------------------------------------
                                                                       Pro Forma                                 Pro Forma
                                                                        Combined                                  Combined
                                                            1996        1996 (A)        1996          1997        1997 (A)
                                                       ------------- ------------- ------------- ------------- -------------
OTHER DATA:
Cash Flow Data
 Cash provided by operating activities ...............  $    90,064   $  139,074    $    72,600   $   111,091       133,891
 Cash used in investing activities ...................     (161,572)    (168,488)      (190,305)     (283,571)     (308,701)
 Cash provided by financing activities ...............       82,056       76,916        122,604       164,411       181,827
Funds from Operations (B)
 Income before gains (losses) on sales of
  investments, minority interest of unitholders in
  operating partnership and extraordinary item .......  $    33,726   $   50,572    $    25,394   $    42,529   $    39,245
 Adjustments:
  Real estate depreciation ..................... .....       47,410       82,669         33,711        55,029        64,674
  Non-recurring items:
   Impairment loss on real estate held for
    disposition ......................................          290          290            290         1,400         1,400
   Prior years' employment and other taxes (C) .......           --           --             --            --            --
   Adoption of SFAS No. 112 "Employers'
    Accounting for Postemployment Benefits" ..........           --           --             --            --            --
   Provision for possible investment losses ..........           --           --             --            --            --
   Acquisition related expenses (D) ..................           --           --             --            --         6,215
  Dividends to preferred shareholders ................       (9,713)      (9,713)        (7,284)      (11,692)      (11,692)
                                                        -----------   ----------    -----------   -----------   -----------
 Funds from operations ...............................  $    71,713   $  123,818    $    52,111   $    87,266   $    99,842
                                                        ===========   ==========    ===========   ===========   ===========
Apartment Homes Owned
 Total apartment homes owned .........................       55,664       69,499         41,204        61,099        69,499
 Weighted average number of apartment homes
  owned during the year ..............................       37,481       68,098         36,193        57,803        69,514

(A) All share and per share information has been adjusted to give effect to a 2-for-1 stock split in May 1993.

(B) Funds from operations ("FFO") is defined as income before gains (losses) on sales of investments, minority interest of unitholders in operating partnership and extraordinary item (computed in accordance with generally accepted accounting principles) plus real estate depreciation, less preferred dividends and after adjustment for significant non-recurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts ("NAREIT") in early 1995. FFO for years prior to 1995 have been adjusted to conform to the NAREIT definition. United Dominion considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of its operating performance and liquidity. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

(C) Prior years' payroll tax liability resulting from an Internal Revenue Service examination for the years 1993 and 1994.

(D) Acquisition related expenses which were attributable to the contract termination costs and other expenses related to ASR's acquisition of properties in 1997.

(E) In the fourth quarter of 1997, United Dominion adopted Financial Accounting Standards Board Statement No. 128 "Earnings per Share" and accordingly, its financial presentation for that period will include disclosures of earnings per common share. Basic and diluted earnings per share, do not differ materially from net income per common share amounts for all periods presented.

                          ASR INVESTMENT CORPORATION
                       SUMMARY HISTORICAL FINANCIAL DATA
         In thousands, except per share data and apartment homes owned

     The following summary historical financial data for ASR for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the audited financial statements of ASR as reported in its Annual Reports on Form 10-K. The summary historical financial data for each of the interim periods ended September 30, 1997 and 1996 are derived from the unaudited financial statements of ASR as reported in its Quarterly Reports on Form 10-Q. The summary historical financial data should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of ASR incorporated herein by reference.



                                                                                                          Nine Months Ended
                                                          Years Ended December 31,                          September 30,
                                       --------------------------------------------------------------- ------------------------
                                            1992         1993         1994         1995        1996        1996         1997
                                       ------------- ------------ ------------ ------------ ---------- ------------ -----------
OPERATING DATA
 Rental income .......................          --           --     $ 12,528     $ 14,034    $14,581     $ 10,941    $ 20,777
 Income from mortgage assets .........   $     919    $   7,264        6,433        3,884      2,630        2,174         588
 Income (loss) before gains on
   sales of investments,
   provision for reserves and
   cumulative effect of
   accounting change .................      (7,287)         807        3,439        1,252       (620)          33      (6,974)
 Gains on sales of mortgage
   assets (a) ........................          --           --        4,263        5,302      9,461        7,725      16,650
 Gain on sale of real estate .........                                                                                    474
 Provision for reserves (b) ..........     (57,588)     (20,286)          --           --         --           --          --
 Cumulative effect of
   accounting change (b) .............          --      (21,091)          --           --         --           --          --
 Net income (loss) ...................     (64,875)     (40,570)       7,702        6,554      8,841        7,758      10,150
 Dividends declared ..................       7,305        3,565        1,550        6,304      6,308        4,734       6,953
 Weighted average shares of
   common stock and common
   stock equivalents (c) .............       3,209        3,104        3,100        3,141      3,153        3,155       4,447
 Per shares (c)
   Net income ........................  $   (20.20)  $   (13.07)    $   2.48     $   2.09    $  2.80     $   2.46    $   2.28
   Dividends declared per
    share ............................        2.25         1.15         0.50         2.00       2.00         1.50        1.50


                                                                     December 31,
                                            ---------------------------------------------------------------
                                                                                                               September 30,
                                                1992         1993         1994         1995         1996           1997
                                            -----------   ----------   ----------   ----------   ----------   --------------
BALANCE SHEET DATA
 Investments in apartments, net .........          --           --      $67,870      $74,381      $88,011        $248,952
 Other real estate assets ...............          --      $ 3,855        5,186        5,129        1,947           1,766
 Mortgage assets ........................    $108,623       37,881       18,965       11,877        5,039              --
 Total assets ...........................     116,589       54,068       96,745       94,169       97,796         275,305
 Real estate notes payable ..............          --           --       50,693       49,212       49,110         167,273
 Mortgage assets borrowing, net .........      39,517       22,062        6,422        4,495        2,014              --
 Stockholders' equity ...................      75,284       30,948       37,100       37,395       40,102          97,985

                          ASR INVESTMENT CORPORATION
                       SUMMARY HISTORICAL FINANCIAL DATA
         In thousands, except per share data and apartment homes owned



                                                                 Years Ended December 31,
                                               -------------------------------------------------------------
                                                   1992         1993         1994         1995       1996
                                               ------------ ------------ ------------ ----------- ----------
OTHER DATA
Cash Flow Data
 Cash provided by (used in) operating
   activities ................................  $  (7,742)   $   2,768    $   10,109   $   7,867   $ 12,968
 Cash provided by (used in) investing
   activities ................................     49,493       28,130       (49,696)     (2,160)    (6,916)
 Cash provided by (used in) financing
   activities ................................    (38,118)     (25,620)       33,309      (7,415)    (6,070)
Funds From Operations (e)
 Income (loss) before gains on sales of
   assets and cumulative effect of
   accounting change .........................  $ (64,875)   $ (19,479)   $    3,439   $   1,252   $   (620)
 Adjustments:
   Real Estate depreciation ..................         --           --         2,083       3,028      3,271
   Non-recurring items:
    Provision for reserves (b) ...............     57,588       20,286            --          --         --
    Acquisition-related expenses (d) .........         --           --            --          --        404
                                                ---------    ---------    ----------   ---------   --------
 Funds from operations .......................  $  (7,287)   $     807    $    5,522   $   4,280   $  3,055
                                                =========    =========    ==========   =========   ========
Apartment Home Owned
 Total apartment homes owned at end
   of period .................................         --           --         2,461       2,683      2,683
 Weighted Average number of
   apartment homes owned .....................         --           --         2,461       2,665      2,683



                                                  Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                  1996        1997
                                               ---------- ------------
OTHER DATA
Cash Flow Data
 Cash provided by (used in) operating
   activities ................................  $ 11,645   $  23,407
 Cash provided by (used in) investing
   activities ................................    (2,141)    (25,130)
 Cash provided by (used in) financing
   activities ................................    (6,008)     10,521
Funds From Operations (e)
 Income (loss) before gains on sales of
   assets and cumulative effect of
   accounting change .........................  $     33   $  (6,974)
 Adjustments:
   Real Estate depreciation ..................     2,415       4,174
   Non-recurring items:
    Provision for reserves (b) ...............        --          --
    Acquisition-related expenses (d) .........       404       6,215
                                                --------   ---------
 Funds from operations .......................  $  2,852   $   3,415
                                                ========   =========
Apartment Home Owned
 Total apartment homes owned at end
   of period .................................     2,683       7,449
 Weighted Average number of
   apartment homes owned .....................     2,683       5,101

----------
(a) ASR's historical net income per share for the year ended December 31, 1996 and the nine months ended September 30, 1997 was primarily attributable to the income from and gains on sales or redemptions of mortgage assets. The income and gains amounted to $4.40 per share and $3.77 per share for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. In June 1997, ASR sold all of its remaining mortgage assets. The net income for periods after June 1997 is expected to be substantially reduced as the ongoing operations of ASR will no longer reflect any mortgage portfolio income.

(b) Prior to December 1993, ASR followed the practice of writing down the carrying value of a mortgage asset to its estimated future cash flows. In December 1993, ASR adopted SFAS No. 115, which requires that the carrying value of a mortgage asset be written down to its estimated fair value when its estimated yield is less than a "risk-free yield." As a result, ASR wrote down substantially all its mortgage assets in 1993 to their estimated fair value and recorded a charge of $21,091,000, which was reported as a cumulative effect of accounting change.


(c) All shares and per share data have been adjusted to give effect to a 1-for-5 reverse stock split in July 1995.

(d) Acquisition-related expenses are attributable to the contract termination costs of the Pima Entities and other expenses incurred as a result of the acquisition of the Pima Entities and the Winton Properties in April 1997.

(e) Funds from operations ("FFO") is defined as income before gains (losses) on sales of investments, minority interest of unitholders in operating partnership and extraordinary item (computed in accordance with generally accepted accounting principles) plus real estate depreciation, less preferred dividends and after adjustment for significant non-recurring items, if any. This definition conforms to the recommendations set forth in a White Paper adopted by the National Association of Real Estate Investment Trusts ("NAREIT") in early 1995. FFO for years prior to 1995 have been adjusted to conform to the NAREIT definition. ASR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of its operating performance and liquidity. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

                              THE SPECIAL MEETING

General

     This Proxy Statement/Prospectus is being furnished to the holders of ASR Common Stock as of the Record Date and is accompanied by a form of proxy, which is being solicited by the ASR Board for use at the Special Meeting to be held on March 25, 1998 at 9:00 a.m., Arizona time, at the Williams Center Courtyard Marriott, 201 S. Williams Boulevard, Tucson, Arizona and any postponements or adjournments thereof. Only stockholders of record as of the close of business on February 17, 1998, the Record Date, are entitled to notice of and to vote at the Special Meeting or any postponements or adjournment thereof. As of the Record Date, there are 4,990,057 shares of ASR Common Stock outstanding.


     EACH HOLDER OF ASR COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO ASR IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. THE MERGER WILL BE APPROVED IF IT RECEIVES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMMON STOCK.

     ASR STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES WITH THEIR PROXIES.


Matters to be Considered at the Special Meeting

     At the Special Meeting, stockholders of ASR will (i) consider and vote on a proposal to approve the Merger and adopt the Merger Agreement, and (ii) transact such other business as may properly come before the Special Meeting, or any postponement or adjournment thereof.


Quorum and Voting Requirement

     The presence of stockholders at the Special Meeting, in person or by proxy, entitled to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. Any proxy marked "abstain" as to any matter will be counted as present for purposes of determining the existence of a quorum, but will not be counted for voting purposes on such matter.

     The affirmative vote of two-thirds of the outstanding shares of ASR Common Stock entitled to be voted at the Special Meeting is required to approve and adopt the Merger Agreement. Abstentions and "broker non-votes" will have the same effect as a vote against the proposal.

     As of the Record Date, there are 4,990,057 shares of ASR Common Stock entitled to vote at the Special Meeting, with each share being entitled to one vote. As of the Record Date, the directors and executive officers of ASR beneficially own a total of 363,192 shares (representing approximately 7.3% of the outstanding shares of ASR Common Stock), all of which are expected to be voted in favor of approval of Merger and adoption of the Merger Agreement. As of the Record Date, United Dominion management own beneficially a total of less than 1% of the outstanding shares of ASR Common Stock.


Recommendation

     The ASR Board has unanimously approved the Merger and the Merger Agreement and believes that the Merger is fair to and in the best interests of ASR and its stockholders. The ASR Board unanimously recommends that the ASR stockholders vote FOR approval of the Merger Agreement. In making its recommendation, the ASR Board has considered, among other things, the opinion of Furman Selz that the consideration to be received by ASR stockholders is fair to the ASR stockholders from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger" and "THE MERGER -- Opinion of Financial Advisor."

Voting and Revocation of Proxies

     Any holder of ASR Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the Special Meeting and voting in person or by giving written notice of revocation or submitting a signed proxy bearing a later date to ASR, Attention: Secretary, provided such notice or proxy is actually received by ASR prior to the vote of stockholders. The shares of ASR Common Stock represented by properly executed proxies received at or before the Special Meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. Unless contrary instructions are given, proxies received by ASR will be voted for approval of the Merger Agreement and will be voted in the discretion of the proxy holders on any other matters properly presented for consideration at the Special Meeting or any adjournment thereof.

     The presence at the Special Meeting in person or by proxy of holders of record of a majority of the outstanding shares of ASR Common Stock will constitute a quorum for the transaction of business at the Special Meeting. Any proxy marked "abstain" will be counted as present for purposes of determining the existence of a quorum, but will not be counted for voting purposes on such matter. The ASR Bylaws permit the holders of a majority of the shares represented at the Special Meeting, whether or not constituting a quorum, to adjourn the Special Meeting or any adjournment thereof.


Solicitation of Proxies

     ASR will bear the costs of soliciting proxies from its stockholders. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of ASR, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by ASR. ASR expects to utilize the services of W.F. Doring & Co. in connection with the solicitation of proxies for the Special Meeting and expects that the cost of such services will not exceed $10,000 plus out-of-pocket expenses.


Other Matters

     ASR is unaware of any matter to be presented at the Special Meeting other than the proposal to approve and adopt the Merger Agreement.


                                  THE MERGER

     The detailed terms of the merger are contained in the Merger Agreement attached as Appendix I to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Merger Agreement. This description is qualified in its entirety by reference to the Merger Agreement, which ASR stockholders are urged to read carefully. Certain terms used but not defined in the following discussion are defined in the Merger Agreement.


Background of and Reasons For the Merger


Background Of The Merger

     During early 1997, as part of ASR's ongoing efforts to enhance stockholder value, ASR's management began a detailed review of ASR's long-term business plan. ASR's management analyzed various opportunities to achieve additional growth and to enhance value for ASR's stockholders, including (i) reinvestment of operating cash flows and the sale and redemption of ASR's mortgage assets,
(ii) issuance of equity or debt securities, (iii) acquisition of privately held portfolios through the issuance of LP Units in the ASR Operating Partnership or shares of ASR Common Stock and (iv) strategic business combinations with other public REITs or real estate companies.

     As part of these efforts, ASR's management sought advice from various investment banking firms. ASR formally interviewed two of the firms and decided to recommend that the ASR Board retain Furman Selz to advise ASR in the exploration of strategic alternatives. Furman Selz presented a report to management regarding various strategic alternatives available to ASR. Furman Selz reviewed with management ASR's price trading history, its performance relative to comparable apartment REITs and several potential strategic options available to it, including the issuance of common and preferred stock and secured and unsecured debt, reducing ASR's current dividend to provide additional funds for investment, portfolio acquisitions, and a business combination with an existing apartment REIT or a private real estate company. Furman Selz indicated that ASR's ability to generate internal and external growth would continue to be constrained by several factors, including the difficulty in generating returns on acquisitions in excess of ASR's high cost of capital, increased competition for apartment communities, and its relatively high dividend payout ratio. Furman Selz advised ASR management that it believed that it would be difficult for ASR to issue ASR Common Stock at the then current price level, and that any stock offering could necessitate reducing the current dividend to a payout ratio more comparable to other REITs. Based on this initial analysis, Furman Selz recommended that ASR consider the exploration of a strategic merger with a larger, more liquid and better capitalized apartment REIT to determine whether this course of action would be in the long-term best interests of ASR and its stockholders.

     At the regularly scheduled June 25, 1997 meeting of the ASR Board, Jon A. Grove, ASR's Chairman, President and Chief Executive Officer, presented various alternatives being explored and reported on management's discussions with Furman Selz. Mr. Grove also presented management's recommendation that ASR explore a merger with a larger REIT in order to determine whether this alternative would best achieve ASR's strategic objectives. After considerable discussions of the various alternatives and their effects on ASR and its stockholders, the ASR Board formally confirmed the engagement of Furman Selz as ASR's financial advisor and authorized Furman Selz to begin a structured process to locate a business combination partner and to explore other possible strategic alternatives to maximize stockholder value.

     With the assistance of ASR's management, Furman Selz prepared a Confidential Information Memorandum, containing detailed information concerning ASR. Furman Selz presented to ASR management a list of a number of strong, well-managed apartment REITs that it believed might be interested in merging with ASR. With Furman Selz's assistance, ASR's management reviewed the list and selected six apartment REITs that it deemed to be the most favorable strategic candidates to acquire ASR. ASR's management was subsequently contacted by a seventh apartment REIT that was interested in the acquisition of ASR.

     During August 1997, Furman Selz contacted the seven potential strategic buyers. Six of them signed confidentiality agreements and received the Confidential Information Memorandum. Furman Selz requested each of these companies to submit an initial expression of interest, including a proposed purchase price, by September 15, 1997. On September 15 and 16, 1997, respectively, ASR received preliminary letters of interest from two of the REITs, including United Dominion. ASR also received a letter from United Dominion on September 23, 1997 that provided additional details on the earlier letter of interest.

     During the period from October 1 through October 10, 1997, both interested parties conducted due diligence at ASR's offices, met with ASR's management and discussed at length ASR's operations, financial results, projections and potential merger synergies. During the week of October 6, 1997, members of ASR's management visited certain properties of both interested parties, evaluated their operations, and visited with their managements. On October 20, 1997, Furman Selz sent a letter to both REITs requesting final indications of interest by October 23, 1997 and enclosing for comment a preliminary draft of a proposed merger agreement. On October 22, 1997, one of the interested parties advised Furman Selz that it would not be continuing in the process.

     On October 27, 1997, ASR received a letter from United Dominion indicating that it was unwilling to offer preferred or common stock with a value in excess of ASR's then trading price and, thus, would not submit a formal offer at that time. Subsequently, representatives of Furman Selz contacted United Dominion and discussed the information United Dominion had used in its analyses of ASR. After several exchanges of additional information between United Dominion, Furman Selz and ASR, on November 20, 1997, ASR received a letter from United Dominion indicating that it would be interested in pursuing a merger with ASR in a stock-for-stock transaction, subject to certain parameters specified in the letter.

     On November 24, 1997, Mr. Grove and a representative of Furman Selz met with John McCann, Chairman, President and Chief Executive Officer of United Dominion, to discuss the proposal. On December 4, 1997, ASR received a letter from Mr. McCann modifying United Dominion's proposal in response to these discussions. On December 5, 1997, Mr. Grove, Joseph C. Chan, Executive Vice President of ASR, a representative of Furman

Selz, and ASR's legal counsel met with Mr. McCann and Katheryn Surface, General Counsel of United Dominion. At that meeting, the terms of the Exchange Ratio (1.575 shares of United Dominion Common Stock for each share of ASR Common Stock), the allowance for a closing dividend to ASR's stockholders and other principal terms of the proposed merger were agreed upon, subject to negotiation of a definitive merger agreement and approval of the transaction by the Boards of Directors of both companies. Negotiations between United Dominion and ASR continued through December 21, 1997.

     On December 12, 1997, the ASR Board held a telephonic meeting to discuss the proposed merger with United Dominion and to review other strategic options available to ASR. At this meeting, Mr. Grove discussed in detail (i) the various options available to ASR and management's evaluation of each and (ii) the merger proposal from United Dominion. A representative of Furman Selz also made a presentation to the ASR Board relating to the merger proposal. The Company's legal counsel also participated and reported to the ASR Board on the terms of the proposed Merger Agreement and other legal issues related to the transaction. ASR's management recommended further consideration of the merger proposal from United Dominion based on management's belief that it represented the best available opportunity for ASR's stockholders. Furman Selz reported to the ASR Board that its preliminary analyses supported a conclusion that the merger with United Dominion on the terms proposed was fair to ASR's stockholders from a financial point of view.

     A subsequent meeting of the ASR Board was held on December 15, 1997 to further discuss and review the proposed merger and related agreements. Representatives of Furman Selz and legal counsel also attended. ASR's management presented a proposal for severance arrangements for ASR's employees in connection with the proposed merger and recommended that the ASR independent directors receive a one-time fee as compensation for the significant extra time commitments required in connection with their deliberation on the merger proposal.

     Further discussions and review of the merger proposal and the related agreements took place at a regularly scheduled meeting of the ASR Board on December 17, 1997. ASR's legal counsel and a representative of Furman Selz participated in the discussion. At a telephonic meeting of the ASR Board on December 19, 1997, the ASR Board received the written Fairness Opinion and unanimously approved the Merger, subject to the finalization of documentation.

     On the evening of December 21, 1997, at a telephonic meeting held among Messrs. Grove, Chan and McCann, Ms. Surface and James Dolphin, Executive Vice President and Chief Financial Officer of United Dominion, both companies agreed to all terms of the Merger Agreement and executed the Merger Agreement. On December 22, 1997, press releases describing the Merger were issued by both companies.


Reasons for the Merger

     The ASR Board believes that the Merger is fair to and in the best interests of ASR and its stockholders. Accordingly, the ASR Board has unanimously approved the Merger and recommends that ASR's stockholders vote FOR the approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger is fair to and in the best interests of ASR and its stockholders, the ASR Board consulted with ASR's management, Furman Selz and legal counsel and considered the short-term and long-term interests of ASR based on various factors. The ASR Board considered the following factors as favorable to its determination.


    (1) The implied value of the ASR Common Stock, based on the Exchange Ratio, represented a 3.9% premium to the closing price of ASR Common Stock on December 19, 1997 and a 24% premium to the book value (before accumulated depreciation) of ASR Common Stock at September 30, 1997.

    (2) The Merger offers ASR stockholders an opportunity to take advantage of the general trends in the real estate industry towards consolidation by affording stockholders participation in a much larger, better capitalized and more geographically diversified REIT with the potential for long-term appreciation and improved access to capital markets.

    (3) Because United Dominion is a substantially larger and better capitalized apartment REIT than ASR, the Merger provides ASR's stockholders with the opportunity to substantially enhance the liquidity of their investment. At September 30, 1997, United Dominion had market equity of approximately $1.6 billion and market capitalization (market equity plus total debt) of approximately $2.7 billion compared to ASR's market equity of $140 million and market capitalization of $308 million. The average trading volume of United Dominion shares on the NYSE during the 90 trading days preceding December 19, 1997 was 209,501 shares per day compared to the average volume of ASR shares of 8,829 per day on the American Stock Exchange during the same period.

    (4) Because of its size and following by market analysts and institutional investors, United Dominion has substantially greater access to capital markets than ASR, which enables it to take advantage of additional acquisition and development opportunities not currently available to ASR. United Dominion also has substantially less debt as a percentage of market capitalization, 42% at September 30, 1997 compared to 57% for ASR. Therefore, ASR's stockholders should benefit from the lower leverage, which affords United Dominion increased growth opportunities and decreased risks and volatility.

    (5) Based on the pro forma combined results of operations of United Dominion for the nine months ended September 30, 1997 included elsewhere herein and the Exchange Ratio, the amount of funds from operations ("FFO") on the shares of United Dominion Common Stock to be received by ASR stockholders in the Merger would exceed the FFO earned on the ASR shares to be exchanged in the Merger.

    (6) United Dominion has increased its FFO per share in nine of the last ten years and has also increased its annual dividend rate every year for the last 20 years. Although there is no assurance that United Dominion can continue to achieve increases in FFO and dividends, the ASR Board believes that United Dominion has greater opportunities for FFO and dividend growth than ASR.

    (7) United Dominion is the second largest apartment REIT in the United States with 220 apartment communities in a number of markets. Consequently, United Dominion is significantly more geographically diverse than ASR, and ASR's stockholders would gain substantially greater asset diversity as shareholders of United Dominion.

    (8) The Merger has been structured as a stock-for-stock transaction rather than a cash-for-stock transaction, which allows ASR's stockholders to share in any future appreciation of the combined company. Although there can be no assurance as to the future performance of United Dominion Common Stock, the ASR Board believes that United Dominion's management and acquisition and business strategies provide favorable prospects for future appreciation on the value of United Dominion Common Stock.

    (9) The exchange of ASR Common Stock for United Dominion Common Stock will be made on a tax-free basis. The ASR Board viewed a tax-free transaction as favorable to its determination because it gives ASR stockholders the ability to retain the United Dominion shares received in the Merger and defer payment of any taxes until they choose to sell the shares.

    (10) ASR's ability to terminate the Merger Agreement by paying a break-up fee to United Dominion, if required by the fiduciary duties of the ASR Board in responding to a "Superior Competing Transaction" (as defined therein) from a third party. See "THE MERGER -- Termination of Merger Agreement." The ASR Board viewed such factor as favorable to its determination because the Merger Agreement does not preclude a third party from making a financially superior acquisition proposal for ASR.

    (11) The Furman Selz Fairness Opinion, described under "THE MERGER -- Opinion of Financial Advisor," that the Merger is fair to ASR's stockholders from a financial point of view.

    (12) The absence of more attractive alternatives to the Merger for enhancing stockholder value. In this regard, the ASR Board determined that as a stand-alone entity, (a) ASR would experience difficulty in accessing the capital markets or acquiring private portfolios in exchange for equity securities on terms that would provide stockholders with substantially greater income and growth potential than the Merger and

   (b) in view of ASR's high dividend payout ratio (estimated to be 110% of FFO for 1997), it may become necessary in the future for ASR to reduce its dividend payout ratio in order to enhance its ability of accessing capital markets or continuing to acquiring portfolios in exchange for equity securities.

     The ASR Board also considered certain potentially negative factors in its deliberations including the following:

    (1) Because the Exchange Ratio is fixed, a decline in the price of United Dominion Common Stock would reduce the market value of the consideration, but not the number of shares, to be received by ASR's stockholders in the Merger. Mitigating this factor was the fact that ASR's stockholders would benefit from price increases in United Dominion's Common Stock. In addition, (i) if the average closing price of United Dominion Common Stock for the 20 trading day period ended at the end of the fifth trading day prior to the date of the Proxy Statement/Prospectus exceeds $16.00 per share, then the Exchange Ratio will be reduced such that ASR's stockholders would not benefit from the increase in the price of United Dominion Common Stock over $16.00 per share; and (ii) ASR's Board retained the right in the Merger Agreement to terminate ASR's obligations under the Merger Agreement prior to the date of this Proxy Statement/ Prospectus, without penalty, if the average price of United Dominion's Common Stock for the measurement period prior to the date of this Proxy Statement/Prospectus fell below $13.50. As these conditions did not occur, the Exchange Ratio of 1.575 to 1 is fixed and is no longer subject to reduction and ASR no longer has the right to terminate its obligations under the Merger Agreement.

    (2) The annual dividend on the United Dominion Common Stock equivalent to a share of ASR Common Stock, based on the 1997 dividend rate, would be $1.59 per share, which is lower than the current ASR annual dividend rate of $2.00 per share. This is mitigated by the fact that United Dominion's dividend payout ratio for 1997 is approximately 75% of FFO compared to ASR's payout ratio of 110%. The ASR Board also considered the fact that (i) in the absence of the Merger, ASR's pursuit of alternative strategies to increase long-term stockholder value may necessitate a reduction in the dividend in the future, and (ii) United Dominion's history of increasing its annual dividend rate every year during the last 20 years.

      (3) The risks that the anticipated benefits of the Merger may not be realized.

    (4) The possibility that ASR may be required to pay United Dominion a break-up fee of up to $5.5 million and reimburse United Dominion out-of-pocket expenses of up to $1 million if the Merger Agreement is terminated under certain circumstances as well as paying its own expenses incurred in connection with the Merger, which would be substantial.

    (5) The substantial costs involved in consummating the Merger, including payments to be made to ASR's executive officers for termination of their employment contracts, payments made to other employees in recognition of their contributions to ASR and as inducement for them to continue employment until the consummation of the Merger and fees payable to Furman Selz and other professional advisors.

    (6) The disruption of business affairs of ASR and substantial management time required to negotiate and consummate the Merger.

     (7) The loss of control over the combined company by ASR's stockholders.

     The ASR Board concluded that the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors it considered in its deliberations.

     The foregoing discussion of the information and factors considered by the ASR Board is not intended to be exhaustive, but includes all material factors considered by the ASR Board. The ASR Board did not assign relative weights to the above factors or determine that any factor was of particular importance. In the view of the ASR Board, a determination of various weightings would be impractical. Rather, the ASR Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the ASR Board may have given different weight to different factors.

     THE ASR BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR TO AND IN THE BEST INTERESTS OF ASR AND ITS STOCKHOLDERS. THE ASR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In the event the Merger is not consummated for any reason, ASR will continue its fundamental strategy of seeking future growth through property acquisitions and through the issuance of equity securities in order to increase its cash flows available per share for distribution and provide stockholders with enhanced long-term total return (dividends plus growth in stock price). ASR anticipates that the pursuit of this strategy may necessitate a reduction in the dividend in the future to provide (i) increased growth potential from internally generated cash flows, (ii) increased assurance to investors of stability of the reduced dividend level and (iii) increased acceptance of ASR by market analysts in order to attract additional institutional investors.


Exchange Ratio

     The Exchange Ratio was arrived at through arm's-length negotiations between United Dominion and ASR. See "THE MERGER -- Background of and Reasons for the Merger." Each share of ASR Common Stock issued and outstanding at the Effective Time will be (i) converted into the right to receive 1.575 shares of United Dominion Common Stock and (ii) automatically cancelled and retired and all rights with respect thereto will cease to exist. Each holder of shares of ASR Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of United Dominion Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional portion of the closing price per share of the United Dominion Common Stock on the NYSE at the Effective Time.

     The ASR Operating Partnership agreement provides that ASR may not merge with another entity unless appropriate provision is made such that each limited partner of the ASR Operating Partnership remains entitled to exchange each LP Unit owned by such limited partner for the securities that such limited partner would have received if such limited partner had exercised the right to convert such LP Unit into one share of ASR Common Stock immediately before the Merger. Accordingly, at the Effective Time, the 971,422 outstanding LP Units will become convertible into 1,529,990 shares of United Dominion Common Stock at the rate of 1.575 shares of United Dominion Common Stock for each LP Unit. The Merger Agreement also provides that, as a condition to ASR's obligation to consummate the Merger, United Dominion shall have assumed ASR's obligations under certain registration rights agreements (the "Registration Rights Agreements") between ASR and certain ASR Operating Partnership limited partners relating to shares of ASR Common Stock (United Dominion Common Stock following the Merger) issued and issuable to such limited partners on conversion of their LP Units.


Opinion of Financial Advisor

     ASR has retained Furman Selz to act as its financial advisor in connection with the Merger and to render an opinion with respect to the fairness to the ASR stockholders of the consideration to be received by them in the Merger. Furman Selz has delivered its opinion to the ASR Board that, based upon and subject to the various considerations set forth therein, as of December 19, 1997 and updated as of the date of this Proxy Statement/ Prospectus, the consideration to be received by ASR stockholders is fair from a financial point of view.

     The full text of the opinion of Furman Selz, dated as of February 17, 1998, sets forth assumptions made, matters considered and limits on the review undertaken by Furman Selz, and is attached hereto as Appendix II. ASR stockholders are urged to read this opinion in its entirety. The summary of the opinion of Furman Selz set forth herein is qualified in its entirety by reference to the full text of such opinion.


     ASR retained Furman Selz to render financial advisory and investment banking services in connection with ASR's review of various strategic alternatives. In connection with this engagement, the ASR Board asked Furman Selz to render an opinion to the ASR Board as to the fairness from a financial point of view of the consideration to be received by ASR stockholders based on the Exchange Ratio referred to in the Merger Agreement. At ASR's request, Furman Selz delivered its opinion to the ASR Board on December 19, 1997 and updated it as of the date of this Proxy Statement/Prospectus (the "Fairness Opinion"). The Fairness Opinion states that as of such dates, based upon the facts and circumstances existing at that time, and subject to certain assumptions, facts and limitations stated therein, the consideration to be received by the stockholders of ASR pursuant to the Merger Agreement is fair from a financial point of view to ASR stockholders.

     In arriving at the Fairness Opinion, Furman Selz did not ascribe a specific range of fair value with respect to ASR Common Stock, but made its determinations as to the fairness of the consideration based on the Exchange

Ratio and the financial and comparative analyses described below. The Fairness Opinion does not constitute a recommendation to any stockholders as to how to vote at the Special Meeting. In addition, Furman Selz was not asked to opine as to, and its opinion does not address, the underlying business decision of the ASR Board to proceed with or to consummate the Merger.

     In connection with rendering the Fairness Opinion, Furman Selz, among other things, (i) reviewed the Merger Agreement in substantially final form;
(ii) reviewed ASR's Annual Report on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997, and September 30, 1997; (iii) reviewed certain operating and financial information, including forecasts and projections, provided to Furman Selz by ASR relating to ASR's business and prospects ("ASR's Projections"); (iv) met with certain members of ASR's senior management to discuss ASR's operations, historical financial statements and future prospects; (v) reviewed the historical prices and trading volumes of ASR Common Stock; (vi) reviewed publicly available financial data and stock market acquisitions of companies that it deemed generally comparable to ASR; (vii) reviewed the terms of recent acquisitions of companies that it deemed generally comparable to ASR; and (viii) conducted other such studies, analyses, inquiries, and investigations as it deemed appropriate.

     Furman Selz assumed that ASR's Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ASR as to the expected future performance of ASR. Furman Selz did not assume any responsibility for the information or projections provided to it, and Furman Selz further relied upon the assurances of the management of ASR that they were not aware of any material facts that would make ASR's Projections incomplete or misleading. ASR stockholders are cautioned, however, that ASR's Projections are based on numerous variables and assumptions that are inherently uncertain, including general economic conditions and competitive conditions within the real estate industry, and that such information should not be regarded as an indication that ASR or any persons who received such information consider it other than an estimate of future events. ASR's Projections reflect the current best judgment of management of ASR as to the future financial performance of ASR and are not necessarily indicative of future results of ASR, which may be significantly more or less favorable than reflected by ASR's Projections. The material assumptions upon which the Projections were based relate to various matters, including (i) the levels of industry growth for ASR's business; (ii) the competitive environment in the real estate industry; (iii) the degree of ASR's success in competing against new entrants in its markets; and (iv) levels of indebtedness and debt service requirements of ASR. ASR's Projections are not publicly available and have not been disseminated to any party other than Furman Selz. In arriving at the Fairness Opinion, Furman Selz did not perform or obtain any independent appraisal of the assets ASR.

     In rendering the Fairness Opinion, Furman Selz assumed and relied on, without independent verification, the accuracy, completeness and fairness of all the financial and other information that was available to it from public sources or that was provided to it by ASR or its representatives. The Fairness Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of the dates of the Fairness Opinion. It should be understood that, although subsequent developments may affect its opinion, except as agreed upon by Furman Selz, Furman Selz does not have any obligation to update, revise, or reaffirm its opinion.

     The following is a summary of the material factors considered and the principal financial analyses performed by Furman Selz to arrive at the Fairness Opinion delivered to the ASR Board in connection with its consideration of the merger proposal. In arriving at the Fairness Opinion, Furman Selz did not quantify or attempt to assign relative weights to the specific factors considered and financial analyses performed.

       Discounted Cash Flow Analysis. Furman Selz performed a discounted cash flow analysis ("DCF") for ASR on a stand-alone basis based on ASR's Projections for the years 1998 to 2002. The DCF was calculated assuming discount rates ranging from 10% to 13%, consistent with Furman Selz's industry research and analysis of average industry weighted average cost of capital ("WACC"). The DCF valuation consisted of (1) adding (a) the present value of the projected unleveraged free cash flow for the years 1998 through 2002, and (b) the present value of ASR's estimated terminal value in year 2002 based on a 12.0x multiple of projected Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") in such year, consistent with Furman Selz's analysis of public company EBITDA trading multiples and EBITDA transaction multiples, and (2) subtracting the current net debt of ASR. Furman Selz's calculation of a theoretical terminal value of ASR was based upon a capitalization rate applied to EBITDA assuming ASR performs in accordance with ASR's Projections.

       Utilizing this methodology, Furman Selz derived estimated valuations of the stockholders' equity, including the LP Units of the ASR Operating Partnership ranging from approximately $107 million to $141 million, which equates to $17.37 to $22.87 per share, as compared to the consideration to be received in the proposed Merger of approximately $22.50 per share.

       Analysis of Certain Other Publicly Traded Companies. Furman Selz compared selected historical share prices, operating and financial ratios for ASR to the corresponding data and ratios for selected apartment real estate companies whose securities are publicly traded and that Furman Selz believed were comparable to ASR in that they are real estate companies with business characteristics similar to ASR. Such data and ratios included the ratio of market capitalization of the common stock plus the principal amount of total debt outstanding less cash on hand to operating EBITDA and the ratio of market capitalization of the common stock to funds from operations ("FFO"). The companies selected for this comparison were Ambassador Apartments Inc., AMLI Residential Properties Trust, Berkshire Realty Company, Inc., Home Properties of New York, Mid-America Apartment Communities and Oasis Residential (collectively, the "Trading Comparables").

       Such financial ratios were compared to the corresponding historical and projected operating results of ASR to derive valuation estimates for ASR. Based on its review of the Trading Comparables for the 1998 estimated EBITDA Multiple, Furman Selz utilized a range of values of 10.3x to 12.0x, and for the FFO Multiple, ranges of value of 10.0x to 12.8x for 1997 estimated FFO, and 9.2x to 11.4x for 1998 estimated FFO. Utilizing this methodology, Furman Selz derived estimated valuation for the ASR Common Stock ranging from $12.13 to $24.03 per share as compared to the consideration to be received in the proposed Merger of approximately $22.50 per share.

       Comparable Merger and Acquisition Transactions Analysis. Using publicly available information, Furman Selz reviewed four transactions since December 16, 1996, which have been announced or consummated involving the acquisition of publicly traded apartment REITs (the "Comparable Transactions") and which Furman Selz deemed to be reasonably similar to the Merger. The Comparable Transactions and their respective dates of announcement include (acquiror/target) Equity Residential Properties Trust/Evans Withycombe Residential (8/28/97); Post Properties Inc./Columbus Realty Trust (8/4/97); Equity Residential Properties Trust/Wellsford Residential Property Trust (1/17/97); and Camden Property Trust/Paragon Group Inc. (12/16/96).

       With respect to each of the Comparable Transactions, Furman Selz compared (1) the equity purchase price as a multiple of last 12 months ("LTM") and Forward Year FFO (defined as either 1998 First Call estimates if available or forward year as projected by industry analysts) and (2) the Implied Firm Value (defined as the equity purchase price plus the total principal amount of debt, plus the liquidation value of preferred stock, less investments in affiliates, plus minority interest, less cash and cash equivalents) as a multiple of (a) LTM revenue, (b) LTM earnings before interest and taxes ("EBIT"), and (c) Forward-Year EBIT (defined as either 1998 analysts' estimates if available or forward year as projected by industry analysts). Based on its review of the Comparable Transactions, Furman Selz utilized a range of values of 8.1x to 12.1x and 10.0x and 12.8x for the Forward-Year FFO and EBITDA multiple, respectively.

       Utilizing this methodology, Furman Selz derived estimated valuations per share of the ASR Common Stock ranging from approximately $15.30 to $27.13 as compared to the consideration to be received in the proposed Merger of approximately $22.50 per share.

     None of the Trading Comparables utilized as a comparison are identical to ASR, and none of the Comparable Transactions, or other business combinations utilized as a comparison, are identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading or acquisition value of the comparable companies or company to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses performed by Furman Selz. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Furman Selz believes that its analysis must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and opinion.

     In its analyses, Furman Selz made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond ASR's control and involve the application of complex methodologies and educated judgement. Any estimates incorporated in the analyses performed by Furman Selz are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates.

     Furman Selz is an internationally recognized investment banking firm, which as a part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. Furman Selz was retained by the ASR Board to act as its financial advisor in connection with the Merger based upon Furman Selz's reputation and experience as a financial advisor in mergers and acquisitions as well as Furman Selz's familiarity with ASR and its industry.

     ASR has entered into an engagement letter with Furman Selz for financial advisory services. Under the agreement, ASR agreed to pay Furman Selz a retainer of $50,000 plus reimbursement of reasonable expenses; and if a merger transaction occurs, ASR will pay a fee equal to $950,000 plus 10% of the product of (a) the excess per share consideration for the ASR Common Stock over $25.00 times (b) the aggregate of the number of outstanding shares of ASR Common Stock, ASR Stock Options and the LP Units of the ASR Operating Partnership. As the value of the consideration to be received by ASR stockholders in the Merger does not exceed $25.00 per share, the total financial advisory fee will be $1,000,000. In addition, ASR has paid Furman Selz $50,000 for the services rendered in connection with the issuance of the Fairness Opinion.


Dividends

     The Merger Agreement provides that at the Effective Time, ASR will declare, set aside and pay a cash dividend (the "ASR Closing Dividend") of $.1667 per share of ASR Common Stock for each month (with a pro rated amount being paid for partial months) that the Effective Day occurs after February 28, 1998. If the Effective Day occurs during any calendar quarter (other than the first calendar quarter of 1998) on a date that is after the record date for the payment of regular quarterly dividends by United Dominion to its shareholders during that calendar quarter, the amount of the ASR Closing Dividend will be increased by $.334 per share of ASR Common Stock. The ASR Closing Dividend will be reduced by the amount of other dividends paid by ASR during calendar year 1998. In addition, unless United Dominion otherwise notifies ASR, ASR will before the Effective Time declare and set aside a special cash dividend, the record date for which will precede the Effective Time, in an amount per share that will enable ASR to meet the distribution requirements for qualification as a REIT for the ASR tax year ending on the Effective Time. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Distribution Requirements." ASR will also set aside and pay a corresponding amount of distribution to the limited partners of the ASR Operating Partnership for the Closing Dividend and any special dividends paid.

     Under the Merger Agreement, United Dominion agrees not to declare or pay any dividends prior to the Effective Time other than regular quarterly dividends of not more than $.30 per share of United Dominion Common Stock.


Exchange for United Dominion Common Stock

     As soon as reasonably practicable after the Effective Time, United Dominion's stock transfer agent will mail to each holder of record of ASR Common Stock converted into United Dominion Common Stock a letter of transmittal and instructions for surrendering ASR Common Stock certificates in exchange for a certificate or certificates representing the number of shares of United Dominion Common Stock to which such holder is entitled, together with all unpaid dividends or distributions in respect of the shares of ASR Common Stock surrendered and, when applicable, a check for the amount representing any fractional shares (in each case, without interest). After the Effective Time, until so surrendered, an ASR Common Stock certificate will represent only the right to receive such United Dominion Common Stock, unpaid dividends or distributions and fractional share payment. No former stockholder of ASR will have any rights as a shareholder of United Dominion, including voting rights and rights to dividends and distributions, with respect to shares of United Dominion Common Stock into which shares of ASR Common Stock are converted until such surrender and exchange are completed and such former ASR stockholder becomes the holder of record of such shares of United Dominion Common Stock. After the Effective Time, there will be no further registrations of transfers on the stock transfer books of ASR of the shares of ASR Common Stock that were outstanding immediately prior to the Effective Time.

     ASR STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.


Management and Operations After the Merger

     Upon the consummation of Merger, Jon A. Grove, Chairman, President and Chief Executive Officer of ASR, will be appointed to the United Dominion Board. Mr. Grove will serve until the 1998 Annual Meeting of United Dominion shareholders and will be nominated for election by the United Dominion Board at that meeting and at the United Dominion shareholders' meeting in 1999.

     Except for the appointment of Mr. Grove to the United Dominion Board, the terms of the Merger do not require other directors and executive officers of ASR to be appointed to the United Dominion Board or to be employed by United Dominion.


Conditions to Consummation of the Merger

     The respective obligations of United Dominion and ASR to consummate the Merger are subject to the satisfaction of certain conditions, including the following: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved by the stockholders of ASR; (ii) the NYSE shall have approved for listing the United Dominion Common Stock to be issued in the Merger; (iii) the Registration Statement, of which this Proxy Statement/Prospectus forms a part, shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order; (iv) no injunction or similar legal restraint or prohibition preventing the consummation of the Merger or other transactions contemplated by the Merger Agreement shall be in effect; and (v) all material required actions by or in respect of or filings with any governmental entity shall have been obtained or made.

     The consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others the following: (i) each party shall have performed its covenants contained in the Merger Agreement and the representations and warranties of such party contained in the Merger Agreement shall be true and correct in all material respects; (ii) each party shall have received the opinions of counsel to the effect described in "THE MERGER -- Certain Federal Income Tax Consequences"; (iii) all third-party consents and waivers necessary in connection with the consummation of the Merger shall have been obtained; and
(iv) United Dominion shall assume the rights and obligations of ASR under the Registration Rights Agreements. These conditions are to be deemed satisfied despite the failure of a representation and warranty to be true or of a third-party consent or waiver to be obtained if the resulting net damage, net loss net liability or expense does not exceed $4 million (in the case of ASR) or $15 million (in the case of United Dominion).


Conduct of Business Pending the Merger

     Each of United Dominion and ASR has agreed that it will carry on its business in the usual, regular and ordinary course in substantially the same manner as currently conducted and will use commercially reasonable efforts to preserve intact its present business organization, goodwill, ongoing businesses and status as a REIT. Except as otherwise disclosed to the other party or as contemplated by the Merger Agreement, each of ASR and United Dominion has agreed that it will not (i) declare, set aside or pay any distributions, except as described in "THE MERGER -- Dividends," or effect any capital stock split, combination or reclassification, issue or authorize the issuance of securities in substitution for shares of capital stock or purchase, redeem or otherwise acquire any shares of capital stock; (ii) amend its charter or bylaws; (iii) issue, deliver, sell or grant any option or other right in respect of any shares of capital stock or debt securities, other voting or redeemable securities, or any securities convertible into any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities;
(iv) merge or consolidate with any other entity; (v) change in any material manner any of its methods, principles or practices of accounting (except as otherwise required by the Commission, applicable law or generally accepted accounting principles), make or rescind any election relating to taxes or settle or compromise any claim, litigation or controversy relating to taxes or change any of its methods of reporting income or deductions for federal income tax purposes; or (vi) without the consent of the other party, which shall not be unreasonably withheld, settle any stockholder derivative or class action claims arising out of or in connection with the Merger.

     ASR has agreed that it will not directly or indirectly initiate, solicit or make any proposal that constitutes or may reasonably be expected to lead to any "Competing Transaction," defined as (i) any merger, consolidation, share exchange, business combination or similar transaction involving ASR, (ii) any disposition of 50% or more of the assets of ASR in a single transaction or series of related transactions (excluding bona fide financing transactions),
(iii) any tender or exchange offer for 30% or more of the outstanding shares of capital stock of ASR, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. However, to the extent required by the fiduciary obligations of the ASR Board, as determined in good faith based on the advice of outside counsel, ASR may disclose to its stockholders any information required to be disclosed under applicable law; in response to an unsolicited request therefor, participate in discussions or negotiations with any person in connection with a Competing Transaction proposed by such person; and approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger Agreement and the Merger) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction. A "Superior Competing Transaction" is a bona fide proposal of a Competing Transaction made by a third party, which a majority of the ASR Board determines in good faith (based on the advice of its investment banking firm) to be more favorable to the ASR stockholders than the Merger.

     ASR also has agreed that it will not enter into or modify any agreement or arrangement with its affiliates or officers, directors or employees not approved by a majority of the independent members of the ASR Board or, without the consent of United Dominion, acquire or transfer any real property or incur or secure any debt that is not prepayable at principal amount without penalty.


Employee Matters

     ASR will terminate all of its employees prior to the Effective Time and will satisfy all of its obligations to them under employment contracts and employee benefit plans and programs. ASR also will terminate, to the extent permitted by law, all obligations, liabilities and commitments of ASR and all participants under such benefit plans and programs, other than options outstanding under ASR's stock option plans and stock option agreements ("ASR Stock Options"), the ASR Key Executive Share Option Plan (the "ASR KEYSOP") and certain deferred compensation arrangements with ASR officers and directors (collectively, "Continued ASR Benefit Programs").

     ASR Stock Options outstanding at the Effective Time will be assumed by United Dominion as options to purchase at the same exercise price the number of shares of United Dominion Common Stock into which the number of shares of ASR Common Stock subject to such ASR Stock Options would be converted pursuant to the Merger. Assuming that none of the ASR Stock Options are exercised before the Effective Time, the outstanding ASR Stock Options previously granted to the indicated ASR directors and officers will be converted to options to purchase the following numbers of shares of United Dominion Common Stock at the indicated average exercise prices per share:

                                                             Number        Price
Name                                                       of Shares     Per Share
-------------------------------------------------------   -----------   ----------
        Jon A. Grove ..................................     170,910      $  5.81
        Joseph C. Chan ................................     170,910         5.81
        Frank S. Parise, Jr. ..........................     173,597         5.74
        Earl M. Baldwin ...............................       5,476         9.67
        John J. Gisi ..................................       4,134        12.70
        Raymond L. Horn ...............................       2,756        12.70
        Frederick C. Moor .............................       5,242        10.24
        Other officers as a group (3 persons) .........       1,991         7.81

     Following the Merger, United Dominion will also assume ASR's obligations under the existing ASR KEYSOP and deferred compensation agreements. The ASR KEYSOP is a tax-deferral plan under which ASR directors and officers can elect to defer the receipt of compensation by exchanging such compensation for options to acquire certain specified assets. The individual's equity in the ASR KEYSOP at the time of the election is equal to the amount of compensation deferred. The amounts of compensation deferred under deferred compensation agreements and the ASR KEYSOP for the directors and officers of ASR as of September 30, 1997 were as follows:



Name                                                          Amount
--------------------------------------------------------   ------------
        Jon A. Grove ...................................    $ 483,080
        Joseph C. Chan .................................      949,486
        Frank S. Parise, Jr. ...........................      799,236
        John J. Gisi ...................................       13,885
        Raymond L. Horn ................................       13,885
        Frederick C. Moor ..............................       13,885
        Other officers as a group (2 persons) ..........       97,454

     The ASR Stock Options will be modified to eliminate certain dividend equivalency rights and the holders thereof will be compensated for the loss of the rights. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Prior to the Effective Time, ASR will make severance payments to certain of its employees (excluding executive officers) not to exceed a total of $1.1 million.


Waiver and Amendment

     At any time prior to the Effective Time, either party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. The parties may by action of their respective Boards of Directors amend the Merger Agreement at any time before or after approval of the Merger Agreement by the ASR stockholders and before Articles of Merger relating to the Merger are filed pursuant to the MGCL. However, after the ASR stockholders' approval is obtained no such waiver or amendment may alter the amount or change the form of the consideration to be delivered to ASR's stockholders.


Termination of Merger Agreement

     The Merger Agreement may be terminated prior to the Effective Time of the Merger, either before or after approval by the ASR stockholders, under the circumstances specified therein, which are summarized as follows:

     (i) by mutual consent of the Boards of Directors of each of United Dominion and ASR;

     (ii) by either United Dominion or ASR if (a) any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable; (b) the Merger is not consummated by June 30, 1998, provided such terminating party has not wilfully and materially breached its representations, warranties and or covenants; or (c) the Merger is not approved by the requisite vote of ASR stockholders;

     (iii) by ASR upon a breach of any representation, warranty, covenant or agreement on the part of United Dominion set forth in the Merger Agreement, or if any representation or warranty of United Dominion shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would be incapable of being satisfied by June 30, 1998 (or as otherwise extended), provided that this condition will be deemed satisfied despite any failure of any representations or warranties to be true and correct if the aggregate amount of Economic Losses (as defined in the Merger Agreement) that would reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct as of the Effective Time does not exceed $15 million;

     (iv) by ASR if, prior to the Special Meeting, the Board of Directors of ASR or any committee thereof shall have withdrawn or modified in any manner adverse to United Dominion the Board's approval or recommendation of the Merger or the Merger Agreement in connection with the approval and recommendation of a Superior Competing Transaction;


     (v) by ASR if, on any date after December 19, 1997 but on or prior to the date of this Proxy Statement/Prospectus, the average daily closing prices per share of the United Dominion Common Stock on the NYSE, reported as "New York Exchange Composite Transactions" by The Wall Street Journal over the consecutive 20-day period ending on such date is less than $13.50 per share, provided notice of termination shall be given by ASR to United Dominion within ten business days after the date that such right of termination arises;

     (vi) by United Dominion upon a breach of any representation, warranty, covenant or agreement on the part of ASR set forth in the Merger Agreement, or if any representation or warranty of ASR shall have become untrue, in either case such that the conditions set forth in the Merger Agreement would be incapable of being satisfied by June 30, 1998 (or as otherwise extended), provided that this condition shall be deemed satisfied despite any failure of any representations or warranties to be true and correct if the aggregate amount of Economic Losses (as defined in the Merger Agreement) that would reasonably be expected to arise as a result of the failure of such representations and warranties to be true and correct as of the Effective Time does not exceed $4 million;


     (vii) by United Dominion if (a) prior to the Special Meeting, the ASR Board of Directors or any committee thereof shall have withdrawn or modified in any manner adverse to United Dominion the Board's approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (b) ASR shall have entered into an agreement with respect to any Competing Transaction, or (c) the ASR Board or any committee thereof shall have resolved to do any of the foregoing;

     (viii) by either United Dominion or ASR if, upon a vote at a duly held ASR Common Stockholders meeting or an adjournment thereof the ASR Common Stockholder Approval shall not have been obtained.

     Except as otherwise specified in the Merger Agreement or agreed in writing by ASR and United Dominion, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby shall be paid by the party incurring such costs or expenses.

     The Merger Agreement provides that if the Merger is terminated in accordance with the terms thereof pursuant to the conditions summarized in item
(vi) above, ASR will reimburse United Dominion for out-of-expenses of up to $1 million. In addition, ASR has agreed to pay United Dominion a break-up fee of up to $5.5 million if the Merger Agreement is terminated in accordance with the terms thereof pursuant to the conditions summarized in items (ii)(c), (iv),
(vi) and (vii) above and, in the case of the conditions summarized in items
(ii)(c) and (vi) above, following the date of the Merger Agreement and prior to termination, ASR shall have received a proposal constituting a Competing Transaction and within six months following termination ASR shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to ASR's stockholders as the Merger.

     If the Merger Agreement is terminated in accordance with the terms thereof pursuant to the conditions summarized in item (iii) above, United Dominion has agreed to pay ASR termination fee of up to $5.5 million.

     The expense, break-up and termination fee payments made by either party are subject to limitations imposed by Section 856(c)(2) and (3) of the Code as to the kind and amount of income a qualified REIT may derive. In addition, United Dominion and ASR have agreed that such payments are an integral part of the contemplated transactions and constitute liquidated damages and not penalties. See Section 8.2 of the Merger Agreement which is included in Appendix I.

Interests of Certain Persons in the Merger

     Certain directors and officers of ASR may be deemed to have interests in the Merger in addition to their interests as stockholders of ASR generally. The ASR Board either was aware of these interests or, with respect to interests that arose subsequent to the execution of the Merger Agreement, was aware of or considered their potential, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Termination of Employment Agreements. Messrs. Jon A. Grove, Joseph C. Chan, and Frank S. Parise, are parties to existing employment agreements with ASR under which each individual receives an annual salary of $100,000. The employment agreements terminate on April 30, 2002. These individuals will not be employed by United Dominion, and their employment agreements with ASR will be terminated upon the consummation of the Merger. Pursuant to the terms of the employment agreements, upon termination of the employment agreements, each of Messrs. Grove, Chan and Parise will be paid the compensation for the remainder of the term of his employment agreement ($408,333 each as of March 27, 1998).

     Amendment of Certain Stock Option Terms. Messrs. Grove, Chan and Parise hold stock options and stock appreciation rights ("SARs") granted by ASR in prior years that entitle them to receive dividend equivalent rights ("DERs") payments on the unexercised options and SARs. These stock options and SARs expire in December 1998. Under the Merger Agreement, upon the consummation of the Merger, rights to receive DERs payments will be cancelled and the holders will receive an amount equal to the loss of the DERs for the remainder of the term of the stock option and SAR agreements, provided that the total amount paid to all of the individuals will not exceed $375,000. Based on the closing price of ASR Common Stock on the AMEX as of February 12, 1998, the amounts payable to Messrs. Grove, Chan and Parise would be approximately $106,000, $82,00 and $82,000, respectively.

     In addition all outstanding SARs must be exercised and the amounts earned thereunder will be paid to the holders upon the consummation of the Merger. At September 30, 1997, the amount payable to Mr. Grove was $463,042. Messrs. Chan and Parise do not have any outstanding SARs.

     Indemnification. ASR and, from and after the Effective Time, United Dominion have agreed to indemnify the officers and current and past directors of ASR to the fullest extent a corporation is permitted to indemnify its officers and directors under the MGCL, with respect to ASR, and the VSCA, with respect to United Dominion, against all liabilities and expenses based upon or arising out of the fact that the indemnified party is or was a director or officer of ASR or an ASR subsidiary at or prior to the Effective Time. In addition, United Dominion has agreed in the Merger Agreement to use its reasonable best efforts to provide "run off" or "tail" director and officer liability insurance coverage to the existing directors and officers of ASR without reduction of existing coverage for a period of three years after the Effective Time.

     Director Compensation. United Dominion currently pays non-employee Board members an annual retainer of $15,000 and $1,000 for attendance at each meeting. In addition, non-employee Board member are granted 2,000 stock options under United Dominion's 1985 Stock Option Plan, as amended, annually upon reelection by the shareholders. Upon retirement from the United Dominion Board after 20 years' service, non-employee directors are entitled to retirement compensation of $5,000 per year for the five years immediately following retirement. Mr. Grove, who will be appointed to the Board of United Dominion upon the consummation of the Merger, will be eligible for these benefits as a director of United Dominion.

     Each independent director of ASR will receive a one-time fee of $75,000 as compensation for the significant extra time commitments required in connection with the deliberation of the merger proposal.


Effective Time of the Merger

     The Merger will become effective as soon as practicable after satisfaction or waiver of all conditions to consummation of the Merger, see "THE MERGER -- Conditions to Consummation of the Merger." The Merger will become effective for accounting and all other purposes to the fullest extent permitted by law as of
the close of business on March   , 1998. For state law purposes, the Merger
will become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of Maryland in accordance with the MGCL, or at such other time as United Dominion and ASR shall specify in the Articles of Merger (the "Effective Time"). ASR and United Dominion have agreed to cause the Effective Time to occur no later than the second business day after satisfaction or waiver of the conditions to consummation of the Merger. Either

ASR or United Dominion may terminate the Merger Agreement under certain circumstances including if the Merger has not been consummated by June 30, 1998. See "THE MERGER -- Waiver and Amendment" and "THE MERGER -- Termination of Merger Agreement."

     Until the Effective Time ASR stockholders will retain their rights as stockholders of ASR to vote on matters submitted to them.


Headquarters

     After the Merger, the headquarters of United Dominion will continue to be located at 10 South Sixth Street, Richmond, Virginia.


Certain Federal Income Tax Consequences

     The following discussion summarizes for general information the material federal income tax consequences of the Merger to ASR stockholders. The summary does not discuss all potentially relevant federal income tax matters or consequences to any foreign or other stockholders subject to special tax treatment. The tax consequences to any particular stockholder may depend on the stockholder's circumstances. ASR stockholders are urged to consult their own tax advisors with regard to federal, state, and local tax consequences.

     In the opinion of Hunton & Williams, counsel for United Dominion, and Rogers & Wells LLP, special counsel for ASR, the Merger will qualify as a reorganization under Section 368(a)(1) of the Code and the federal income tax consequences to ASR stockholders upon the exchange of stock pursuant to the Merger will be as described below. A condition to consummation of the Merger is the receipt of substantially identical opinions of counsel as of the Effective Day affirming their earlier opinions.

     The opinions of counsel are based on (and the opinions to be delivered as of the Effective Day will be based on) certain customary assumptions and representations regarding, among other things, the lack of previous dealings between ASR and United Dominion, the existing and future ownership of ASR and United Dominion stock and the future business plans for United Dominion. ASR stockholders should be aware that opinions of counsel are not binding on the Internal Revenue Service (the "Service" or "IRS") or any court. The federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization.

     Provided the Merger qualifies as a reorganization under Section 368(a)(1) of the Code, an ASR stockholder who receives solely United Dominion Common Stock in exchange for his shares of ASR Common Stock will not recognize any gain or loss on the exchange. If a stockholder receives United Dominion Common Stock and cash in lieu of a fractional share of United Dominion Common Stock, the stockholder will recognize taxable gain or loss solely with respect to such cash as if the fractional share had been received and then redeemed for the cash. A stockholder will have an aggregate tax basis in his shares of United Dominion Common Stock (including any fractional share interest) received in the Merger equal to his aggregate tax basis in the shares of ASR Common Stock exchanged therefor. A stockholder's holding period for shares of United Dominion Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of ASR Common Stock exchanged therefor if they are held as a capital asset at the Effective Time.

     The ASR Closing Dividend should be taxable to ASR stockholders in the same manner as regular dividends paid by ASR.


Accounting Treatment

     The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. The fair market value of the consideration given by United Dominion in the Merger and the market value of liabilities assumed will be used as the basis of the purchase price. The assets and liabilities of ASR will be revalued to their respective fair market values. The financial statements of United Dominion will reflect the combined operations of United Dominion and ASR from the Effective Time of the Merger.


Resales of United Dominion Common Stock

     The shares of United Dominion Common Stock issuable to holders of ASR Common Stock upon consummation of the Merger have been registered under the Securities Act, and will be transferable freely and without restriction by those holders of ASR Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of ASR or United Dominion. ASR has agreed in the Merger Agreement to use its best efforts to have each person whom ASR has identified as an "affiliate" of ASR for purposes of the Securities Act deliver to United Dominion an agreement providing that such person will not transfer any United Dominion Common Stock received by such person in connection with the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover any resales of United Dominion Common Stock received by affiliates of ASR.


Other Related Transactions

     Upon consummation of the Merger, limited partners in the ASR Operating Partnership will have the right to convert their LP Units into shares of United Dominion Common Stock. Further, United Dominion will assume the obligations of ASR under the Registration Rights Agreements with such limited partners.


                              DISSENTERS' RIGHTS

     Because the ASR Common Stock was listed on the AMEX on the Record Date, under Section 3-202(c)(1)(ii) of the MGCL, holders of the ASR Common Stock will not have statutory rights to demand and receive payment of the fair value thereof and they will be bound by the terms of the Merger.

                      UNITED DOMINION REALTY TRUST, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 1996
                 and the Nine Months Ended September 30, 1997


BASIS OF PRESENTION

     The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if the Merger had occurred on January 1, 1996. The Unaudited Pro Forma Combined Statements of Operations give effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16, and the combined entity qualifying as a REIT, distributing at least 95% of its taxable income, and therefore, incurring no federal income tax liability for the periods presented. In addition to the Merger, the United Dominion Pro Forma Statements of Operations give effect to the following acquisitions as if they had occurred on January 1, 1996: (i) the acquisition of a portfolio of 18 apartment communities in August 1996, (ii) the acquisition of two apartment communities in May 1996, (iii) the acquisition of South West Property Trust Inc. (44 apartment communities) on December 31, 1996 and (iv) the acquisition of 17 apartment communities during 1997 (See Note (A) to the Unaudited Pro Forma Combined Statements of Operations). In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made. The ASR Pro Forma Statements of Operations give effect to the following acquisitions as if they had occurred on January 1, 1996: (i) the acquisition of the Winton Properties and Winton and Associates on April 30, 1997, (ii) the acquisition of Pima Mortgage L.P. and Pima Realty Advisors, Inc. on April 30, 1997, (iii) the acquisition of London Park Apartments in March 1997, (iv) the acquisition of the remaining 85% interest in La Privada Apartments L.L.C. and the related sale of ASR's interest in the other five joint ventures on April 30, 1997, (v) the acquisition of Ivystone/Woodsedge Apartments and The Court Apartments in April 1997, (vi) the acquisition of Gentry Place Apartments, Smith Summit Apartments, Park on Preston Apartments and On The Boulevard Apartments in September 1997, and
(viii) the acquisition of Arbor Terrace Apartments in October 1997 (see Note
(B) to the Unaudited Pro Forma Combined Statements of Operations).

     The Unaudited Pro Forma Combined Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of United Dominion and ASR would have been for the year ended December 31, 1996 and the nine months ended September 30, 1997 if the Merger and other acquisitions had occurred on January 1, 1996, nor do they purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of United Dominion and ASR incorporated by reference herein.

                      UNITED DOMINION REALTY TRUST, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     For the Year Ended December 31, 1996
                     (In thousands, except per share data)



                                                                                                                    United
                                                     United                      Disposition       Pro Forma       Dominion
                                                    Dominion          ASR        of Mortgage        Merger         Pro Forma
                                                 Pro Forma (A)   Pro Forma (B)    Assets (C)      Adjustments      Combined
                                                --------------- --------------- ------------- ------------------ ------------
Income
 Rental income ................................    $377,580         $44,759                                        $422,339
 Interest and other non-property
   income .....................................       2,683                                                           2,683
                                                   --------         -------                                        --------
                                                    380,263          44,759                                         425,022
                                                   --------         -------                                        --------
Expenses
 Rental expenses:
   Utilities ..................................      26,744           3,541                                          30,285
   Repairs and maintenance ....................      58,365           5,712                                          64,077
   Real estate taxes ..........................      30,706           4,139                                          34,845
   Property management ........................       8,948           1,481                      $     (372) (E)     10,057
   Other rental expenses ......................      39,486           5,769                                          45,255
 Depreciation of real estate owned ............      73,220           9,839                            (390) (D)     82,669
 Interest .....................................      85,109          13,429                          (1,229) (F)     97,309
 General and administrative ...................       7,113           3,158                          (2,605) (G)      7,666
 Other depreciation and amortization ..........       1,629             438                             (70) (H)      1,997
 Impairment loss on real estate
   owned ......................................         290                                                             290
                                                   --------         -------                      ----------        --------
                                                    331,610          47,506                          (4,666)        374,450
                                                   --------         -------                      ----------        --------
Income from and gains on sales or
 redemptions of mortgage assets ...............                      12,103      $  (12,103)
                                                   --------         -------      ----------      ----------        --------
Income before gains on sales of
 investments and minority interest of
 unitholders in operating partnership .........      48,653           9,356         (12,103)          4,666          50,572
Gains on sales of investments .................       4,346                                                           4,346
Minority interest of unitholders in
 operating partnership ........................        (582)           (573)                                         (1,155)
                                                   --------         -------      ----------      ----------        --------
Net income ....................................      52,417           8,783         (12,103)          4,666          53,763
Dividends to preferred shareholders ...........       9,713                                                           9,713
                                                   --------         _______      __________      __________        --------
Net income available to common
 shareholders .................................    $ 42,704         $ 8,783      $  (12,103)     $    4,666        $ 44,050
                                                   ========         =======      ==========      ==========        ========
Net income per common share ...................    $   0.52                                                        $   0.49
                                                   ========                                                        ========
Distributions declared per common
 share ........................................    $   0.96                                                        $   0.96
                                                   ========                                                        ========
Weighted average number of common
 shares outstanding ...........................      81,505                                           7,859 (I)      89,364
                                                   ========                                      ==========        ========

See accompanying notes.

                      UNITED DOMINION REALTY TRUST, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 For the Nine Months Ended September 30, 1997
                     (In thousands, except per share data)



                                                                                                                       United
                                                     United           ASR       Disposition         Pro Forma         Dominion
                                                    Dominion          Pro       of Mortgage          Merger           Pro Forma
                                                  Pro Forma(A)     Forma(B)      Assets(C)         Adjustments        Combined
                                                 --------------   ----------   -------------   ------------------   ------------
Income
 Rental income ...............................      $300,752       $34,417                                            $335,169
 Interest and other non-property
   income ....................................           867           464                                               1,331
                                                    --------       -------                                            --------
                                                     301,619        34,881                                             336,500
                                                    --------       -------                                            --------
Expenses
 Rental expenses:
   Utilities .................................        19,429         2,569                                              21,998
   Repairs and maintenance ...................        43,139         3,819                                              46,958
   Real estate taxes .........................        24,682         3,389                                              28,071
   Property management .......................         9,679         1,065                        $     (279) (E)       10,465
   Other rental expenses .....................        32,134         4,981                                              37,115
 Depreciation of real estate owned ...........        57,487         7,330                              (143) (D)       64,674
 Interest ....................................        64,212        10,075                              (853) (F)       73,434
 General and administrative ..................         5,271         2,506                            (2,374) (G)        5,403
 Acquisition related expense .................                       6,215                                               6,215
 Other depreciation and amortization .........         1,339           207                               (24) (H)        1,522
 Impairment loss on real estate
   owned .....................................         1,400                                                             1,400
                                                    --------       -------                             ------         --------
                                                     258,772        42,156                            (3,673)          297,255
                                                    --------       -------                        ----------          --------
 Income from and gains on sales or
   redemptions of mortgage assets ............                      17,265       $ (17,265)
                                                    --------       -------       ---------        ----------          --------
 Income before gains on sales of
   investments and minority interest of
   unitholders in operating partnership               42,847         9,990         (17,265)            3,673            39,245
 Gains on sales of investments ...............        12,682           474                                              13,156
 Minority interest of unitholders in
   operating partnership .....................          (443)         (374)                                               (817)
                                                    --------       -------        --------        ----------          --------
 Net income ..................................        55,086        10,090         (17,265)            3,673            51,584
 Dividends to preferred shareholders .........        11,692                                                            11,692
                                                    --------       -------        --------        ----------          --------
 Net income available to common
   shareholders ..............................      $ 43,394       $10,090       $ (17,265)       $    3,673          $ 39,892
                                                    ========       =======       =========        ==========          ========
 Net income per common share ........ ........      $   0.50                                                            $ 0.42
                                                    ========                                                          ========
 Distributions declared per common
   share .....................................      $ 0.7575                                                          $ 0.7575
                                                    ========                                                          ========
 Weighted average number of common
   shares outstanding ........................        86,602                                           7,859 (I)        94,461
                                                    ========                                      ==========          ========

See accompanying notes.

                      UNITED DOMINION REALTY TRUST, INC.
               NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS
               OF OPERATIONS OR THE YEAR ENDED DECEMBER 31, 1996
                 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (A) The United Dominion Pro Forma Statements of Operations reflect the historical results of United Dominion adjusted to reflect the operations of: (i) 18 apartment communities acquired in an August 15, 1996 portfolio acquisition as previously reported on Form 8-K dated August 15, 1996 filed with the Securities and Exchange Commission on August 31, 1996 (subsequently updated to reflect results of operations for the twelve months ended December 31, 1996 on Form 8-K/A filed March 17, 1997), (ii) the acquisition of two apartment communities in May 1996, as previously reported on Form 8-K dated October 31, 1996 filed with the Securities and Exchange Commission on November 15, 1996 (subsequently updated to reflect results of operations for the twelve months ended December 31, 1996 on Form 8-K/A filed on March 17, 1997, (iii) the acquisition of 44 apartment communities owned by South West Property Trust Inc. on December 31, 1996, as previously reported on Form 8-K dated December 31, 1996 filed with the Securities and Exchange Commission on January 15, 1997, including Form 8-K/A filed on March 17, 1997, (iv) the acquisition of 12 apartment communities as previously reported on Form 8-K dated July 1, 1997, including Form 8-K/A filed September 15, 1997 (subsequently amended to reflect the results of operations for the nine months ended September 30, 1997 on Form 8-K/A filed on December 31, 1997), and (v) the acquisition of five apartment communities during the third quarter of 1997 as previously reported on Form 8-K dated October 21, 1997 filed with the Securities and Exchange Commission on November 5, 1997, including Form 8-K/A filed on December 31, 1997, all incorporated by reference into this Registration Statement, for the periods not owned by United Dominion.

 (B) The ASR Pro Forma Statements of Operations reflect the historical results of ASR adjusted to reflect the following 1997 transactions. The pro forma adjustments for these transactions have been reported in the Current Reports on Form 8-K filed by ASR with the Securities and Exchange
     Commission: (a) (i) the acquisition of the Winton Properties and Winton & Associates on April 30, 1997, (ii) the acquisition of Pima Mortgage L.P. and Pima Realty Advisors, Inc. on April 30, 1997, (iii) the acquisition of London Park Apartments in March 1997, (iv) the acquisition of the remaining 85% interest in La Privada Apartments L.L.C. and the related sale of the Company's interests in the other five joint ventures on April 30, 1997, and (v) the acquisition of Ivystone/Woodsedge Apartments and The Court Apartments in April 1997, all as previously reported on Form 8-K filed on May 15, 1997, as amended on Form 8-K/A filed on June 16, 1997;
     (b) the acquisition of three apartment communities in September 1997 as previously reported on Form 8-K filed on September 18, 1997; (c) the acquisition of On The Boulevard Apartments in September, 1997 and the acquisition of Arbor Terrace Apartments in October, 1997, as previously reported on Form 8-K filed on November 6, 1997, as amended on Form 8-K/A filed on January 6, 1998. Certain reclassifications have been made to ASR's pro forma statements of operations to conform to United Dominion's financial statement presentations. The reclassifications consist primarily of reporting minority interest consistent with United Dominion's presentation.

 (C) Represents the elimination of the income from and gains on sales or redemptions of mortgage assets reported by ASR during the periods presented. Beginning in 1996, ASR implemented a strategic plan to divest its mortgage asset portfolio and reinvest the net proceeds in the acquisition of apartment communities. ASR completed the sale of its remaining mortgage asset portfolio in June 1997, the net proceeds of which were primarily used to acquire apartment communities. The income from and gains on sales of mortgage assets is eliminated since these assets will not have a continuing impact on results of operations for the combined entity.

 (D) Represents the net decrease in depreciation of real estate owned as a result of recording the ASR real estate assets at fair value versus historical cost and using United Dominion's depreciable lives. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have an estimated weighted average useful life of approximately 26.8 years. Buildings have been depreciated over 35 years and other assets over 5, 10 or 20 years depending on the useful life of the related asset.

     Calculation of the fair value of depreciable real estate assets at September 30, 1997:


           Purchase price (See Pro Forma Combined Balance Sheet Note
            (C)) ...................................................    $ 334,616
           Less:  Purchase price allocated to cash and
            cash equivalents .......................................        8,284
    Purchase price allocated to other assets .......................       10,130
    Purchase price allocated to land ...............................       47,290
    Purchase price allocated to real estate under
    development ....................................................          925
    Purchase price allocated to real estate held for
    disposition ....................................................       14,830
                                                                        ---------
           Pro forma basis of ASR's depreciable real estate held for
            investment at fair value ...............................    $ 253,157
                                                                        =========

   Calculation of depreciation of real estate owned for the year ended December 31, 1996 and the nine months ended September 30, 1997 are as follows:



                                                                            Nine Months
                                                           Year Ended          Ended
                                                          December 31,     September 30,
                                                              1996             1997
                                                         --------------   --------------
          Depreciation expense based upon an estimated
            weighted average useful life of
            approximately 26.8 years .................      $  9,449         $  7,187
          Less: ASR's pro forma depreciation of real
            estate owned .............................        (9,839)          (7,330)
                                                            --------         --------
          Pro forma adjustment .......................      $   (390)        $   (143)
                                                            ========         ========

(E) Reflects the net estimated reduction of property management costs of $372 and $279 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, based upon the identified historical costs of certain items which are anticipated to be eliminated or reduced as a result of the Merger, as follows:



                                                                                   Nine Months
                                                                  Year Ended          Ended
                                                                 December 31,     September 30,
                                                                     1996             1997
                                                                --------------   --------------
          Net reduction in salary, benefits and other
           compensation due to the termination of all
           ASR employees prior to the Merger in
           accordance with the Merger Agreement .............       $ (249)          $ (187)
          Net reduction in travel and entertainment .........          (20)             (15)
          Net reduction in professional services ............          (34)             (25)
          Net reduction in other expenses ...................          (69)             (52)
                                                                    ------           ------
          Pro forma adjustment ..............................       $ (372)          $ (279)
                                                                    ======           ======

(F) Represents the net adjustment to interest expense for the year ended December 31, 1996 and the nine months ended September 30, 1997, as follows:



                                                                                       Nine Months
                                                                      Year Ended          Ended
                                                                     December 31,     September 30,
                                                                         1996             1997
                                                                    --------------   --------------
         To adjust amortization of ASR's deferred financing
          costs which would be eliminated in the Merger .........      $   (368)         $ (207)
         To reflect the amortization of the premium required
          to record ASR's mortgage notes payable at fair
          value .................................................        (1,196)           (897)
         To reflect the additional borrowings of $5,492 (See
          Note (G) of the Pro Forma Combined Balance
          Sheet) at current market interest rates available to
          United Dominion of 6.1% ...............................           335             251
                                                                       --------          ------
         Pro forma adjustment ...................................      $ (1,229)         $ (853)
                                                                       ========          ======

(G) Represents the net reduction to general and administrative expenses of $2,605 and $2,374 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, based upon the identified historical costs of certain items which are anticipated to be eliminated or reduced as a result of the Merger, as follows:



                                                                                          Nine Months
                                                                         Year Ended          Ended
                                                                        December 31,     September 30,
                                                                            1996             1997
                                                                       --------------   --------------
      Salary, benefits and other compensation due to the termination of all ASR employees prior to the Merger in accordance
       with the Merger Agreement ...................................      ($ 2,155)        ($ 1,954)
      Duplicate public company expenses ............................           (64)             (28)
      Professional services ........................................          (238)            (273)
      Other expenses ...............................................          (148)            (119)
                                                                           -------          -------
      Pro forma adjustment .........................................      ($ 2,605)        ($ 2,374)
                                                                           =======          =======

(H) Represents the elimination of the pro forma amortization of goodwill included in the ASR Pro Forma Statements of Operations which would be eliminated in the Merger.

(I) The pro forma weighted average shares outstanding for the year ended December 31, 1996 and the nine months ended September 30, 1997 are computed as follows:



                                                                                    Nine Months
                                                                   Year Ended          Ended
                                                                  December 31,     September 30,
                                                                      1996             1997
                                                                 --------------   --------------
      ASR's pro forma weighted average common shares and
       operating partnership units outstanding ...............        5,961            5,961
      Less: units in the operating partnership ...............         (971)            (971)
                                                                      -----            -----
      ASR pro forma weighted average common shares outstanding        4,990            4,990
                                                                      =====            =====
      United Dominion pro forma weighted average common shares
       outstanding ...........................................       81,505           86,602
      Increase in United Dominion common stock at an the
       Exchange Ratio of 1.575 for the ASR pro forma weighted
       average common shares outstanding** ...................        7,859            7,859
                                                                     ------           ------
      Pro forma combined shares ..............................       89,364           94,461
                                                                     ======           ======

** Weighted average pro forma adjusted ASR common shares outstanding multiplied by the Exchange Ratio.

                      UNITED DOMINION REALTY TRUST, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997


BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed Merger of United Dominion and ASR as if the Merger had occurred on September 30, 1997. In addition, The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisition by United Dominion of two apartment communities during the fourth quarter of 1997 as previously reported on Form 8-K dated October 21, 1997 filed with the Securities and Exchange Commission on November 5, 1997, including Form 8-K/A filed on December 31, 1997, and the acquisition by ASR of one apartment community on October 27, 1997, as previously reported on Form 8-K dated October 27, 1997 filed with the Securities and Exchange Commission on November 6, 1997, including Form 8-K/A filed on January 6, 1998. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made.

     The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of United Dominion and ASR would have been at September 30, 1997, nor does it purport to represent the future combined financial position of United Dominion and ASR. This Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of United Dominion and ASR incorporated by reference into this Registration Statement.

                      UNITED DOMINION REALTY TRUST, INC.
                          CONSOLIDATED BALANCE SHEETS
                              September 30, 1997
                 (Amounts in thousands, except for share data)



                                                                                                                  United
                                                              United                           ProForma          Dominion
                                                             Dominion          ASR              Merger          Pro Forma
                                                          Pro Forma (A)   Pro Forma (B)       Adjustments        Combined
                                                         --------------- --------------- -------------------- -------------
ASSETS
Real estate owned:
 Real estate held for investment .......................   $2,236,520      $  273,780       $    26,667 (D)    $2,536,967
 Less: accumulated depreciation ........................     (200,538)        (11,539)           11,539 (D)      (200,538)
                                                           ----------      ----------       -----------        ----------
                                                            2,035,982         262,241            38,206         2,336,429
 Real estate under development .........................       33,628             925                              34,553
 Real estate held for disposition ......................      131,576                            14,830 (D)       146,406
Cash and cash equivalents ..............................        5,383           8,284                              13,667
Other assets ...........................................       65,639          14,363            (4,233) (E)       75,769
                                                           ----------      ----------       -----------        ----------
    Total assets .......................................   $2,272,208      $  285,813       $    48,803        $2,606,824
                                                           ==========      ==========       ===========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable-secured ..................................   $  424,295      $  175,118       $     8,220 (F)    $  607,633
Notes payable-unsecured ................................      691,219                             5,492 (G)       696,711
Distributions payable to common shareholders ...........       22,261                                              22,261
Accounts payable and other liabilities .................       62,361          10,047                              72,408
                                                           ----------      ----------                          ----------
    Total liabilities ..................................    1,200,136         185,165            13,712         1,399,013
Minority interest of unitholders in operating
 partnership ...........................................       14,570          19,527             1,893 (H)        35,990
Shareholders' equity:
 Preferred stock, no par value; $25 liquidation
   preference, 25,000,000 shares authorized;
   4,200,000 shares 9.25% Series A
    Cumulative Redeemable ..............................      105,000                                             105,000
   6,000,000 shares 8.60% Series B
    Cumulative Redeemable ..............................      150,000                                             150,000
 Common stock ..........................................       88,162              51             7,808 (I)        96,021
 Additional paid-in capital ............................      893,701         191,155           (84,695) (I)    1,000,161
 Notes receivable from officer shareholders ............       (9,168)           (317)              317 (I)        (9,168)
 Distributions in excess of earnings ...................     (170,193)       (109,768)          109,768 (I)      (170,193)
                                                           ----------      ----------       -----------        ----------
 Total shareholders' equity ............................    1,057,502          81,121            33,198         1,171,821
                                                           ----------      ----------       -----------        ----------
    Total liabilities and shareholders' equity .........   $2,272,208      $  285,813       $    48,803        $2,606,824
                                                           ==========      ==========       ===========        ==========

See accompanying notes.

                      UNITED DOMINION REALTY TRUST, INC.
              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) The Unaudited Pro Forma Balance Sheet reflects the historical results of United Dominion adjusted to reflect the acquisition of two apartment communities during the fourth quarter of 1997 as previously reported on Form 8-K dated October 21, 1997 filed with the Securities and Exchange Commission on November 5, 1997, including Form 8-K/A filed on December 31, 1997.


(B) The Unaudited Pro Forma Balance Sheet reflects the historical results of ASR adjusted to reflect the acquisition of one apartment community acquired on October 27, 1997 as previously reported on Form 8-K dated October 27, 1997 filed by ASR with the Securities and Exchange Commission on November 6, 1997, as amended on Form 8-K/A filed on January 6, 1998. Certain reclassifications have been made to ASR's historical balance sheet to conform to United Dominion's balance sheet presentation. The reclassifications consist primarily of reporting minority interest consistent with United Dominion's presentation.


(C) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon the assumed purchase price of $334,616, assuming a market value of $14.00 per share of United Dominion common stock, as follows:


           Issuance of 7,859 shares of United Dominion common stock
            based on the 1.575 exchange ratio in exchange for 4,990
            shares of ASR common stock at an assumed price of
            $14.00 per share.............................................    $110,031
           Adjustment to record the fair value of the 971 ASR LP Units not acquired by United Dominion which are convertible to
            1.575 shares at an assumed price of $14.00 per share.........      21,420
           Assumption of ASR liabilities ................................     185,165
           Adjustment to record ASR mortgage notes payable at fair
            value .......................................................       8,220
           Adjustment to record ASR stock options at fair value
            (353 stock options convertible to 1.575 shares of United
            Dominion common stock at a fair value of $7.875) ............       4,378
           Merger costs (see calculation below) .........................       5,402
                                                                             --------
           Total adjustment .............................................    $334,616
                                                                             ========

      The following is an estimate of the fees and other expenses related to the Merger:


           Advisory fees ............................    $1,100
           Legal and accounting fees ................       800
           Severance and other compensation .........     3,187
           Other ....................................       315
                                                         ------
           Total adjustment .........................    $5,402
                                                         ======

(D) Increase of $53,036 in the net book value of ASR's real estate assets based upon United Dominion's purchase price and the adjustment to eliminate
    ASR's pro forma accumulated depreciation of $11,539, as follows:


       Purchase price (See Note (C)) .................................                  $334,616
       Less basis of ASR's assets assumed:
          Real estate held for investment, net of accumulated
            depreciation .............................................    $262,241
          Real estate held for development ...........................         925
          Cash and cash equivalents ..................................       8,284
          Other assets (See Note (E)) ................................      10,130
                                                                          --------
                                                                                         281,580
                                                                                        --------
       Pro forma adjustment -- step up to record fair value of ASR's
         real estate assets ..........................................                    53,036
       Less: Reclass of real estate held for disposition** ...........                    14,830
                                                                                        --------
       Pro forma adjustments real estate held for investment .........                  $ 38,206
                                                                                        ========

** United Dominion intends to sell three apartment communities and one office building included in the ASR portfolio. Consequently, the assumed fair value less the estimated costs to sell aggregating $14,830 would be reclassified to real estate held for disposition.


(E) To adjust the pro forma basis of ASR's other assets to eliminate deferred financing and similar costs in the aggregate amount of $4,233, which would be eliminated in connection with the Merger.


(F) To record the $8,220 premium required to adjust the ASR fixed-rate mortgage notes payable to estimated fair value based on interest rates believed to be available to United Dominion for issuance of mortgage debt with similar terms and remaining maturities.


(G) Represents the additional borrowings of $5,492 of variable-rate bank debt incurred by United Dominion to fund Merger costs of $5,402 (See Note (C)) and registration costs of $90 (See Note (I)).


(H) Adjustment to record the fair value of 971 ASR LP Units convertible to
    1.575 shares of United Dominion Common Stock pursuant to the Merger Agreement at an assumed price of $14.00 per share, as follows:


           ASR LP Units ..................................        971
           Exchange Ratio ................................      1.575
                                                              -------
           Adjusted ASR LP Units .........................      1,530
           Assumed price per Unit ........................    $ 14.00
                                                             --------
           Value of ASR LP Units .........................    $21,420
           Less: ASR pro forma minority interest .........     19,527
                                                             --------
           Pro forma adjustment ..........................    $ 1,893
                                                             ========

(I) To adjust ASR's pro forma shareholders' equity to reflect the issuance of 7,859 shares of United Dominion common stock at an assumed price of $14.00 per share (at an exchange ratio of 1.575), in exchange for all of the 4,990 outstanding shares of ASR's common stock, to record the estimated Registration Costs in connection with the Merger of $90 and to record the fair value of the ASR Stock Options of $4,378 (see Note (C)), as follows:



                                                                    Additional     Notes Receivable     Distributions
                                                        Common        Paid-In           Officer           In Excess
                                                         Stock        Capital        Shareholders        Of Earnings
                                                      ----------   ------------   ------------------   --------------
Issuance of United Dominion common stock ..........     $7,859      $  102,172           $ --             $     --
Registration costs incurred in connection with the
 Merger ...........................................                        (90)
Record the fair value of the ASR Stock Options (See
Note (C)) .........................................                      4,378
ASR's pro forma shareholders' equity ..............        (51)       (191,155)           317              109,768
                                                        ------      ----------           ----             --------
Pro forma adjustments .............................     $7,808      $  (84,695)          $317             $109,768
                                                        ======      ==========           ====             ========

                          BUSINESS OF UNITED DOMINION

     United Dominion is a self-administered equity real estate investment trust ("REIT"), formed in 1972, which acquires, repositions, develops, manages and selectively sells apartment communities for its own portfolio in the Sunbelt region of the United States.

     United Dominion is headquartered in Richmond, Virginia with regional offices located in Richmond, Atlanta, Georgia, Dallas, Texas and Orlando, Florida and area offices in the previously mentioned cities plus Columbia, Maryland, Raleigh, North Carolina, Charlotte, North Carolina, Tampa, Florida, Nashville, Tennessee, San Antonio, Texas, Houston, Texas and Phoenix, Arizona. United Dominion employed approximately 2,100 associates as of September 30, 1997.

     United Dominion is operated so as to qualify as a REIT under the applicable provisions of the Code. To qualify as a REIT, United Dominion must meet certain tests which, among other things, require that its assets consist primarily of real estate, its income be derived primarily from real estate and at least 95% of its annual taxable income be distributed to its shareholders. Because United Dominion qualifies as a REIT, it generally is not subject to federal corporate income tax on its taxable income that is distributed to its shareholders.

     United Dominion's apartment communities consist primarily of upper-middle to moderate income apartment communities that make up the broadest segment of the apartment market. Management believes that well located apartments offer United Dominion a good combination of current income and longer-term growth. As of September 30, 1997, United Dominion owned 61,099 completed apartments in 220 apartment communities. For the nine months ended September 30, 1997, apartments provided approximately 99% of United Dominion's total rental income. During the first nine months of 1997, United Dominion acquired 22 apartment communities, having a total of 6,802 apartment homes at a total cost of approximately $267 million.

     United Dominion's investment strategy focuses on acquiring apartment communities where it can add value. In addition, United Dominion has been a major participant in the real estate consolidation process, having acquired apartment portfolios in each of the last four years and completed a statutory merger with South West Property Trust Inc. at the end of 1996. United Dominion expects to continue to participate in the consolidation process as an acquiror of other apartment portfolios and/or apartment companies (including REITs) when such transactions can enhance both dividend growth and shareholder value. United Dominion expects to expand geographically into other regions primarily through such portfolio acquisitions. United Dominion seeks to be a market leader by operating a sufficiently sized portfolio of apartments within each market. United Dominion believes this market diversification increases investment opportunity and decreases the risk associated with cyclical real estate markets and economies. At September 30, 1997, United Dominion owned 14% of its apartment homes in the Dallas market, and did not own more than 6% of its apartment homes in any of its other markets. United Dominion's strategy is to establish a major presence in each of its existing 23 markets in order to:

     o Be a local market leader.

     o Obtain economies of scale in use of personnel, advertising and purchasing goods and services locally.

     o Efficiently add services to produce other sources of income.

     o Benefit from utility deregulation by purchasing utilities in bulk and remarketing them to residents.

     o Build stronger local and regional teams of associates.

     United Dominion will continue to grow principally through acquisitions. Development, however, has been and will continue to be an important business segment given United Dominion's size and its strategic objective to be a major owner in its larger markets. Development capability allows United Dominion to continually upgrade its apartment portfolio and grow in existing markets. During the first nine months of 1997, United Dominion invested approximately $37.4 million in development projects at nine apartment communities (including two new communities and seven additional phases to existing apartment communities). During the period, 739 apartment homes were completed and became available for occupancy. At September 30, 1997, 916 apartment homes remained under development. United Dominion expects to invest in excess of $50 million in new development during the full year 1997.

     During 1997, United Dominion analyzed its portfolio with the objective of identifying properties believed to no longer meet its long-term investment objectives due to size, location, age, quality and future investment potential. United Dominion believes it will sell approximately 20% of its apartment portfolio although many of the specific properties to be sold have not yet been identified. These sales allow United Dominion to reduce the age of its existing portfolio which should result in lower operating expense ratios and per unit capital expenditures. During 1997, United Dominion transferred 19 apartment communities aggregating $135.6 million, net of accumulated depreciation and valuation allowance, from real estate held for investment to real estate held for disposition. During the first nine months of 1997, United Dominion sold four apartment communities in separate transactions and six properties in a portfolio transaction. United Dominion hopes to sell $50-$70 million or more of properties each quarter through at least the first three quarters of fiscal year 1998.

     Management expects United Dominion's apartment business to continue to be stable during the next two to three years as apartment markets in the Sunbelt, in general, are expected to remain relatively balanced. In 1994 and 1995, the Sunbelt apartment markets generally benefited from good job growth which led to strong growth in the number of renter households. This offset new apartment construction in most markets. United Dominion believes there will be good long-term demand for B grade apartment communities in the Sunbelt. After peaking in mid-1994 and gradually trending downward through 1995 and 1996, physical occupancy has rebounded during the first nine months of 1997, with the physical occupancy of mature apartments (those apartment communities acquired, developed and stabilized prior to January 1, 1996 and held throughout both 1996 and 1997) reaching 94.3% during September 1997. Economic occupancy bottomed out at 90.7% in January 1997 after a gradual decrease over 1995 and 1996, but has grown steadily over the remainder of the year to 93% for September 1997. United Dominion expects to maintain rent growth in the 4% range and economic occupancy in the 92% to 93% range during the remainder of 1997.

     As United Dominion's capital base has broadened over the past several years, primarily through the sale of Common Stock in seven of the last nine years and its financial strength and credit standing have improved. United Dominion's senior debt is currently rated BBB+ by Standard & Poor's and Baal by Moody's. As a result of its investment grade debt ratings, United Dominion has used and expects to continue to use unsecured debt as its primary debt funding source. United Dominion has used secured debt financing but to a lesser extent and only when such financing has taken the form of tax-exempt housing bonds or when, in connection with an acquisition, existing mortgage financing is in place that (i) is closed to prepayment, (ii) cannot be repaid either at a reasonable cost or by reason of agreement with the seller, or (iii) carries an attractive interest rate.

     At September 30, 1997, United Dominion's outstanding indebtedness totaled $1.1 billion with a weighted average interest rate of 7.4%. At September 30, 1997, total senior debt equaled approximately 41% of United Dominion's total market capitalization. Financing activities during the first nine months ended September 30, 1997 included: (i) net proceeds from the issuance of United Dominion Common Stock in the amount of $86.6 million, which consists primarily of $59.4 million received through the issuance of 4 million shares of Common Stock and $26.7 million received under United Dominion's dividend reinvestment and stock purchase plan, (ii) net proceeds from the issuance of unsecured notes payable totaling $125 million, (iii) net proceeds from the sale of 6,000,000 shares of 8.60% Series B Redeemable Preferred Stock of $145.3 million and (iv) the assumption of five mortgage notes payable aggregating $48.4 million with a weighted average interest rate of 8.4%.

Apartments owned by geographic market

     The table below sets forth a summary by major geographic market of United Dominion's portfolio of apartment communities owned at September 30, 1997. The table includes 15 apartment communities classified at September 30, 1997 as real estate held for disposition. The nine apartment communities acquired during the third quarter of 1997 are excluded from the Economic Occupancy and Average Monthly Rental Rate calculations.


                                                                        Percentage
                                               Number of    Number of       of       Real Estate
                                               Apartment    Apartment    Apartment     at Cost
                                              Communities     Homes        Homes        (000)
                                             ------------- ----------- ------------ -------------
Dallas/ Fort Worth, Texas ..................       22          8,257        13.5%    $  313,344
Columbia, South Carolina ...................       12          3,534         5.8%       114,132
Richmond, Virginia .........................       11          3,518         5.8%       117,933
Raleigh, North Carolina ....................       12          3,484         5.7%       149,235
Tampa/Clearwater, Florida ..................       12          3,209         5.3%       111,705
Orlando, Florida ...........................       10          3,076         5.0%       122,820
Charlotte, North Carolina ..................       13          3,009         4.9%       128,827
Houston, Texas .............................        7          2,847         4.7%        87,239
Eastern North Carolina .....................       10          2,530         4.1%        94,739
Greensboro, North Carolina .................        9          2,242         3.7%        96,884
Nashville, Tennessee .......................        8          2,116         3.5%        87,113
San Antonio, Texas .........................        5          1,983         3.2%        88,105
Atlanta, Georgia ...........................        7          1,822         3.0%        75,552
Baltimore, Maryland ........................        8          1,746         2.9%        77,668
Greenville/Spartanburg, South Carolina .....        8          1,718         2.8%        59,915
Hampton Roads, Virginia ....................        7          1,628         2.7%        51,469
Washington D.C. ............................        6          1,483         2.4%        65,682
Jacksonville, Florida ......................        3          1,157         1.9%        52,371
Miami/Ft. Lauderdale, Florida ..............        4            960         1.6%        61,067
Memphis, Tennessee .........................        4            935         1.5%        32,818
Fayetteville, North Carolina ...............        3            884         1.4%        39,664
Austin, Texas ..............................        3            867         1.4%        29,928
Eastern Shore Maryland .....................        4            784         1.3%        33,612
Phoenix, Arizona ...........................        3            728         1.2%        39,029
Little Rock, Arkansas ......................        2            512         0.8%        20,833
Nevada .....................................        1            384         0.6%        20,239
Delaware ...................................        2            368         0.6%        17,301
Oklahoma ...................................        1            316         0.5%         9,938
Alabama ....................................        1            242         0.4%        10,864
New Mexico .................................        1            210         0.3%         9,354
Other Florida ..............................        7          1,646         2.7%        64,471
Other Virginia .............................        6          1,036         1.7%        42,270
Other Texas ................................        3            824         1.3%        24,570
Other Georgia ..............................        2            468         0.8%        21,228
Other South Carolina .......................        2            408         0.7%        12,886
Other North Carolina .......................        1            168         0.3%         7,214
                                                   --          -----       -----     ----------
Total/weighted average .....................      220         61,099       100.0%    $2,392,018
                                                  ===         ======       =====     ==========



                                                                                      Average               Average
                                                                                      Monthly               Monthly
                                                                         Economic     Rental     Average     Rental
                                                                        Occupancy    Rates for     Unit      Rates
                                                                           Nine      the Nine      Size       Per
                                              Encumbrances     Cost       Months      Months     (Square     Square
                                                  (000)      per Home      1997     9/30/1997*    Feet)      Ft.**
                                             -------------- ---------- ----------- ------------ --------- -----------
Dallas/ Fort Worth, Texas ..................    $ 49,130     $37,949       93.6%       $544         793    $   0.69
Columbia, South Carolina ...................      29,085      32,295       91.3%        500         859        0.58
Richmond, Virginia .........................      10,913      33,523       91.8%        552         949        0.58
Raleigh, North Carolina ....................      21,739      42,834       95.4%        630         925        0.68
Tampa/Clearwater, Florida ..................       8,016      34,810       93.4%        572         960        0.60
Orlando, Florida ...........................      27,635      39,928       95.5%        571         914        0.62
Charlotte, North Carolina ..................      27,374      42,814       86.7%        573         970        0.59
Houston, Texas .............................      25,847      30,643       93.1%        466         770        0.61
Eastern North Carolina .....................      10,636      37,446       95.1%        554         924        0.60
Greensboro, North Carolina .................      16,709      43,213       83.9%        545       1,015        0.54
Nashville, Tennessee .......................       5,147      41,168       91.5%        584         952        0.61
San Antonio, Texas .........................       9,779      44,430       92.3%        615         847        0.73
Atlanta, Georgia ...........................      11,379      41,467       89.5%        588         938        0.63
Baltimore, Maryland ........................      30,180      44,484       92.4%        650         864        0.75
Greenville/Spartanburg, South Carolina .....      14,965      34,875       86.6%        515         882        0.58
Hampton Roads, Virginia ....................       3,900      31,615       90.6%        540         983        0.55
Washington D.C. ............................      11,272      44,290       87.0%        682         830        0.82
Jacksonville, Florida ......................      22,325      45,264       86.2%        596         872        0.68
Miami/Ft. Lauderdale, Florida ..............          --      63,611       94.0%        786       1,092        0.72
Memphis, Tennessee .........................       5,715      35,100       90.0%        513         784        0.65
Fayetteville, North Carolina ...............      18,863      44,869       88.3%        556         899        0.62
Austin, Texas ..............................       5,749      34,519       89.2%        532         755        0.70
Eastern Shore Maryland .....................          --      42,872       97.3%        624         935        0.67
Phoenix, Arizona ...........................       4,572      53,612       90.8%        644         892        0.72
Little Rock, Arkansas ......................       5,011      40,689       93.5%        569         821        0.69
Nevada .....................................          --      52,705       91.1%        635         837        0.76
Delaware ...................................          --      47,012       96.1%        600         892        0.67
Oklahoma ...................................       3,167      31,449       92.3%        452         756        0.60
Alabama ....................................          --      44,892       83.7%        511       1,097        0.47
New Mexico .................................       3,190      44,544       85.9%        567         729        0.78
Other Florida ..............................       4,838      39,168       95.8%        547         842        0.65
Other Virginia .............................       2,875      40,801       94.0%        550         971        0.57
Other Texas ................................       9,061      29,818       88.6%        509         795        0.64
Other Georgia ..............................       6,281      45,359       82.7%        638       1,140        0.56
Other South Carolina .......................       2,200      31,584       91.6%        409         908        0.45
Other North Carolina .......................       5,070      42,938       89.7%        573         836        0.69
                                                --------     -------       ----        ----       -----    --------
Total/weighted average .....................    $412,624     $39,150       91.6%       $570         891    $   0.64
                                                ========     =======       ====        ====       =====    ========

-------
* Represents potential rent collections (gross potential rents less market adjustments), which approximates net effective rents.

** Based upon Average Monthly Rental rates for the nine months ended September 30, 1997.

                                BUSINESS OF ASR

     The following discussion relates to the objectives and strategies pursued by ASR prior to its decision to pursue the Merger with United Dominion.


Introduction

     ASR is a self-administered, self-managed apartment REIT. At September 30, 1997, ASR owned and operated one office building in Seattle, Washington, and 41 apartment communities, containing 7,725 apartment units, located in Phoenix and Tucson, Arizona; Houston and Dallas, Texas; Albuquerque, New Mexico; Seattle and Pullman, Washington. The apartment communities are "garden apartments," typically consisting of two- and three-story buildings in landscaped settings with ground level parking. The communities are well maintained and targeted to provide attractive lifestyles at low to moderate rates. The apartment communities were built between 1967 and 1997 and have a weighted average age (by number of apartment units) of approximately 14 years. The number of units per apartment community ranges from 60 to 356 and averages 182 units. Average size per unit approximates 804 square feet. Average rent is $535 per month, with community averages ranging from $362 to $995 per month. As of September 30, 1997, the communities had an average occupancy rate of approximately 92%. Tenant leases generally are from six to 12 months and require security deposits.

     The apartment communities typically provide residents with attractive amenities, including a clubhouse, swimming pool, other recreational facilities, laundry facilities, cable television access, patio or balconies, and mini-blinds. Certain communities offer additional amenities, such as fireplaces, storage and walk-in closets, microwave ovens, alarms, and limited access gates.


Growth Strategy

     ASR's business objectives are to increase the cash flow and value of its existing portfolio of apartment communities, to expand its portfolio of apartment communities through the acquisition and development of additional communities and to issue equity securities to fund the expansion. Key elements of ASR's strategy to achieve its objectives include (i) enhancing the performance and value of its existing properties by maintaining high occupancy and favorable rental rates, managing operating expenses, and emphasizing regular programs of repairs and capital improvements, (ii) acquiring and developing apartment communities that have strong cash flows and capital appreciation potential, (iii) focusing on middle income properties located in geographical areas that ASR believes will experience higher growth rates in population, household formation, and employment than the national average, and
(iv) disposing of investments that no longer satisfy ASR's objective.


Investment Policy

     ASR focuses on apartment communities in Arizona, New Mexico, Texas, and Washington. However, future investments are not limited (as to percentage of assets or otherwise) to any geographic area or any specific type of property. In this regard, ASR may expand its current geographic focus and may acquire other types of income-producing properties. ASR may enter into agreements to acquire newly developed communities upon completion or upon achievement of certain specified occupancy rates. ASR also develops new apartment communities for its own account directly or through joint ventures with others. ASR may purchase or lease properties for long-term investment and improve its properties, or sell such properties, in whole or in part, when circumstances warrant. ASR also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have a priority over the equity interest of ASR.


Acquisition and Development Policies

     ASR acquired 40 of its 41 apartment communities, of which 22 were acquired in 1997. In evaluating acquisitions, ASR considers such factors as (i) the geographic location and type of property; (ii) the age, construction quality, condition, and design of the property; (iii) the current and projected cash flow of the property and the potential to increase cash flow through lower debt service requirements, enhanced management, and other factors; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the community in which the property is located; (vii) the occupancy and demand by tenants for properties of similar type in the vicinity; and (viii) the prospects for liquidity through sale, financing, or refinancing of the property. In acquiring apartment properties, ASR generally seeks properties that (a) are available at prices below estimated replacement cost after initial renovations and improvements, (b) are well-located in their markets, and (c) are capable of enhanced performance through intensive asset management and cosmetic improvements.

     In determining whether to develop an apartment community, ASR considers many of the same factors relevant to a potential apartment community acquisition. In addition, ASR considers whether the property can be developed at a cost that is below the estimated value upon completion based upon land acquisition costs; construction costs; terms of available financing; and the availability of property acquisitions opportunities in the area. In July 1997, ASR completed the development of a luxury apartment community located in Tempe, Arizona. The community is built on 20 acres and has 356 units with an average size of 919 square feet. The total cost of the community is approximately $21,000,000. The community began leasing in December 1996 and was 97% occupied at September 30, 1997. ASR has acquired two other parcels of land for future development of apartment communities. ASR may develop or sell one or more of these parcels. As of September 30, 1997, ASR had invested $925,000.

     In acquiring or developing apartment communities, ASR focuses on geographic markets that it believes will experience higher growth rates in population, household formation, and employment than national averages. ASR also seeks to concentrate its properties in specific geographical areas to achieve economies of scale in management and operations.


Operating Policies

     ASR seeks to (i) achieve and maintain high occupancy and increase rental rates through effective leasing, reducing turnover rates, and providing quality maintenance and services to maximize tenant satisfaction; (ii) manage operating expenses and achieve cost reductions through operating efficiencies and economies of scale generally inherent in the management of a large property portfolio in a specific region; and (iii) emphasize regular programs of repairs and capital improvements to enhance the properties' competitive advantages in their respective markets.

     ASR utilizes computer, accounting, management, reporting, and control systems to monitor property operations. Detailed annual budgets are prepared for each property. Monthly, quarterly, and annual reports are prepared addressing occupancy rates, turnover ratios, budget variances, delinquencies, and other operating information. Weekly reports are provided for each property detailing leasing and occupancy activities. ASR also maintains and analyzes demographic resident data. Prior to entering into a lease, ASR generally reviews the credit of the prospective tenant to attempt to minimize bad credit risks and identify tenants having a poor rental history. This information is intended to enable ASR to identify and act quickly on specific conditions affecting individual properties.

     Each of the current properties is operated by a staff, including a resident manager and a maintenance and apartment preparation staff. Policies and procedures utilized at the property sites follow established federal and state laws and regulations, including lease contracts, on-site marketing procedures, credit, collection, and eviction standards. As a result of active onsite management and strict prospective tenant qualification standards, ASR expects to experience low rent loss to delinquencies or early lease terminations. Individual property lease programs are structured to respond to local market conditions. ASR attempts to balance rent increases with high occupancy and stabilized turnover costs. None of the current properties is currently subject to rent control or rent stabilization regulations. Standard lease terms stipulate due dates for rent payments, late charges, no offset or withholding provisions, security deposits and damage reimbursement clauses, and other provisions considered favorable to ASR.


Financing Policies

     ASR attempts to finance acquisitions and developments with the most appropriate sources of capital, which may include undistributed funds from operations, the issuance of equity securities, the sale of assets, bank and other institutional borrowings, and the issuance of debt securities. Borrowings for acquisitions and developments may be either on a secured or unsecured basis. ASR also may incur indebtedness for purposes other than the acquisition of properties when ASR believes it is advisable to do so. For short-term purposes, ASR, from time to time, may arrange for short-term borrowings from banks or in the commercial paper market or otherwise. ASR also may arrange for long-term borrowings from institutional lenders or through public or private offerings or other means. ASR has no commitments from anyone with respect to any such borrowings, and there is no assurance that any such borrowings will be available.

     In addition, ASR may incur debt secured by equity investments held in its portfolio. ASR may invest in properties subject to existing loans secured by mortgages, deeds of trust or similar liens on the properties, or such financing and other indebtedness may be incurred in connection with acquiring investments. ASR also may obtain other mortgage financing for unleveraged or underleveraged properties or may refinance properties acquired on a leveraged basis. The mortgage financings may be recourse, non-recourse, or cross-collateralized. ASR does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. ASR also may determine to finance acquisitions through the exchange of properties or issuance of stock or other securities.


Capital Resources

     Subject to the terms of ASR's Bylaws, the availability and cost of borrowings, various market conditions and restrictions that may be contained in ASR's financing arrangements from time to time and other factors as described herein, ASR increases the amount of funds available for its activities with the proceeds of borrowings including mortgage loans, short-term borrowing and other credit arrangements. It can be anticipated that a substantial portion of the assets of ASR will be pledged to secure indebtedness incurred by ASR. Accordingly, such assets will not be available for distribution to the stockholders of ASR in the event of ASR's liquidation except to the extent that the value of such assets exceeds the amount of such indebtedness. ASR has obtained a first mortgage loan for each of its properties. At September 30, 1997, the mortgage loans totalled $167,273,000, which bear a weighted average rate of 8.2%. The mortgage loans generally bear fixed interest rates and are non-recourse to ASR and not cross-collateralized.

     ASR's Bylaws provide that it may not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed 300% of ASR's net assets, on a consolidated basis, unless approved by a majority of the Unaffiliated Directors. For this purpose, the term "net assets" means the total assets (less intangibles) of ASR at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter in accordance with generally accepted accounting principles. ASR may increase its capital resources by making additional offerings of its Common Stock or securities convertible into ASR's Common Stock. The actual or perceived effect of such offerings may be the dilution of the book value or earnings per share which may result in the reduction of the market price of shares of ASR's Common Stock. ASR is unable to estimate the amount, timing or nature of future sales of its Common Stock as such sales will depend upon market conditions and other factors.


Operating Restrictions

     ASR presently may not purchase commodities or commodity futures contracts (other than interest rate futures when used solely for hedging). ASR may not invest in unimproved real property or underwrite securities of other issuers. The foregoing restrictions may not be changed without the approval of the holders of a majority of the outstanding shares of ASR's Common Stock. Except as otherwise restricted, the operating policy of ASR is controlled by its Board of Directors, which has the power to modify or alter such policy without the consent of the stockholders. Although ASR has no present intention of modifying its operating policies described herein, the Board of Directors in the future may conclude that it would be advantageous for ASR to do so.

Properties

     The following table sets forth certain information relating to the properties in ASR's portfolio of September 30, 1997.


                                                                                      Real
                                                                                     Estate
                                                             Number    Percentage      at
                                                               of          of       Carrying
           Property                     Regional           Apartment    Apartment     Value
             Name                       Location             Homes        Homes       (000)
------------------------------ -------------------------- ----------- ------------ ----------
Contempo Heights ............. Phoenix, Arizona                222          2.9%    $  6,060
Finisterra (1) ............... Phoenix, Arizona                356          4.6%      20,623
La Privada ................... Phoenix, Arizona                350          4.5%      24,861
Acacia Hills ................. Tucson, Arizona                  64          0.8%       1,231
Casa del Norte ............... Tucson, Arizona                  84          1.1%       1,716
Desert Springs ............... Tucson, Arizona                 248          3.2%       5,491
Landmark ..................... Tucson, Arizona                 176          2.3%       4,316
Park Terrace ................. Tucson, Arizona                 176          2.3%       3,220
Park Village ................. Tucson, Arizona                  60          0.8%         727
Posada ....................... Tucson, Arizona                 160          2.1%       3,190
Southpoint ................... Tucson, Arizona                 144          1.9%       2,212
Dorado ....................... Albuquerque, New Mexico         216          2.8%       6,741
Villa Serena ................. Albuquerque, New Mexico         104          1.3%       3,326
Whispering ................... Albuquerque, New Mexico         228          3.0%       6,993
Aspen Court .................. Dallas/Fort Worth, Texas        140          1.8%       4,565
Gentry Place ................. Dallas/Fort Worth, Texas        360          4.7%      11,489
Greenwood .................... Dallas/Fort Worth, Texas        328          4.2%       7,901
Highlands .................... Dallas/Fort Worth, Texas        220          2.8%       9,002
Montfort ..................... Dallas/Fort Worth, Texas         83          1.1%       5,709
Park on Preston .............. Dallas/Fort Worth, Texas        286          3.7%       9,140
Smith Summit ................. Dallas/Fort Worth, Texas        254          3.3%       8,815
Springfield .................. Dallas/Fort Worth, Texas        218          2.8%       8,628
Briar Park ................... Houston, Texas                   80          1.0%       2,261
Chelsea Park ................. Houston, Texas                  204          2.6%       5,868
Clear Lake ................... Houston, Texas                   90          1.2%       3,918
Country Club ................. Houston, Texas                  169          2.2%       5,484
Ivystone ..................... Houston, Texas                  266          3.4%       5,070
London Park .................. Houston, Texas                  257          3.3%       6,282
Marymont ..................... Houston, Texas                  128          1.7%       4,513
Memorial ..................... Houston, Texas                  124          1.6%       2,615
Nantucket .................... Houston, Texas                  106          1.4%       3,435
Prestonwood .................. Houston, Texas                  156          2.0%       3,389
Riverway ..................... Houston, Texas                  152          2.0%       2,003
Riviera Pines ................ Houston, Texas                  224          2.9%       4,380
The Gallery .................. Houston, Texas                  101          1.3%       2,446
Timbercreek .................. Houston, Texas                  204          2.6%       5,645
On the Boulevard ............. Kennewick, Washington           202          2.6%      10,650
Campus Commons North (2) ..... Pullman, Washington             234          3.0%      11,174
Campus Commons South (2) ..... Pullman, Washington             100          1.3%       4,188
Court ........................ Seattle, Washington             175          2.3%       4,218
Pacific South Center (3) ..... Seattle, Washington                        n/a          5,459
Other assets .................                                                         1,765
                                                                                    --------
 Total/weighted average ......                               7,449        100.0%    $250,718
                                                             =====        =====     ========



                                                                        Average                Average
                                                                        Monthly                Monthly
                                                           Economic      Rental     Average    Rental
                                                          Occupancy    Rates for      Unit      Rates
                                                 Cost        Nine       the Nine      Size       Per
           Property             Encumbrances      per       Months       Months     (Square    Square
             Name                   (000)      Home (4)      1997     9/30/97 (5)    Feet)       Ft.
------------------------------ -------------- ---------- ----------- ------------- --------- ----------
Contempo Heights .............    $  3,767     $27,297       95.9%        $460         595    $  0.77
Finisterra (1) ...............      15,835      57,930       87.3%         805         919       0.88
La Privada ...................      15,992      71,032       93.3%         869       1,195       0.73
Acacia Hills .................       1,011      19,231       93.4%         437         540       0.81
Casa del Norte ...............       1,353      20,425       90.7%         433         525       0.82
Desert Springs ...............       4,535      22,140       94.0%         435         590       0.74
Landmark .....................       2,993      24,522       85.8%         428         641       0.67
Park Terrace .................       2,655      18,293       86.2%         433         579       0.75
Park Village .................         579      12,121       89.5%         393         540       0.73
Posada .......................       1,697      19,940       94.6%         456         621       0.73
Southpoint ...................       1,831      15,362       91.1%         373         526       0.71
Dorado .......................       5,127      31,207       92.2%         528         608       0.87
Villa Serena .................       2,637      31,977       89.1%         561         681       0.82
Whispering ...................       5,491      30,672       91.6%         539         808       0.67
Aspen Court ..................       2,026      32,611       90.9%         567         742       0.77
Gentry Place .................       7,410      31,913       96.0%         563         911       0.62
Greenwood ....................       5,007      24,088       93.3%         448         720       0.62
Highlands ....................       4,837      40,919       88.2%         626         786       0.80
Montfort .....................       4,025      68,781       92.9%         995       1,112       0.90
Park on Preston ..............       5,596      31,958       93.8%         518         633       0.82
Smith Summit .................       5,545      34,703       94.6%         603         955       0.63
Springfield ..................       5,461      39,577       92.7%         622         844       0.74
Briar Park ...................       1,391      28,263       96.6%         540         915       0.59
Chelsea Park .................       3,376      28,764       96.8%         536         829       0.65
Clear Lake ...................       3,076      43,532       95.4%         848       1,169       0.73
Country Club .................       3,556      32,447       91.4%         549         814       0.67
Ivystone .....................       3,707      19,060       88.2%         435         771       0.56
London Park ..................       4,414      24,444       95.4%         482         814       0.59
Marymont .....................       2,528      35,259       94.9%         575         876       0.66
Memorial .....................       1,892      21,087       91.8%         599         939       0.64
Nantucket ....................       2,710      32,410       93.6%         768       1,428       0.54
Prestonwood ..................       2,429      21,726       96.5%         526         957       0.55
Riverway .....................       1,179      13,177       84.3%         362         723       0.50
Riviera Pines ................       3,216      19,552       94.6%         500         717       0.70
The Gallery ..................       1,615      24,222       94.6%         557         763       0.73
Timbercreek ..................       3,372      27,672       95.9%         499         775       0.64
On the Boulevard .............       7,900      52,721       84.6%         732         938       0.78
Campus Commons North (2) .....       6,636      47,750       85.3%         625         868       0.72
Campus Commons South (2) .....       2,741      41,885       93.9%         598       1,086       0.55
Court ........................       2,913      24,103       93.6%         441         590       0.75
Pacific South Center (3) .....       3,214        n/a       n/a           n/a         n/a       n/a
Other assets .................
 Total/weighted average ......    $167,273     $32,688       92.2%        $535         804    $  0.67
                                  ========     =======   ========         ====       =====    =======

----------
Notes:
(1) The average rent and occupancy percentage for Finisterra is for the three months ended September 30, 1997
(2) The two Campus Commons properties are occupied approximately 90-95% by students for ten months and appoximately 50% occupied at much lower rent for the other two months. Rent in the two summer months is approximately $150 a month per unit, while rent at December 97 is approximately $765 for
Campus Commons North and approximately $729 for Campus Commons South
   (3) Pacific South Center has been excluded in the calulcation for average rent per unit, occupancy percentage and rent per foot
(4) Cost per unit excludes the value of other assets and Pacific South Center.
(5) Represents potential rent collections (gross potential rents less market adjustments), whcih approximates net effective rents.

Heritage Communities L.P.

     ASR formed Heritage Communities L.P. (the "ASR Operating Partnership") in 1997 to facilitate the acquisition of apartment communities. The partnership is a Delaware limited partnership in which ASR and a wholly owned subsidiary of ASR are the general partners. The ASR Operating Partnership acquired substantially all of the assets and properties of the Winton Partnerships in exchange for cash and LP Units. Upon consummation of the Merger, United Dominion will become the general partner (the "General Partner") of the ASR Operating Partnership. The following is a summary of the more significant provisions of the Partnership Agreement of ASR Operating Partnership on a post-Merger basis.

     Distributions. The portion, if any, of the ASR Operating Partnership's cash funds and other property, after the payment of expenses and the making of all other expenditures that the General Partner determines, in its sole discretion, to be in excess of the ASR Operating Partnership's working capital needs and such reserves as the General Partner deems appropriate for the fixed and contingent obligations of the ASR Operating Partnership ("Available Cash Flow"), will be distributed quarterly. To the extent that there is sufficient cash flow, the holder of an LP Unit will receive distributions that are intended to mirror United Dominion's dividends per share, which such holders would have received as stockholders of United Dominion. To the extent that the available cash flow is insufficient to pay such amount, accounts for the holders of LP Units will be credited for the unpaid distribution and with interest on the unpaid distribution. Any unpaid balances will be given priority for future distributions. In addition, until the tenth anniversary of the partnership agreement, proceeds from the ASR Operating Partnership's capital transactions, if any, will also be applied to reduce any unpaid balances in the distribution accounts of the holders of LP Units. To the extent that the ASR Operating Partnership's available cash flow and capital transaction proceeds exceed the unpaid balances and the current distributions to holders of LP Units, all additional amounts will be distributed to the ASR Operating Partnership's general partners. In addition, following the tenth anniversary of the partnership agreement, all capital transaction proceeds will be distributed to the ASR Operating Partnership's general partners. Consequently, the maximum amount of distributions payable to a holder of an LP Unit (excluding interest on unpaid distributions) will not exceed the dividends paid with respect to a share of United Dominion's Common Stock.

     Allocation of Profits and Losses. The ASR Operating Partnership will maintain a capital account for each of its partners. The ASR Operating Partnership's items of income, gain, loss, and deduction will be allocated among its partners, subject to certain special allocations, in a similar manner for purposes of both book gain or loss and tax gain or loss. Net income will be allocated (i) first, to each limited partner to the extent that, on a cumulative basis, net losses previously allocated to the limited partners exceed net income previously allocated to limited partners, (ii) second, to each limited partner to the extent that such limited partner has been allocated on a cumulative basis, net income equal to the sum of the distributions paid to such limited partner and the unreturned balances in the accrual accounts and the unpaid distribution accounts maintained with respect to the LP Units held by such limited partner, and (iii) thereafter, to the General Partner. Notwithstanding (i) and (ii), the general partners will be allocated on a combined basis not less than one percent of each item of the ASR Operating Partnership's gain, loss, income, and deduction for each year. Net losses will be allocated to the partners in accordance with their respective percentage interests in the ASR Operating Partnership, except that net losses will not be allocated to any limited partner to the extent that such allocation would cause such limited partner to have an adjusted capital account deficit at the end of such taxable year. All net losses in excess of such limitations will be allocated to the as general partners on a pro rata basis.

     Conversion of LP Units. At any time after one year from the date of issuance holders of LP Units may convert such LP Units into shares of United Dominion's Common Stock. Any holder of an LP Unit who exercises his conversion right on or prior to the tenth anniversary of the Partnership Agreement will be paid, at the time of such conversion, any outstanding unpaid balances in the distribution accounts attributable to such Units. However, after the tenth anniversary of the Partnership Agreement, the ASR Operating Partnership will not be required to pay the holder of an LP Unit who converts such LP Unit into a share of United Dominion Common Stock the Unpaid Balances in the holder's distribution accounts if the market value of a share of United Dominion Common Stock received upon conversion is equal to at least 110% of the sum of the initial capital contribution and the unpaid balances with respect to such LP Unit. Moreover, United Dominion's obligation to keep its registration statement filed with respect to resales of shares of United Dominion's Common Stock received upon conversion will expire after ten years.

     Management. The General Partner has the exclusive discretion and broad authority in the management and control of the business and affairs of the ASR Operating Partnership, The General Partner has complete power to do all things necessary or incident to the management and conduct of the business of the ASR Operating Partnership.

     Transfer of General Partners' Interest. Generally, ASR may not transfer the general partners' interest. ASR also shall not engage in any merger, consolidation or other business combination unless appropriate provision is made as part of the terms of such transaction such that each limited partner of the ASR Operating Partnership remains entitled to exchange each limited partnership unit for the securities which the limited partner would have received if such limited partner had exercised the right to convert such LP Unit into one share of ASR Common Stock immediately before the merger transaction.

     Rights of Holders of LP Units. Holders of LP Units do not have the right to take part in the management or control of the business or affairs of, to transact any business for, or to sign for or bind the ASR Operating Partnership. The limited partners, however, have the right to receive tax reports and certain other financial information, the most recent annual, quarterly, and current reports and proxy statements as provided to United Dominion's stockholders and, upon request, copies of documents as filed by United Dominion with the Commission under the Exchange Act. Holders of LP Units also have the right to inspect certain records of the ASR Operating Partnership. Upon the requisite vote of the holders of LP Units, such persons will have the right to amend the partnership agreement, subject to certain limitations specified therein, with the consent of the general partners. The exercise of the foregoing right will require the affirmative vote of the owners of record of more than 50 percent of the LP Units.

     Limited Liability. No limited partner will be liable for the ASR Operating Partnership's debts or other obligations, except to the extent that the ASR Operating Partnership withholds from or pays on behalf of such limited partner any amount of federal, state, local, or foreign taxes that the General Partners determines that the ASR Operating Partnership is required to withhold or pay with respect to any amount distributable or allocable to such limited partner. The General Partner is required to cause the ASR Operating Partnership to operate in such manner as they deem appropriate to avoid unlimited liability for the limited partners.

     Termination and Winding Up. The ASR Operating Partnership will be dissolved upon the occurrence of any of the following events: (i) the end of its term on December 31, 2086, (ii) the election of the general partners, unless any original limited partner that holds an original LP Unit objects in writing within 30 days of the notice of such election, (iii) entry of a decree of judicial dissolution of the ASR Operating Partnership, (iv) the sale or other disposition of all or substantially all of the ASR Operating Partnership's assets and properties, (v) an event of withdrawal by a general partner as described in Section 17-402 of the Delaware Limited Partnership Act, unless all of the remaining partners agree in writing, within 90 days after such event of withdrawal, to continue the business of the ASR Operating Partnership and elect one or more additional or successor general partners if necessary or desirable to do so, or (vi) 120 days after the commencement of any proceeding against the last remaining general partner seeking relief under certain statutes, including, among other things, reorganization, liquidation, or dissolution unless all of the remaining partners agree in writing, within 90 days after the occurrence of such event, to continue the business of the ASR Operating Partnership and to the appointment of a substitute general partner.

     In the event of dissolution, (a) the partnership's affairs will be terminated and wound up, (b) an accounting will be made, (c) the partnership's liabilities (including any amounts owed to the partners) will be paid or adequately provided for, and (d) any remaining assets will be distributed to the partners.

     Books and Records. The General Partner is required to (i) make available to each limited partner, within 90 days following the close of the fiscal year on December 31, annual information necessary for tax purposes; (ii) maintain a list of the names and last known business addresses of all partners at the partnership's principal office and to make such list available for review by any limited partner or such partner's representative at reasonable times; and
(iii) to maintain at the partnership's principal office certain financial statements, a copy of the Certificate of Limited Partnership for the partnership and executed copies of any powers of attorney used by the ASR Operating Partnership to file such certificate, a copy of the Partnership Agreement, certain federal, state, and local income tax records, and a description, including the amount, of the contributions by each partner and the date on which each person became a partner, any of which documents may be inspected by partners at any reasonable time and upon adequate notice.

     Power of Attorney. Each limited partner irrevocably designates the General Partner as such limited partner's agent, with full power of substitution, to execute, acknowledge, and file of record the Partnership Agreement, certificates of limited partnership, and any and all other instruments that the general partners deem necessary or appropriate to qualify and continue the ASR Operating Partnership as a limited partnership and also all conveyances and other instruments as the general partners deem necessary or appropriate to reflect the dissolution and termination of the ASR Operating Partnership. In addition, the general partners have been designated as the agent of each limited partner to execute, acknowledge, and deliver all conveyance and other instruments that the general partners deem appropriate to effect the transfer of partnership interests, including assignments on the default of any limited partner, to admit, substitute, or delete partners, to sell, exchange, or dispose of assets or properties of the ASR Operating Partnership, to borrow money and otherwise enter into financing transactions, and to execute all amendments and/or restatements of the partnership agreement. Such power will be deemed to be coupled with an interest and will survive the death of the limited partner.


                      COMPARATIVE RIGHTS OF SHAREHOLDERS

     At the Effective Time of the Merger, ASR stockholders automatically will become shareholders of United Dominion and their rights as shareholders would be determined by the United Dominion Articles and the bylaws of United Dominion. The following is a summary of the material differences in the rights of shareholders of United Dominion and ASR.


Capitalization

     United Dominion. United Dominion is authorized to issue 150,000,000 shares of United Dominion Common Stock, of which 90,136,203 shares were issued and outstanding on February 13, 1998. United Dominion also is authorized to issue 25,000,000 shares of Preferred Stock, no par value (the "United Dominion Preferred Stock"), of which 4,200,000 shares of 9.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred"), 6,000,000 shares of 8.60% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred", and 1,000,000 shares of Series C Junior Participating Cumulative Redeemable Preferred Stock (the "Series C Preferred)" and, together with the Series A Preferred and the Series B Preferred, the ("Alphabetical Series Preferred"), have been designated. At February 13, 1998, there were 4,200,000 shares of Series A Preferred, 6,000,000 shares of Series B Preferred and no shares of Series C Preferred issued and outstanding.

     Under the United Dominion Articles, the United Dominion Board has the power, without further action by the United Dominion shareholders, to provide for the issuance of United Dominion Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. The rights of the holders of United Dominion Common Stock are subject to the rights and preferences of the holders of the United Dominion Preferred Stock and would be subject to any rights and preferences of any other United Dominion Preferred Stock or series thereof that the United Dominion Board may issue. United Dominion will not issue any shares of Series C Preferred except upon the exercise of Rights distributed pursuant to its Shareholder Rights Plan. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Anti-Takeover Provisions -- United Dominion."

     Under Virginia law, any outstanding shares of capital stock of United Dominion reacquired by United Dominion would be considered authorized but unissued shares.

     ASR. ASR's authorized capital stock (the "ASR Capital Stock") is presently classified in the ASR Articles as of a single class, the ASR Common Stock, of which 40,000,000 shares are authorized and 4,990,057 shares were issued and outstanding as of the Record Date. The ASR Board is authorized, without action by ASR's stockholders, to classify and reclassify any unissued shares of ASR Capital Stock in a class or classes of preferred stock, preference stock, special stock, or other stock and to divide and classify any class into one or more series of such class, by determining, fixing, or altering, among other things, the designations, powers, preferences, and rights of the shares of each such class or series (including matters relating to voting, dividends, conversion, and redemptions) and the qualifications, limitations, or restrictions thereof.


Voting Rights

     United Dominion. Each holder of United Dominion Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of United Dominion Common Stock. Holders of United Dominion Common Stock do not have cumulative voting rights.

     Except as may otherwise be provided in the designation of a series of United Dominion Preferred Stock or as otherwise from time to time expressly required by law, holders of United Dominion Preferred Stock do not have any voting rights. The designation of the Series C Preferred provides that each share of Series C Preferred entitles the holder thereof to 1,000 votes on all matters submitted to a vote of shareholders and that the holders of the Series C Preferred and the holders of the United Dominion Common Stock will vote together as one voting group. The designation of each series of Alphabetical Series Preferred provides that whenever dividends on any shares of such series shall be in arrears for six or more consecutive quarterly periods, the holders of such shares (voting separately as a class with all other series of United Dominion Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of United Dominion at a special meeting called by the holders of record of at least 10% of the shares of such series or the holders of any other series of United Dominion Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire United Dominion Board will be increased by two directors.

     ASR. The holders of ASR Common Stock have one vote for each share held on any matter presented for consideration by the stockholders. The holders of ASR Common Stock are not entitled to cumulative voting in the election of directors.


Directors

     United Dominion. The United Dominion Bylaws provide for a Board of Directors having 12 members. The United Dominion Board may increase or decrease the number of directors and vacancies, whether arising from an increase in the number of directors or from the failure by shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the United Dominion Board (by the affirmative vote of a majority of the remaining directors if less than a quorum of the directors remains).

     A member of the United Dominion Board may be removed with or without cause by the vote of the holders of a majority of the shares of United Dominion Common Stock voting on his or her removal.

     ASR. The number of persons constituting the ASR Board is nine. The bylaws of ASR provide that so long as ASR maintains its REIT election a majority of the ASR Board and any committee of the ASR Board shall at all times consist of directors who are not employees of ASR.

     ASR directors may be removed with or without cause by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.


Anti-Takeover Provisions

     Certain provisions of Virginia and Maryland law, the United Dominion Articles and the ASR Articles may discourage an attempt to acquire control of United Dominion or ASR, respectively, that a majority of either corporation's shareholders determine is in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the United Dominion Board or ASR Board, respectively, do not approve. Provisions of the United Dominion Articles and ASR Articles intended to preserve qualified REIT status under the Code may have the same effects. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."

     United Dominion

     Authorized Preferred Stock. The rights of holders of United Dominion Common Stock will be subject to, and may be adversely affected by, the rights of holders of any United Dominion Preferred Stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of United Dominion Common Stock by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of such United Dominion Preferred Stock, and otherwise. In addition, the issuance of United Dominion Preferred Stock, in some circumstances, may deter or discourage takeover attempts and other changes in control of United Dominion by making it more difficult for a person who has gained a substantial equity interest in United Dominion to obtain control or to exercise control effectively.

     Shareholder Rights Plan. At its meeting on January 27, 1998, the Board of Directors of United Dominion approved a Shareholder Rights Plan (the "Plan"). When the Plan is implemented, effective February 4, 1998, United Dominion will distribute to the holders of the outstanding United Dominion Common Stock Rights equal in number to the number of shares of United Dominion Common Stock respectively held by them. The Rights will become exercisable only if a person or group (an "Acquiring Person") acquires or announces a tender offer for more than 15% of the outstanding United Dominion Common Stock. When the Rights are exercisable, United Dominion may issue one share of United Dominion Common Stock in exchange for each Right. Each Right will entitle the holder, other than the Acquiring Person, upon payment of the exercise price of $45, subject to adjustment, to purchase one thousandth of a share of Series C Preferred or, at the option of United Dominion, United Dominion Common Stock having a value equal to twice the Right's exercise price. If United Dominion is acquired in a merger or other business combination or if 50% or more of its assets or earnings power is sold, each Right will entitle the holder, other than the other party to such transaction, upon payment of the exercise price, to purchase publicly traded voting securities of such party (or the entity that controls such other party) possessing the greatest voting power, having a market value equal to twice the exercise price. The Rights will expire on January 27, 2008, and may be redeemed by United Dominion at a price of $.001 per Right at any time prior to the tenth day after public announcement that a person or group has become an Acquiring Person.

     Until such time as a person or group becomes an Acquiring Person, the Rights will be evidenced by certificates for shares of United Dominion Common Stock, with each such certificate representing the same number of Rights as shares, and will be transferred with and only with such certificates, as and when such certificates are transferred. Rights may not be transferred directly or indirectly to an Acquiring Person, to any person or group in a transaction in which the transferee becomes an Acquiring Person, or to an affiliate or associate of an Acquiring Person or any such person or group, and any Right purportedly transferred to an Acquiring Person or any such person or group, or any such affiliate or associate, will be null and void.

     The Plan provides that unless the United Dominion Board otherwise specifies, Rights shall be issued in respect of all shares of United Dominion Common Stock issued after February 4, 1998. If the Merger Agreement is approved, Rights will be issued in respect of the shares of United Dominion Common Stock issued to stockholders of ASR pursuant to the Merger.

     The Rights will function as a deterrent to uninvited takeovers of United Dominion. They will present a threat of substantial dilution of any acquisition of or offer for United Dominion Common Stock in which the acquiror or offeror becomes or seeks to become an Acquiring Person. However, United Dominion may redeem the Rights at nominal expense if they would otherwise impede an acceptable takeover or business combination.

     Virginia Legislation. The VSCA contains provisions governing "affiliated transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. For three years following the time that the Interested Shareholder becomes an owner of 10% of the outstanding voting shares, Virginia corporations cannot engage in an affiliated transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "disinterested directors." At the expiration of the three year period, the statute requires approval of affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder absent an exception. The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the law.

     The VSCA also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 331/3%, or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. An acquiring person may require the corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

     ASR

     Maryland Legislation. The MGCL provides that control shares (as defined below) of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the direct or indirect acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay certain of the corporation's expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting is held, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's voting stock (an "Interested Stockholder") or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.


REIT Qualification Provisions

     United Dominion. In order to preserve United Dominion's status as a REIT under the Code, United Dominion can redeem or stop the transfer of its shares. The United Dominion Articles provide that United Dominion is organized to qualify as a REIT. Because the Code provides that no more than 50% in value of the outstanding shares of a REIT may be owned, directly or indirectly, by five or fewer individuals during the last half of any taxable year, the United Dominion Articles provide that United Dominion shall have the power (i) to redeem that number of concentrated shares sufficient in the opinion of the United Dominion Board to maintain or bring the direct or indirect ownership of shares into conformity with the requirements of the Code, and (ii) to stop the transfer of shares to any person whose acquisition thereof would, in the opinion of the United Dominion Board, result in the disqualification of United Dominion as a REIT. The per share redemption price of any shares redeemed by United Dominion pursuant to this provision shall be the last reported sale price for the shares as of the business day preceding the day on which notice of redemption is given. The United Dominion Board can require shareholders to disclose in writing to United Dominion such information with respect to ownership of its shares as it deems necessary to comply with the REIT provisions of the Code.

     ASR. In order to preserve ASR's status as a REIT under the Code, the ASR Articles provide that any acquisition of shares of capital stock of ASR that would results in the disqualification of ASR as a REIT shall be void ab initio to the fullest extent permitted under applicable law. In addition, the ASR Articles provide that if a person or persons acting as a group own more than 9.8% of the outstanding shares of the capital stock of ASR, such shares shall be deemed "excess shares." The ASR Board has the discretion to redeem all excess shares upon written notice of redemption to the holder.

     The ASR Articles also provide that if any transfer of shares would result in (i) ownership by any person of 9.8% or more of ASR's outstanding shares;
(ii) ownership of ASR stock by fewer than 100 persons; (iii) ownership of 50% or more of ASR's stock by five or fewer persons; (iv) ownership by ASR of 10% or more of the ownership interests of any tenant of ASR; or (v) the disqualification of ASR as a REIT under the Code, then such transfer shall be void ab initio to the extent of the number of shares causing such a violation, and the purported transferee will acquire no rights or interest in such shares. Rather, such shares will be designated shares-in-trust and will be transferred to a share trust (the "Share Trust"). The trustee of the Share Trust will designate a beneficiary for whose benefit the shares will be held. Dividends, liquidation proceeds, and voting rights with respect to shares-in-trust will be received by or exercised by the trustee on behalf of the beneficiary. The trustee may transfer the shares-in-trust to a permitted transferee provided that compensation, determined according to the ASR Articles, is paid to the stockholder or transferee who would have owned such shares absent the ownership restrictions.


Preemptive Rights

     Neither the shareholders of United Dominion nor the stockholders of ASR have preemptive rights. Thus, if additional shares of United Dominion Common Stock or ASR Common Stock were issued, the proportions of capital stock ownership of the holders thereof would be reduced, to the extent they did not participate in such additional issuance of shares.


Assessment

     All outstanding shares of United Dominion Common Stock are, and those to be issued pursuant to the Merger Agreement will be, fully paid and nonassessable. All outstanding shares of United Dominion Preferred Stock are fully paid and nonassessable.

     The shares of ASR Common Stock presently outstanding are fully paid and nonassessable.


Conversion; Redemption; Sinking Fund

     Neither United Dominion Common Stock nor ASR Common Stock is convertible, redeemable or entitled to any sinking fund.


Liquidation Rights

     United Dominion. In the event of the liquidation, dissolution or winding-up of the affairs of United Dominion, holders of outstanding shares of capital stock of United Dominion are entitled to share, in proportion to their respective interests, in United Dominion's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of United Dominion. In the event of any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the holders of shares of the United Dominion Preferred Stock will be entitled to receive out of the assets of United Dominion available for distribution to shareholders, before any distribution is made to holders of United Dominion Common Stock, liquidation preferences in the amounts prescribed by the applicable series designations. The liquidation preference of the Series A Preferred and the

Series B Preferred is $25 per share, and the liquidation preference of the Series C Preferred is $1,000 per share, plus in each case accrued but unpaid dividends to, but excluding, the date of final distribution. The holders of any series of United Dominion Preferred Stock will not be entitled to receive the liquidation preference of such series until the liquidation preference of any other series of United Dominion Preferred Stock ranking senior to the such series with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. No series of United Dominion Preferred Stock are outstanding but the Alphabetical Series Preferred. The designations of the Series A Preferred and the Series B Preferred limit the ability of the United Dominion Board to designate a series senior to such Alphabetical Series Preferred. The Series A Preferred and the Series B Preferred are senior to the Series C Preferred.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of United Dominion, the assets of United Dominion shall be insufficient to make such full payments to holders of the United Dominion Preferred Stock, then such assets shall be distributed pro rata among holders of series of United Dominion Preferred Stock in accordance with the respective rankings of such series. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series A Preferred and the Series B Preferred will not be entitled to any further participation in any distribution of assets by United Dominion. The holders of the Series C Preferred will participate with holders of the United Dominion Common Stock in assets distributable to holders of United Dominion Common Stock remaining after payment to the holders of the United Dominion Common Stock of a distribution of $1 per share of United Dominion Common Stock, subject to adjustment upon the taking of certain action affecting the United Dominion Common Stock. Neither a consolidation or merger of United Dominion with or into another corporation nor a merger of another corporation with or into United Dominion nor a sale, lease or conveyance of all or any part of United Dominion's property or business shall be considered a liquidation, dissolution, or winding up of United Dominion.

     ASR. In the event of liquidation, dissolution or winding up of ASR, whether voluntary or involuntary, the holders of ASR Common Stock would be entitled to share ratably in any of its net assets or funds which are available for distribution to its stockholders after the satisfaction of its liabilities or after adequate provision is made therefor.


Dividends and Other Distributions

     In order to remain qualified as a REIT under the Code, each of United Dominion and ASR must distribute to its shareholders at least 95% of its taxable income (other than net capital gain) annually. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Distribution Requirements."


     United Dominion. Holders of shares of United Dominion Common Stock are entitled to cash dividends when, if and as declared by the United Dominion Board.

     Holders of shares of the Series A Preferred are entitled to receive, when and as declared by the United Dominion Board, out of funds legally available therefor, cumulative annual cash dividends of 9.25% per annum (equivalent to $2.3125 per share). Holders of shares of the Series B Preferred are entitled to receive, when and as declared by the United Dominion Board, out of funds legally available therefor, cumulative annual cash dividends of 8.60% per annum (equivalent to $2.15 per share). Holders of shares of the Series C Preferred are entitled to receive, when and as declared by the United Dominion Board, out of funds legally available therefor, cumulative dividends payable quarterly in an amount per share equal to the greater of (a) $.01 or (b) subject to adjustment upon the taking of certain action affecting the United Dominion Common Stock, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of United Dominion Common Stock, declared on the United Dominion Common Stock since the immediately preceding Series C Preferred dividend payment date, or, with respect to the first such dividend payment date, since the first issuance of any Series C Preferred. Unless full cumulative dividends on the Alphabetical Series Preferred have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Alphabetical Series Preferred as to dividends and upon liquidation) may be declared or paid or set aside for payment or other distribution declared or made upon the United Dominion Common Stock, nor may United Dominion redeem, purchase or otherwise acquire for any consideration any United Dominion Common Stock.

     Covenants in its loan agreements with certain lenders effectively prohibit United Dominion from declaring or paying dividends if, after giving effect thereto (i) a default or "Event of Default" under the particular agreement shall have occurred and be continuing, (ii) United Dominion would be prohibited from incurring debt under other covenants in such agreement, and (iii):

   (a) in the case of the loan agreement with one insurance company lender, such dividends and other "Restricted Payments" (as defined in such agreement) after July 1, 1991, would exceed the sum of $10,000,000, plus 100% of "Cash Flow" (as so defined) from and after July 1, 1991, to and including the last day of the fiscal quarter immediately preceding payment of such dividends, plus the net cash proceeds received by United Dominion from the sale of capital stock after July 1, 1991; and

   (b) in the case of the loan agreement with a group of insurance company lenders, such dividends and other "Restricted Payments" (as defined in such agreement) declared during the same fiscal year as such dividends would exceed the sum of (A) "Cash Flow" (as so defined) from the beginning of such fiscal year to and including the last day of the completed fiscal quarter immediately preceding the date of payment of such dividends, and (B) the net cash proceeds received by United Dominion from the issuance or sale of capital stock after February 24, 1993, plus $20,000,000, minus the total of the amounts, if any, by which "Restricted Payments" declared during each fiscal year subsequent to December 31, 1992, exceed "Cash Flow" for such fiscal year.

     Notwithstanding such covenants, United Dominion may pay dividends required to maintain its qualification as a REIT under the Code.

     There can be no assurance as to the payment of dividends on shares of United Dominion Common Stock in the future because such payment will depend upon the earnings and financial condition of United Dominion, as well as other related factors.

     ASR. The holders of ASR Common Stock are entitled to share ratably in dividends when and as declared by the ASR Board out of funds legally available therefor.


Special Meeting of Shareholders

     United Dominion. Under United Dominion's Bylaws, special meetings of United Dominion shareholders may be called by the Chairman of the Board, the President, Secretary or a majority of the United Dominion Board.

     ASR. Under ASR's Bylaws, special meetings of the stockholders may be called by the President, by the ASR Board or by stockholders entitled to cast at least 20% of the votes which all stockholders are entitled to cast votes at the meeting.


Indemnification

     United Dominion. Directors and officers of United Dominion may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the VSCA and the United Dominion Articles. Such indemnification covers all costs and expenses reasonably incurred by a director or officer. The United Dominion Board, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the United Dominion Board, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law.

     If the person involved is not a director or officer of United Dominion, the United Dominion Board may cause United Dominion to indemnify to the same extent allowed for directors and officers of United Dominion such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of United Dominion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     ASR. The ASR Articles require ASR, to the maximum extent permitted by Maryland law, to indemnify currently acting and former directors and officers of ASR and authorize indemnification of former officers who do not serve as directors, employees and agents and persons who serve, and have served, at ASR's request, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. The ASR Articles also require that expenses be advanced for directors and officers and authorize the advancement of expenses for other indemnified persons. ASR's Bylaws require ASR to indemnify any director or officer made a party to proceedings by reason of the fact that he is or was serving at the request of ASR as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Authorized Representative") if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ASR, and with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Such indemnity extends to derivative proceedings, except that no indemnification shall be made in respect of any matter as to which such person is adjudged to be liable for negligence or misconduct unless and to the extent that a court shall otherwise determine. The ASR Bylaws require indemnification of an Authorized Representative not a director or officer of ASR to the extent that he is successful on the merits of the proceeding to which he is a party. ASR may by bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents.


Director Liability

     As permitted by the VSCA and the MGCL, respectively, the United Dominion Articles and the ASR Articles eliminate the liability of directors and officers of United Dominion and ASR for monetary damages in a shareholder or derivative proceeding.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a holder of United Dominion Common Stock or ASR Common Stock. The summary does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations (except as described herein), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S. (except as described herein), and persons who acquired their ASR Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation) subject to special treatment under the federal income tax laws. The summary is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of statements in the summary as applicable to transactions entered into or contemplated prior to the effective date of such changes.

     EACH ASR STOCKHOLDER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE UNITED DOMINION COMMON STOCK AND OF UNITED DOMINION'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of United Dominion and ASR

     Each of United Dominion and ASR currently has in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code. Each of United Dominion and ASR believes that it has since its inception been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. United Dominion's qualification as a REIT after the Merger will depend in part upon ASR's qualification as a REIT immediately prior to the Merger. United Dominion intends to continue to operate in a manner so as to qualify as a REIT following the Effective Date of the Merger, but no assurance can be given that United Dominion will qualify or remain qualified as a REIT. In the opinion of Hunton & Williams, commencing with its taxable year ended December 31, 1993, United Dominion has been organized and operated, and its proposed method of operation following the Merger will permit it to continue to be organized and operated, in conformity with the requirements for qualification as a REIT under the Code. In the opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., (i) commencing with its taxable year ended December 31, 1993, ASR has been organized and has operated, in conformity with the requirements for qualification as a REIT under the Code, and (ii) each ASR subsidiary that is a partnership or limited liability company has been since its formation, treated, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation. The opinions of counsel as to REIT and partnership qualification are based on certain customary assumptions and representations regarding, among other things, the nature of United Dominion's and ASR's respective portfolios, the conduct of their respective businesses, the sources of their respective revenues, the amounts distributed by them, respectively, to shareholders and other matters germane to qualification as a REIT. ASR stockholders should be aware that opinions of counsel are not binding on the IRS or any court.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     If United Dominion and ASR qualify for taxation as REITs, they generally will not be subject to federal corporate income tax on their net income that is distributed currently to their shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, United Dominion and ASR will be subject to federal income tax in the following circumstances. First, United Dominion and ASR will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, United Dominion and ASR may be subject to the "alternative minimum tax" on undistributed items of tax preference, if any. Third, if either United Dominion or ASR has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if United Dominion or ASR has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if United Dominion or ASR should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect its profitability. Sixth, if United Dominion or ASR should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. If United Dominion or ASR elects to retain and pay income tax on its net long-term capital gain in a taxable year, any retained amounts would be treated as having been distributed for purposes of the 4% excise tax. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Distribution Requirements." Seventh, if United Dominion or ASR acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by United Dominion or ASR over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that United Dominion or ASR will make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.


Requirements for Qualification

     The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The United Dominion Articles and the ASR Articles contain restrictions regarding transfer of United Dominion Common Stock and ASR Common Stock that are intended to assist United Dominion and ASR in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."

     Both United Dominion and ASR currently have wholly-owned corporate subsidiaries (the "Corporate Subsidiaries"). Upon consummation of the Merger the ASR Corporate Subsidiaries in existence at the Effective Date of the Merger will become Corporate Subsidiaries of United Dominion. United Dominion may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. For taxable years beginning after December 31, 1997, a "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of United Dominion or ASR will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of United Dominion or ASR, as the case may be. Each of the current Corporate Subsidiaries of United Dominion and ASR is a "qualified REIT subsidiary" and will continue to be a "qualified REIT subsidiary" after the Merger. Therefore, no Corporate Subsidiary will be subject to federal corporate income taxation, although it may be subject to state and local taxation.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, United Dominion's and ASR's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the ASR Operating Partnership, respectively, will be treated as assets, liabilities, and items of income of United Dominion for purposes of applying the requirements described herein.

     Income Tests

     In order for United Dominion or ASR to qualify and to maintain its qualification as a REIT, two requirements relating to gross income must be satisfied annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to United Dominion and ASR is discussed below.

     The rent received by United Dominion or ASR from its tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of United Dominion or ASR will not qualify as "rents from real property" in satisfying the gross income tests if United Dominion or ASR, as the case may be, or a direct or indirect owner of 10% or more of United Dominion or ASR, as the case may be, directly or constructively owns 10% or more of the ownership interests in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," United Dominion or ASR generally must not operate or manage its properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom United Dominion derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by United Dominion are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, beginning with its 1998 taxable year, United Dominion or ASR may render a de minimis amount of "noncustomary" services to the tenants of a property other than through an independent contractor as long as the amount United Dominion or ASR receives with respect to such services does not exceed 1% of its total receipts from the property. For that purpose, the amount attributable to such services will be at least equal to 150% of United Dominion's or ASR's direct cost of providing the services.

     Except with respect to United Dominion's commercial properties, neither United Dominion nor ASR charges, and United Dominion will not charge after the Merger, Rent for any portion of any property that is based, in whole or in part, on the income or profits of any person. United Dominion does not charge Rent for any portion of any commercial property that is based, in whole or in part, on the income or profits of any person except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above. United Dominion intends to dispose completely of its commercial properties and will restrict its rental activities to apartment properties for which it will not charge Rent for any portion that is based, in whole or in part, on the income or profits of any person. In addition, neither United Dominion nor ASR has received and United Dominion does not anticipate receiving after the Merger any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease") of real property by United Dominion or ASR does not exceed, and such Rent charged by United Dominion after the Merger will not exceed, 15% of the total Rent received under the Lease. Finally, subject to the 1% de minimis exception, neither United Dominion nor ASR provides noncustomary services to its tenants, other than through an independent contractor.

     If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by United Dominion or ASR during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income during such year, it likely would lose its REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by United Dominion or ASR under such Lease would qualify as "rents from real property." In that case, if the Rent received by United Dominion or ASR under such Lease, plus any other income received by it during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, it likely would lose its REIT status. Finally, subject to the 1% de minimis exception, if any portion of the Rent does not qualify as "rents from real property" because United Dominion or ASR furnishes noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by it with respect to the such property would qualify as "rents from real property." In that case, if the Rent received by United Dominion or ASR with respect to such property, plus any other income received by it during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, it would lose its REIT status.

     From time to time, each of United Dominion and ASR has entered into hedging transactions with respect to one or more of its assets or liabilities, and United Dominion may continue to enter into such hedging transactions following consummation of the Merger. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that United

Dominion or ASR has entered or enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that United Dominion or ASR hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. United Dominion and ASR have structured, and United Dominion intends to structure in the future, any hedging transactions in a manner that will not jeopardize status as a REIT.

     If United Dominion or ASR fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect, United Dominion or ASR attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances United Dominion or ASR would be entitled to the benefit of those relief provisions. As discussed above in "FEDERAL INCOME TAX CONSIDERATIONS -- Taxation of United Dominion and ASR," even if those relief provisions apply, a 100% tax would be imposed on the gross income attributable to the greater of the amount by which the 75% and 95% gross income tests are failed, multiplied by a fraction intended to reflect United Dominion's or ASR's profitability.


     Asset Tests

     Each of United Dominion and ASR, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where it raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following its receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by United Dominion or ASR may not exceed 5% of the value of its total assets and United Dominion or ASR may not own more than 10% of any one issuer's outstanding voting securities (except for the interest of United Dominion in the Operating Partnership, the interest of ASR in the ASR Operating Partnership, and the interest of United Dominion or ASR in any qualified REIT subsidiary).

     For purposes of the asset tests, United Dominion is deemed to own its proportionate share of the assets of the Operating Partnership and ASR is deemed to own its proportionate share of the assets of the ASR Operating Partnership, rather than its interest in the Operating Partnership or ASR Operating Partnership, as applicable. United Dominion and ASR have operated and United Dominion will continue to operate the Operating Partnership and ASR Operating Partnership so that they have not acquired or disposed, and in the future will not acquire or dispose, of assets in a way that would cause either United Dominion or ASR to violate either asset test.

     If United Dominion or ASR should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets and arose from changes in the market values of its assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, United Dominion or ASR still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.


     Distribution Requirements

     Each of United Dominion and ASR, in order to qualify as a REIT, is required to distribute with respect to each taxable year dividends (other than capital gain dividends or retained capital gains) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before United Dominion timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that United Dominion or ASR does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if United Dominion or ASR should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that United Dominion or ASR elects to retain and pay income tax on its long-term capital gain in a taxable year, as described in " -- Taxation of Taxable U.S. Shareholders," such retained amount will be treated as having been distributed for purposes of the 4% excise tax.

     Under certain circumstances, United Dominion or ASR may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although United Dominion or ASR may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

     Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, each of United Dominion and ASR must maintain certain records. In addition, to avoid a monetary penalty, each of United Dominion and ASR must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares.


Failure to Qualify

     If United Dominion or ASR fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which United Dominion or ASR fails to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, United Dominion or ASR also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances United Dominion or ASR would be entitled to such statutory relief.


Taxation of Taxable U.S. Shareholders

     As long as United Dominion or ASR qualifies as a REIT, distributions (including the ASR Closing Dividend) made to taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are out of current or accumulated earnings and profits, earnings and profits are first allocated to preferred stock and then allocated to common stock. As used herein, the term "U.S. shareholder" means a holder of United Dominion Common Stock or ASR Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with its 1998 taxable year, United Dominion or ASR may elect to retain and pay income tax on its net long-term capital gains. In that case, United Dominion's or ASR's shareholders would include in income their proportionate share of its undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by United Dominion or ASR, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gains included in the shareholder's income, less the shareholder's share of the tax paid by United Dominion or ASR.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the shareholder. In addition, any distribution declared by United Dominion or ASR in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the payor during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of United Dominion or ASR. Instead, such losses would be carried over by United Dominion or ASR for potential offset against its future income (subject to certain limitations). Taxable distributions from United Dominion or ASR and gain from the disposition of United Dominion Common Stock or ASR Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from United Dominion or ASR generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of United Dominion Common Stock or ASR Common Stock (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. United Dominion will notify shareholders after the close of United Dominion's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.


Taxation of Shareholders on the Disposition of Common Stock

     In general, any gain or loss realized upon a taxable disposition of shares of United Dominion Common Stock or ASR Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from United Dominion or ASR, as the case may be, required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of United Dominion Common Stock or ASR Common Stock may be disallowed if other shares of the same Common Shares are purchased within 30 days before or after the disposition.


Capital Gains and Losses

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property."

With respect to distributions designated by United Dominion or ASR as capital gain dividends and any retained capital gains that United Dominion or ASR is deemed to distribute in taxable years beginning on and after January 1, 1998, United Dominion or ASR may designate (subject to certain limits) whether such a dividend or distribution is taxable to its noncorporate shareholders at a 20%, 25% or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.


Information Reporting Requirements and Backup Withholding

     United Dominion and ASR will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide United Dominion or ASR with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, United Dominion and ASR may be required to withhold a portion of capital gain distributions to shareholders who fail to certify their nonforeign status to United Dominion or ASR . The Service has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1998. See "FEDERAL INCOME TAX CONSIDERATION -- Taxation of Non-U.S. Shareholders."


Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by United Dominion or ASR to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of shares of United Dominion Common Stock or ASR Common Stock with debt, a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from United Dominion or ASR as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Common Stock of United Dominion or ASR is required to treat a percentage of the dividends on its United Dominion or ASR shares as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by United Dominion or ASR from an unrelated trade or business (determined as if United Dominion or ASR were a pension trust) divided by the gross income of United Dominion or ASR for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Common Stock of United Dominion or ASR only if (i) the UBTI Percentage is at least 5%, (ii) United Dominion or ASR, as the case may be, qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of United Dominion or ASR, as the case may be, in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of United Dominion's or ASR's shares or (B) a group of pension trusts individually holding more than 10% of the value of United Dominion's or ASR's shares collectively owns more than 50% of the value of United Dominion's or ASR's shares.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign holders of United Dominion or ASR Common Stock (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN UNITED DOMINION COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges of U.S. real property interests and are not designated by the payor as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of the payor's current or accumulated earnings and profits. For purposes of determining whether distributions are made out of current or accumulated earnings and profits, earnings and profits are allocated first to preferred stock and then to common stock. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in United Dominion Common Stock or ASR Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). Each of United Dominion and ASR expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with United Dominion or ASR or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with United Dominion or ASR claiming that the distribution is effectively connected income. The Service has issued regulations that modify the manner in which United Dominion and ASR comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1998.

     Distributions in excess of current and accumulated earnings and profits of United Dominion or ASR will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's United Dominion Common Stock or ASR Common Stock, as the case may be, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's United Dominion Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his United Dominion Common Stock or ASR Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the payor's current and accumulated earnings and profits.

     Each of United Dominion and ASR is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. To the extent that United Dominion or ASR does not withhold at a rate of 30% on the entire amount of any distribution, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which United Dominion or ASR qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The payor is required to withhold 35% of any distribution that is designated or could be designated by it as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his United Dominion Common Stock or ASR Common Stock generally will not be taxed under FIRPTA if United Dominion or ASR, as the case may be, is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Each of United Dominion and ASR is currently a "domestically controlled REIT" and, therefore, the sale of United Dominion Common Stock or ASR Common Stock will not be subject to taxation under FIRPTA. However, no assurance can be given that United Dominion or ASR will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in United Dominion Common Stock or ASR Common Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of United Dominion Common Stock or ASR Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).


Other Tax Consequences

     United Dominion, ASR, the Operating Partnership, the ASR Operating Partnership, the Corporate Subsidiaries, or United Dominion or ASR shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of United Dominion, ASR and their shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, ASR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN UNITED DOMINION.


Tax Aspects of the Operating Partnership and the ASR Operating Partnership

     The following discussion summarizes certain federal income tax considerations applicable to United Dominion's and ASR's direct or indirect investment in the Operating Partnership, the ASR Operating Partnership, and each other United Dominion or ASR subsidiary that is a partnership or limited liability company (each is referred to herein as a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.


Classification as a Partnership

     United Dominion or ASR will be entitled to include in its income its distributive share of a Partnership's income and to deduct its distributive share of a Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than a corporation or an association taxable as a corporation. An entity will be classified as a partnership for income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

     In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any of its members was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each Partnership in existence on January 1, 1997 reasonable claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. In addition, no Partnership was notified by a taxing authority on or before May 8, 1996 that its classification was under examination. The Partnerships intend to continue to be classified as partnerships and no Partnership has elected or will elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as corporation for federal income tax purposes unless at least 90% of its gross income for a taxable year consists of "qualifying income" under section 7704(d)of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Income Tests." The U.S. Treasury Department has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during its taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, United Dominion or ASR, as applicable, likely would not be able to qualify as a REIT. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Income Tests and -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case United Dominion or ASR might incur a tax liability without any related cash distribution. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification-Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.


                                    EXPERTS

     The consolidated financial statements of United Dominion appearing in its Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of South West Property Trust Inc. at December 31, 1996 and for each of the three years in the period ended December 31, 1996 appearing in United Dominion's Current Report (Form 8-K/A No. 1) dated March 17, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of rental operations of Anderson Mill Oaks Apartments, Pineloch Apartments, Post Oak Ridge Apartments, Tradewinds Apartments, Trinity Place Apartments, Stoneybrook Apartments, Forest Creek Apartments, Lakeside Apartments, Lotus Landing Apartments, Mallards of Brandywine Apartments and Orange

Oaks Apartments, included in United Dominion's current report on Form 8-K, dated July 1, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the reports respectively dated June 11, 1997, June 11, 1997, June 11, 1997, June 11, 1997, June 25, 1997, June 25, 1997, June 25,
1997. June 25, 1997, August 7, 1997, August 7, 1997, August 7, 1997, August 7,
1997, and August 7, 1997, of L.P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The statements of rental operations of Waterside at Ironbridge Apartments, Bammelwood Apartments, Braesridge Apartments, Camino Village Apartments and Pecan Grove Apartments, included in United Dominion's current report on Form 8-K, dated October 21, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the reports respectively dated November 14, 1997, November 20, 1997, November 20, 1997, November 20, 1997, and November 20, 1997, of L.P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of ASR incorporated herein by reference from its Annual Report on Form 10-K for the year ended December 31, 1996 and (i) the Combined Historical Summary of Revenues and Certain Operating Expenses of the Winton Properties for the year ended December 31, 1996, the Historical Summary of Revenues and Certain Operating Expenses of La Privada Apartments for the year ended December 31, 1996, and the Historical Summary of Revenues and Certain Operating Expenses of London Park Apartments for the year ended December 31, 1996, incorporated herein by reference from ASR's Current Report on Form 8-K/A filed on June 16, 1997, (ii) the Combined Historical Summary of Revenues and Certain Operating Expenses of the MTP Properties for the year ended December 31, 1996, incorporated herein by reference from ASR's Current Report on Form 8-K filed on August 28, 1997, and (iii) the Historical Summary of Revenues and Certain Operating Expenses of Arbor Terrace Apartments for the year ended December 31, 1996, incorporated herein by reference from ASR's Current Report on Form 8-K/A filed on January 6, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                LEGAL OPINIONS

     Certain legal matters in connection with the Merger, including the legality of the United Dominion Common Stock to be issued, will be passed on for United Dominion by Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with the Merger will be passed on for ASR by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a Professional Association, Phoenix, Arizona .

     Hunton & Williams and Rogers & Wells LLP, New York, New York, will deliver opinions to United Dominion and ASR, respectively, concerning certain federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."


                                 OTHER MATTERS

     The ASR Board does not intend to bring any matter before the Special Meeting other than as specifically set forth in the Notice of Special Meeting of Stockholders, nor does it know of any matter to be brought before the Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the ASR Board.

                                                                     Appendix I








                                    FORM OF



                         AGREEMENT AND PLAN OF MERGER

                        Dated as of December 19, 1997,



                                     Among



                      UNITED DOMINION REALTY TRUST, INC.,



                         ASR INVESTMENTS CORPORATION,

                                      and


                           ASR ACQUISITION SUB, INC.

                               TABLE OF CONTENTS



                                                                                        Page
                                            ARTICLE I
                                            The Merger
SECTION 1.1      The Merger .........................................................    I-1
SECTION 1.2      Closing ............................................................    I-1
SECTION 1.3      Effective Time .....................................................    I-1
SECTION 1.4      Effects of the Merger ..............................................    I-1
SECTION 1.5      Charters and By-Laws ...............................................    I-1
SECTION 1.6      Directors ..........................................................    I-1
                                            ARTICLE II
                         Effect of the Merger on the Capital Stock of the
                        Constituent Corporations; Exchange of Certificates
SECTION 2.1      Effect on Capital Stock
        (a)      Conversion of Stock ................................................    I-2
        (b)      Conversion of Shares of Common Stock of ASRSub .....................    I-2
SECTION 2.2      Exchange of Certificates ...........................................    I-2
        (a)      Exchange Agent .....................................................    I-2
        (b)      Provision of Shares ................................................    I-2
        (c)      Exchange Procedure .................................................    I-2
        (d)      Record Dates; Distributions with Respect to Unexchanged Shares .....    I-3
        (e)      No Further Ownership Rights in ASR Common Stock ....................    I-4
        (f)      No Liability .......................................................    I-4
        (g)      No Fractional Shares ...............................................    I-4
        (h)      Withholding Rights .................................................    I-4
                                           ARTICLE III
                                  Representations and Warranties
SECTION 3.1      Representations and Warranties of ASR ..............................    I-5
        (a)      Organization, Standing and Corporate Power of ASR ..................    I-5
        (b)      ASR Subsidiaries ...................................................    I-5
        (c)      Capital Structure ..................................................    I-5
        (d)      Authority; Noncontravention; Consents ..............................    I-6
        (e)      SEC Documents; Financial Statements; Undisclosed Liabilities .......    I-6
        (f)      Absence of Certain Changes or Events ...............................    I-7
        (g)      Litigation .........................................................    I-7
        (h)      Absence of Changes in Benefit Plans; ERISA Compliance ..............    I-7
        (i)      Taxes ..............................................................    I-8
        (j)      No Loans or Payments to Employees, Officers or Directors ...........    I-8
        (k)      Brokers; Schedule of Fees and Expenses .............................    I-9
        (l)      Compliance with Laws ...............................................    I-9
        (m)      Contracts; Debt Instruments ........................................    I-9

       (n)       Environmental Matters ..............................................    I-9
       (o)       ASR Properties .....................................................    I-9
       (p)       Books and Records ..................................................    I-10
       (q)       Opinion of Financial Advisor .......................................    I-10
       (r)       State Takeover Statutes ............................................    I-10
       (s)       Registration Statement .............................................    I-10
       (t)       Vote Required ......................................................    I-10
SECTION 3.2      Representations and Warranties of the Company ......................    I-10
       (a)       Organization, Standing and Corporate Power of the Company ..........    I-10
       (b)       The Company Subsidiaries ...........................................    I-11
       (c)       Capital Structure ..................................................    I-11
       (d)       Authority; Noncontravention; Consents ..............................    I-11
       (e)       SEC Documents; Financial Statements; Undisclosed Liabilities .......    I-12
       (f)       Absence of Certain Changes or Events ...............................    I-13
       (g)       Litigation .........................................................    I-13
       (h)       Absence of Changes in Benefit Plans; ERISA Compliance ..............    I-13
       (i)       Taxes ..............................................................    I-14
       (j)       No Loans or Payments to Employees, Officers or Directors ...........    I-14
       (k)       Brokers ............................................................    I-14
       (l)       Compliance with Laws ...............................................    I-14
       (m)       Contracts; Debt Instruments ........................................    I-14
       (n)       Environmental Matters ..............................................    I-15
       (o)       Tangible Property and Assets .......................................    I-15
       (p)       Books and Records ..................................................    I-15
       (q)       State Takeover Statutes ............................................    I-15
                                                       ARTICLE IV
                                                       Covenants
SECTION 4.1      Conduct of Business by ASR .........................................    I-15
SECTION 4.2      Conduct of Business by the Company .................................    I-16
SECTION 4.3      Other Actions ......................................................    I-17
                                                       ARTICLE V
                                                  Additional Covenants
SECTION 5.1      Preparation of the Registration Statement and the Proxy
                 Statement; Stockholders Meetings ...................................    I-17
SECTION 5.2      Access to Information; Confidentiality .............................    I-18
SECTION 5.3      Best Efforts; Notification .........................................    I-18
SECTION 5.4      Affiliates .........................................................    I-19
SECTION 5.5      Tax Treatment ......................................................    I-19
SECTION 5.6      No Solicitation of Transactions ....................................    I-19
SECTION 5.7      Public Announcements ...............................................    I-20
SECTION 5.8      Listing ............................................................    I-20

SECTION 5.9       Transfer and Gains Taxes ...................................  I-20
SECTION 5.10      Employee Matters ...........................................  I-20
         (a)      Employees ..................................................  I-20
         (b)      Incentive Plans ............................................  I-20
         (c)      Employment Arrangements ....................................  I-21
         (d)      Termination of Benefit Plans ...............................  I-21
         (e)      Cooperation ................................................  I-21
SECTION 5.11      Indemnification ............................................  I-21
SECTION 5.12      ASR Operating Partnership ..................................  I-23
SECTION 5.13      Registration Rights Agreements .............................  I-23
SECTION 5.14      Company Board of Directors .................................  I-23
SECTION 5.15      Comfort Letter .............................................  I-23
                                           ARTICLE VI
                                      Conditions Precedent
SECTION 6.1       Conditions to Each Party's Obligation to Effect the Merger .  I-23
         (a)      Stockholder Approval .......................................  I-23
         (b)      Listing of Shares ..........................................  I-23
         (c)      Registration Statement .....................................  I-23
         (d)      No Injunctions or Restraints ...............................  I-23
         (e)      Certain Actions and Consents ...............................  I-23
SECTION 6.2       Conditions to Obligations of the Company ...................  I-24
         (a)      Representations and Warranties .............................  I-24
         (b)      Performance of Obligations of ASR ..........................  I-24
         (c)      Opinions Relating to REIT and Partnership Status ...........  I-24
         (d)      Consents ...................................................  I-24
SECTION 6.3       Conditions to Obligation of ASR ............................  I-24
         (a)      Representations and Warranties .............................  I-24
         (b)      Performance of Obligations of the Company ..................  I-25
         (c)      Opinions Relating to REIT and Partnership Status ...........  I-25
         (d)      Opinion Related to the Merger ..............................  I-25
         (e)      Consents ...................................................  I-25
         (f)      Registration Rights Agreements .............................  I-25
                                          ARTICLE VII
                                         Board Actions
SECTION 7.1       Board Actions ..............................................  I-25
                                          ARTICLE VIII
                               Termination, Amendment and Waiver
SECTION 8.1       Termination ................................................  I-26
SECTION 8.2       Expenses ...................................................  I-26
SECTION 8.3       Effect of Termination ......................................  I-28
SECTION 8.4       Amendment ..................................................  I-28

SECTION 8.5    Extension; Waiver .............................................  I-28
                                  ARTICLE IX
                              General Provisions
SECTION 9.1    Nonsurvival of Representations and Warranties .................  I-29
SECTION 9.2    Notices .......................................................  I-29
SECTION 9.3    Interpretation ................................................  I-29
SECTION 9.4    Counterparts ..................................................  I-30
SECTION 9.5    Entire Agreement; No Third-Party Beneficiaries ................  I-30
SECTION 9.6    GOVERNING LAW .................................................  I-30
SECTION 9.7    Assignment ....................................................  I-30
SECTION 9.8    Enforcement ...................................................  I-30
                                  ARTICLE X
                             Certain Definitions
SECTION 10.1   Certain Definitions ...........................................  I-30

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 19, 1997, among UNITED DOMINION REALTY TRUST, INC., a Virginia corporation (the "Company"), ASR INVESTMENTS CORPORATION, a Maryland corporation ("ASR"), and ASR ACQUISITION SUB, INC., a Maryland corporation and a subsidiary of the Company ("ASRSub").


                                   RECITALS

     (a) Certain terms used herein shall have the meanings assigned to them in
Article X;

     (b) The Boards of Directors of the Company and ASR have determined that it is advisable and in the best interest of their respective companies and their stockholders to consummate the strategic business combination involving ASR and the Company described herein, pursuant to which ASR will merge with ASRSub and will be the surviving corporation in such merger (the "Merger") and each issued and outstanding share of common stock, par value $.01 per share, of ASR (the "ASR Common Stock") will be converted into the right to receive the Merger Consideration (as defined below); and

     (c) For federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization under Section 368 of the Code.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                                  The Merger

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), ASR shall be merged with ASRSub at the Effective Time (as defined herein). Following the Merger, the separate corporate existence of ASRSub shall cease and ASR shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of ASRSub in accordance with the MGCL.

     SECTION 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "Closing Date").

     SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger or other appropriate documents for the Merger (the "Articles of Merger") executed in accordance with Section 3-110 of the MGCL and shall make all other filings or recordings required under the MGCL to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Department of Assessments and Taxation of the State of Maryland, or at such other time as the Company and ASR shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the "Effective Time" and the "Effective Day"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the MGCL.

     SECTION 1.5 Charters and By-Laws. The Charter and By-Laws of the Surviving Corporation as in effect at the Effective Time shall be the Charter and By-Laws of the Surviving Corporation upon consummation of the Merger. The Articles of Incorporation of the Company (the "Company Charter") and the By-Laws of the Company (the "Company By-Laws") shall not be affected by the Merger.

     SECTION 1.6 Directors. The Board of Directors of ASR shall resign as of the Effective Time and shall be replaced with designees of the Company.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

     SECTION 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the holder of any shares of ASR Common Stock:

       (a) Conversion of Stock.

          (i) At the Effective Time, each issued and outstanding share of ASR Common Stock shall be converted (the "Exchange Ratio") into the right to receive from the Company 1.575 fully paid and nonassessable shares of Common Stock of the Company, par value $1.00 per share ("Common Stock"). In the event that the Average Closing Price (as defined below) is greater than $16.00 per share of Common Stock (the "Adjustment Price"), then the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which shall equal the Adjustment Price and the denominator of which shall equal the Average Closing Price. As used herein, "Average Closing Price" shall mean the average of the daily closing prices per share of the Common Stock on the New York Stock Exchange ("NYSE"), reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal during the 20 trading day period ending at the end of the fifth trading day prior to the date of the Proxy Statement (as defined herein).

          (ii) At the Effective Time, all such shares of ASR Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such shares of ASR Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with
       Section 2.2(c), certificates representing the shares of Common Stock required to be delivered under this Section 2.1(a) and any cash in lieu of fractional shares of Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "Merger Consideration") and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case, without interest and less any required withholding taxes.

          (iii) Notwithstanding the foregoing, the parties understand that the rights of each stockholder of the Company under this Section 2.1(a) will be subject to the ownership limitations and other related provisions contained in the Company Charter.

       (b) Conversion of Shares of Common Stock of ASRSub. At the Effective Time, each issued and outstanding share of common stock of ASRSub ("ASRSub Common Stock") shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     SECTION 2.2 Exchange of Certificates.

       (a) Exchange Agent. Prior to the Effective Time, the Company shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding ASR Common Stock.

       (b) Provision of Shares. The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of ASR Common Stock, sufficient shares of Common Stock issuable in exchange for the issued and outstanding shares of ASR Common Stock pursuant to Section 2.1.

       (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ASR Common Stock (the "ASR Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ASR Certificates shall pass, only upon delivery of the ASR Certificates to the Exchange Agent and shall be in a form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the ASR Certificates in exchange for the Merger Consideration. Upon surrender of an ASR Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such ASR Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ASR Common Stock which is not registered in the transfer records of ASR, payment may be made to a person other than the person in whose name the ASR Certificate so surrendered is registered if such ASR Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such ASR Certificate or establish to the satisfaction of the Company that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each ASR Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares theretofore represented by such ASR Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any ASR Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

       (d) Record Dates; Distributions with Respect to Unexchanged Shares.

          (i) At the Effective Time, ASR shall declare, set aside and pay to the holders of ASR Common Stock a cash dividend (and a corresponding distribution to the holders ("ASR Limited Partners") of units of limited partnership ("ASR OP Units") of ASR Heritage Communities L.P., a Delaware limited partnership (the "ASR Operating Partnership")), equal to $.1667 per share of ASR Common Stock per month for each month (with a pro rated amount being paid for partial months based on a 30-day month) that the Effective Day occurs after February 28, 1998; provided that if the Effective Day occurs during any calendar quarter (other than the first calendar quarter) on a date that is after the record date for the payment of regular quarterly dividends by the Company to its stockholders during that calendar quarter, the amount that ASR shall declare, set aside and pay to the holders of ASR Common Stock (and to the ASR Limited Partners in a corresponding distribution) shall be increased by $.3334 per share of ASR Common Stock (and an equivalent amount per ASR OP Unit); provided, further, that the amount paid by ASR on the Effective Day shall be reduced by the amount of dividends and distributions paid by ASR during calendar year 1998 to the holders of ASR Common Stock (and to the ASR Limited Partners in any corresponding distribution). Any such dividends payable hereunder to holders of ASR Common Stock shall be paid upon presentation of the ASR Certificates for exchange in accordance with this Article II. In addition, unless the Company shall otherwise notify ASR, ASR shall before the Effective Date declare and set aside a special cash dividend (and a corresponding distribution to the ASR Limited Partners), the record date for which shall be a date preceding the Effective Date, in an amount per share at least equal to the quotient of (A) the excess, if any, of 100% of ASR's real estate investment trust taxable income for the tax year ending on the Effective Date, over the total of all dividends and distributions theretofore declared by ASR and includable for purposes of determining ASR's deduction for dividends paid for such tax year, (B) divided by the number of shares of ASR Common Stock outstanding on the record date. If such special cash dividend (and corresponding distribution to the ASR Limited Partners) shall be payable by reason of an excess of 100% of such real estate investment trust taxable income over the total of such dividends and distributions, it shall be payable promptly after ascertainment of the amount thereof. (ii) No dividends or other distributions with respect to ASR Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ASR Certificate with respect to the shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such ASR Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such ASR Certificate there shall be paid to the holder of such ASR Certificate, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Common Stock to which such holder is entitled pursuant to Section 2.2(g) and
        (B) if such ASR Certificate is exchangeable for one or more whole shares of Common Stock, (x) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Common Stock.

       (e) No Further Ownership Rights in ASR Common Stock. All Merger Consideration paid upon the surrender of ASR Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ASR Common Stock theretofore represented by such ASR Certificates, subject, however, to the obligation of the Company to pay, without interest, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ASR on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of ASR of the shares of ASR Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are properly presented to the Company they shall be cancelled and exchanged as provided in this Article II.

       (f) No Liability. None of the Company, ASR, ASRSub or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Company, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to the Company for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

       (g) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of ASR Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of the Company.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of ASR Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all ASR Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional share of Common Stock equal to such fractional proportion of the closing price per share of the Common Stock on the NYSE, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal, on the Effective Day. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ASR Certificates in lieu of any fractional shares of Common Stock, the Exchange Agent shall make available such amounts to such holders of ASR Certificates without interest.

       (h) Withholding Rights. The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or ASR Common Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ASR Common Stock, in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                                  ARTICLE III

                        Representations and Warranties

     SECTION 3.1 Representations and Warranties of ASR. ASR represents and warrants to the Company as follows:

       (a) Organization, Standing and Corporate Power of ASR. ASR is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. ASR is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of ASR and the ASR Subsidiaries (as defined below) taken as a whole (an "ASR Material Adverse Effect"). As used herein, "ASR Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which ASR (either directly or through or together with another ASR Subsidiary) owns any capital stock or other equity interests of such entity.

       (b) ASR Subsidiaries. Schedule 3.1(b) to the ASR Disclosure Letter (as defined herein) sets forth each ASR Subsidiary and the ownership interest therein of ASR. Except as set forth in Schedule 3.1(b) to the ASR Disclosure Letter, (i) all the outstanding shares of capital stock of each ASR Subsidiary that is a corporation have been validly issued, are fully paid and nonassessable and are owned by ASR, by another ASR Subsidiary or by ASR and another ASR Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"); (ii) all equity interests in each ASR Subsidiary that is a partnership (other than the ASR Operating Partnership), limited liability company or trust are owned by ASR, by another ASR Subsidiary or by ASR and another ASR Subsidiary, free and clear of all Liens; and (iii) ASR owns all of its partnership interest in the ASR Operating Partnership free and clear of all Liens. Each ASR Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each ASR Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each ASR Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing of its properties or management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have an ASR Material Adverse Effect.

       (c) Capital Structure. The authorized capital stock of ASR consists of 40,000,000 shares of ASR Common Stock and no shares of preferred stock, par value $.01 per share (the "ASR Preferred Stock"). On the date hereof,
    (i) 4,990,054 shares of ASR Common Stock and no shares of ASR Preferred Stock were issued and outstanding, (ii) 5,901 shares of ASR Common Stock were available for issuance under ASR's stock option plans (the "ASR Stock Plans"), (iii) 351,349 shares of ASR Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of ASR Common Stock granted to employees or directors of ASR under the ASR Stock Plans I-5 or otherwise (the "ASR Common Stock Options") and (iv) 971,422 shares of Common Stock were reserved for issuance upon conversion of the ASR OP Units. On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of ASR or any ASR Subsidiary were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of ASR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the ASR Common Stock Options and ASR OP Units, (B) as set forth in Schedule 3.1(c) to the ASR Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ASR or any ASR Subsidiary is a party or by which such entity is bound, obligating ASR or any ASR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of ASR or any ASR Subsidiary or obligating ASR or any ASR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

       (d) Authority; Noncontravention; Consents. ASR has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the requisite vote of the holders of the ASR Common Stock (the "ASR Common Stockholder Approvals"), to consummate Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by ASR and the consummation by ASR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ASR, subject to approval of this Agreement pursuant to the ASR Common Stockholder Approvals. This Agreement has been duly executed and delivered by ASR and constitutes valid and binding obligations of ASR, enforceable against ASR in accordance with its terms. Except as set forth in Schedule 3.1(d) to the ASR Disclosure Letter, the execution and delivery of this Agreement by ASR do not, and the consummation of the transactions contemplated hereby and compliance by ASR with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ASR or any ASR Subsidiary under, (i) the charter or by-laws of ASR or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any ASR Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to ASR or any ASR Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to ASR or any ASR Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
    (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have an ASR Material Adverse Effect or (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by or with respect to ASR or any ASR Subsidiary in connection with the execution and delivery of this Agreement by ASR or the consummation by ASR of any of the transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by ASR stockholders of the Merger or the other transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 of the Company, of which the Proxy Statement shall be a part (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the issuance of the Merger Consideration, and (z) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) the filing of I-6 a listing application with the NYSE by the Company with respect to the Common Stock to be issued in the Merger, (iii) the filing of the Articles of Merger for the Merger with the Department of Assessments and Taxation of the State of Maryland, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined herein) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 3.1(d) to the ASR Disclosure Letter or (A) as may be required under federal, state, local or foreign Environmental Laws (as defined herein) or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent ASR from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an ASR Material Adverse Effect.

       (e) SEC Documents; Financial Statements; Undisclosed Liabilities. ASR has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "ASR SEC Documents"). All of the ASR SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such ASR

   SEC Documents. None of the ASR SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed ASR SEC Documents. Other than as set forth in Schedule 3.1(e) to the ASR Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which ASR has received written notice with respect to any ASR report or statement which, if resolved in a manner unfavorable to ASR, could have an ASR Material Adverse Effect. The consolidated financial statements of ASR included in the ASR SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of ASR and the ASR Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). ASR has no ASR Subsidiaries which are not consolidated for accounting purposes.

       (f) Absence of Certain Changes or Events. Except as disclosed in the ASR SEC Documents or in Schedule 3.1(f) to the ASR Disclosure Letter, since the date of the most recent financial statements included in the ASR SEC Documents (the "ASR Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (a) of this Section 3.1(f), ASR and the ASR Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any material adverse change in the business, financial condition or results of operations of ASR and the ASR Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in ASR Economic Losses (as defined in Section 6.2 below) of $4,000,000 or more (an "ASR Material Adverse
   Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an ASR Material Adverse Change, (b) except for regular quarterly distributions (in the case of ASR) not in excess of $0.50 per share of ASR Common Stock (including any corresponding distribution by the ASR Operating Partnership) with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the ASR Common Stock, (c) any split, combination or reclassification of any ASR Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any ASR Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an ASR I-7 Material Adverse Effect, (e) any change in accounting methods, principles or practices by ASR or any ASR Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in ASR SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between ASR and any officer or director of ASR.

       (g) Litigation. Except as disclosed in the ASR SEC Documents or in
   Schedule 3.1(g) to the ASR Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of ASR and the ASR Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of ASR, threatened against or affecting ASR or any ASR Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an ASR Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ASR or any ASR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

       (h) Absence of Changes in Benefit Plans; ERISA Compliance.

          (i) Except as disclosed in the ASR SEC Documents or in Schedule 3.1(h)(i) to the ASR Disclosure Letter, since the date of the most recent audited financial statements included in the ASR SEC Documents, there has not been any adoption or amendment in any material respect by ASR or any ASR Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ASR or any ASR Subsidiary or any person affiliated with ASR under Section 414(b), (c),
       (m) or (o) of the Code (collectively, "ASR Benefit Plans").

          (ii) Except as described in the ASR SEC Documents or in Schedule 3.1(h)(ii) to the ASR Disclosure Letter or as would not have an ASR Material Adverse Effect, (A) all ASR Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither ASR nor any ASR Subsidiary has any liabilities or obligations with respect to any such ASR Benefit Plan, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of ASR are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.1(h)(ii) to the ASR Disclosure Letter, the execution of, and performance of the Transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any ASR Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to ASR or the ASR Subsidiaries are the agreement and policies specifically referred to in Schedule 3.1(h)(ii) to the ASR Disclosure Letter.

       (i) Taxes.

          (i) Each of ASR and each ASR Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. ASR and each ASR Subsidiary have paid (or ASR has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable. As used in this Agreement, "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (ii) ASR (A) for all of its taxable years commencing with the year ending December 31, 1993 through the most recent December 31, has been subject to taxation as a real estate investment trust under the Code ("REIT") within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1997, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to ASR's knowledge, no such challenge is pending or threatened. The ASR Operating Partnership has at all times, and each other ASR Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its acquisition by ASR been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

       (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in the ASR SEC Documents, or Schedule 3.1(h)(ii) or 3.1(j) to the ASR Disclosure Letter or as otherwise specifically provided for in this Agreement there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract or other arrangement with respect to severance, (iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the

   Merger or any of the other transactions contemplated hereby with respect to any employee, officer or director of ASR or any ASR Subsidiary or (iv) any agreement to appoint or nominate any person as a director of ASR or the Company.

       (k) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Furman Selz LLC ("Furman Selz"), the fees and expenses of which, as set forth in a letter agreement between ASR and Furman Selz, have previously been disclosed to the Company and will be paid by ASR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ASR or any ASR Subsidiary.

       (l) Compliance with Laws. Except as disclosed in the ASR SEC Documents and except as set forth in Schedule 3.1(l) to the ASR Disclosure Letter, neither ASR nor any of the ASR Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in an ASR Material Adverse Effect.

       (m) Contracts; Debt Instruments. Neither ASR nor any ASR Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in
   Schedule 3.1(m) to the ASR Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in an ASR Material Adverse Effect.

       (n) Environmental Matters. Except as disclosed in Schedule 3.1(n) to the ASR Disclosure Letter or in the environmental audits/reports listed thereon, each of ASR and each ASR Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of ASR and each ASR Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Law of any Governmental Entity relating to human health, safety or protection of the environment ("Environmental Laws"), except for violations and failures to comply, individually or in the aggregate, which would not have an ASR Material Adverse Effect.

       (o) ASR Properties. Except as listed in Schedule 3.1(o) to the ASR Disclosure Letter or except as listed on the title insurance policies, reports or the surveys, copies of which were made available for review to the Company: (i) ASR or an ASR Subsidiary owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of ASR included in the ASR SEC Documents or as identified in Schedule 3.1(o) to the ASR Disclosure Letter (the "ASR Properties"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"); (ii) the ASR Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (a) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the ASR Properties, (b) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the ASR Properties subject thereto or affected thereby, and do not otherwise materially interfere with the present use of any of the ASR Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by ASR and the ASR Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business; (iv) valid policies of title insurance have been issued insuring ASR's or an ASR Subsidiary's fee simple title to the ASR Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (v) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the ASR Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the ASR Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the ASR Properties that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (vi) neither ASR nor an ASR Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the ASR Properties issued by any Governmental Entity; (vii) neither ASR nor an ASR Subsidiary has received notice to the effect that and there are no (a) condemnation or rezoning or proceedings that are pending or threatened with respect to any of the ASR Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the ASR Properties or by the continued maintenance, operation or use of the parking areas.

       (p) Books and Records.

          (i) The books of account and other financial records of ASR and each ASR Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the ASR SEC Documents.

          (ii) ASR has previously delivered or made available to the Company true and correct copies of the charter and by-laws of ASR, as amended to date, and the charter, by-laws, organization documents and partnership agreements of the ASR Subsidiaries, and all amendments thereto. All such documents are listed in Schedule 3.1(p)(ii) to the ASR Disclosure Letter. ASR has also delivered to the Company evidence of its director and officer liability insurance policy.

          (iii) The minute books and other records of corporate or partnership proceedings of ASR and each ASR Subsidiary that had previously been made available to the Company, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of ASR and the ASR Subsidiaries which are corporations.

       (q) Opinion of Financial Advisor. ASR has received the opinion of Furman Selz, satisfactory to ASR, a signed version of which has been provided to the Company, with regard to the fairness of the Merger to the stockholders of ASR from a financial point of view.

       (r) State Takeover Statutes. No Takeover Statute (as defined herein) of the State of Maryland, including, without limitation, the control share acquisition provisions of Section 3-701 et seq. of the MGCL or the business combination provisions of Section 3-601 et seq. of the MGCL, applies or purports to apply to the Merger, this Agreement, any of the transactions contemplated hereby, ASR or any holders of its equity securities.

       (s) Registration Statement. The information furnished by ASR to the Company for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

       (t) Vote Required. The affirmative vote of at least two-thirds of the outstanding shares of ASR Common Stock is the only vote of the holders of any class or series of ASR's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby.

     SECTION 3.2 Representations and Warranties of the Company. The Company represents and warrants to ASR as follows:

       (a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below), taken as a whole (a "Company Material Adverse Effect"). As used herein, "Company Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with another Company Subsidiary) owns any capital stock or other equity interests of such entity.

       (b) The Company Subsidiaries. Schedule 3.2(b) to the Company Disclosure Letter (as defined herein) sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth in Schedule 3.2(b) to the Company Disclosure Letter, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens, (ii) all equity interests in each Company Subsidiary that is a partnership United Dominion Realty, L.P. a Virginia limited partnership, which is the operating partnership of the Company (the "Operating Partnership")) or limited liability company or trust are owned by the Company or by the Company and another Company Subsidiary free and clear of all Liens and (iii) the Company owns all of its partnership interests in the Operating Partnership free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Company Material Adverse Effect.

       (c) Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"). On the date hereof, (i) 89,183,442 shares of Common Stock and 10,200,000 shares of the Company Preferred Stock were issued and outstanding, (ii) 1,158,045 shares of Common Stock were available for grant under the Company's stock option and stock purchase and loan plans (the "Company Plans"), and (iii) 3,053,221 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options to purchase shares of Common Stock granted under the Company Plans (the "Company Stock Options"). On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Company Stock Options, (B) as set forth in Schedule 3.2(c) to the Company Disclosure Letter and (C) as otherwise permitted under Section 4.2, as of the date of this Agreement there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

       (d) Authority; Noncontravention; Consents. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, including the approval of the Company's Board of Directors. No approval by the stockholders of the Company is required to complete the Merger and the other transactions contemplated hereby, including without limitation, under the rules of the NYSE. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in Schedule 3.2(d) to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby to which the Company is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Company Charter or Company By-Laws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect or
   (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) the Registration Statement relating to the issuance of the Merger Consideration and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, (ii) the filing of a listing application with the NYSE with respect to the Common Stock to be issued in the Merger,
   (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in
   Schedule 3.2(d) to the Company Disclosure Letter or (A) as may be required under federal, state or local Environmental Laws or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

       (e) SEC Documents; Financial Statements; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "Company SEC Documents"). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Company SEC Documents. Other than as set forth in Schedule 3.2(e) to the Company Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which the Company has received written notice with respect to the Company report or statement which, if resolved in a manner unfavorable to the Company, could have a Company Material Adverse Effect. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). The Company has no Company Subsidiaries which are not consolidated for accounting purposes.

       (f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or in Schedule 3.2(f) to the Company Disclosure Letter, since the date of the most recent financial statements included in the Company SEC Documents (the "Company Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (a) of this Section 3.2(f), the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Company Economic Losses (as defined in Section 6.3 below) of $15,000,000 or more (a "Company Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Change, (b) except for regular quarterly distributions not in excess of $.30 per share of Common Stock (including any corresponding distribution by the Operating Partnership) with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Common Stock, (c) any split, combination or reclassification of any share of Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of Common Stock or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, (e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Company SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company.

       (g) Litigation. Except as disclosed in the Company SEC Documents or in
    Schedule 3.2(g) of the Company Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company or the Company Subsidiaries which are covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

       (h) Absence of Changes in Benefit Plans; ERISA Compliance.

          (i) Except as disclosed in the Company SEC Documents or in Schedule 3.2(h)(i) to the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code (collectively, "Company Benefit Plans").

          (ii) Except as described in the Company SEC Documents or in Schedule 3.2(h)(ii) to the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (A) all Company Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such Company Benefit Plans, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.2(h)(ii) to the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreement and policies specifically referred to in Schedule 3.2(h)(ii) to the Company Disclosure Letter.

       (i) Taxes.

          (i) Each of the Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each Company Subsidiary have paid (or the Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes that are due and payable.

          (ii) The Company (A) for all of its taxable years commencing with the year ended December 31, 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 1997, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened.

       (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.2(h)(ii) or 3.2(j) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee or director, (ii) employment or severance contract or other arrangement with respect to severance, (iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the Merger or the other transactions contemplated hereby with respect to any employee, officer or director of the Company or any Company Subsidiary or (iv) any agreement to appoint or nominate any person as a director of the Company or any Company Subsidiary.

       (k) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any other Company Subsidiary.

       (l) Compliance with Laws. Except as disclosed in the Company SEC Documents and except as set forth in Schedule 3.2(l) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any Laws of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

       (m) Contracts; Debt Instruments. Neither the Company nor any Company Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(m) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

       (n) Environmental Matters. Except as disclosed in Schedule 3.2(n) to the Company Disclosure Letter or in the environmental audits/reports listed thereon, each of the Company and each Company Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law, and each of the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law, except for violations and failures to comply, individually or in the aggregate, which would not have a Company Material Adverse Effect.

       (o) Tangible Property and Assets. The Company and its Subsidiaries have good and marketable fee simple title to, or have valid leasehold interests in, those properties reflected on the most recent balance sheet of the Company included in the Company SEC Documents, free and clear of all Liens other than (i) Liens securing obligations classified as notes payable-secured reflected on the most recent balance sheet of the Company included in the Company SEC Documents, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (iii) any easement, restriction or minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Company Subsidiary.

       (p) Books and Records.

          (i) The books of account and other financial records of the Company and each Company Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

          (ii) The Company has previously delivered or made available to ASR true and correct copies of the Company Charter and Company By-Laws, as amended to date, and the charter, by- laws, organizational documents, partnership agreements and joint venture agreement of its Subsidiaries, and all amendments thereto. The Company has also delivered to ASR evidence of its director and officer liability insurance policy. (iii) The minute books and other records of corporate or partnership proceedings of the Company and each Company Subsidiary that had previously been made available to ASR, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Boards of Directors of the Company and the Company Subsidiaries which are corporations.

       (q) State Takeover Statutes. No Takeover Statute of the Commonwealth of Virginia applies or purports to apply to the Merger, this Agreement, any of the other transactions contemplated hereby, the Company or any holders of its equity securities.


                                  ARTICLE IV

                                   Covenants

     SECTION 4.1 Conduct of Business by ASR. During the period from the date of this Agreement to the Effective Time, ASR shall, and shall cause the ASR Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply:
During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.1 to the ASR Disclosure Letter or as otherwise contemplated by this Agreement, ASR shall not and shall cause the ASR Subsidiaries not to (and not to authorize or commit or agree to):

       (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of ASR's capital stock or ASR OP Units or stock in any ASR Subsidiary that is not directly or indirectly wholly owned by ASR, except that ASR may declare, set aside and pay on the Effective Day, the dividends and distributions permitted under Section 2.2(d) hereof and ASR may also declare, set aside and pay on customary record and payment dates for the payment of regular quarterly dividends and distributions, dividends and distributions that will not exceed the amount that ASR would be permitted to pay under Section 2.2(d) hereof had the Effective Day occurred on such record date for such quarterly dividends and distributions, (ii) split, combine or reclassify any capital stock or partnership interests or (except in the case of conversion of ASR OP Units) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of ASR or ASR OP Units (except upon their conversion to ASR Common Stock in accordance with the partnership agreement of ASR Operating Partnership);

       (b) except as otherwise contemplated by this Agreement or in the Company Disclosure Letter, or in the ASR Disclosure Letter, amend the charter, by-laws, partnership agreement or other comparable organizational documents of ASR or any ASR Subsidiary;

       (c) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of ASR or any ASR Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to ASR or an ASR Subsidiary;

       (d) in the case of ASR, the ASR Operating Partnership or any of the ASR Subsidiaries, merge or consolidate with any Person;

       (e) make any tax election (unless required by law or necessary to preserve the ASR's status as a REIT or the status of the ASR Operating Partnership as a partnership for federal tax purposes);

       (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the ASR Financial Statement Date, or
    (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $2,500,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to the Company;

       (g) without the Company's consent, which shall not be unreasonably withheld, settle any stockholder derivative or class action claims arising out of or in connection with any of the Merger or the other transactions contemplated hereby;

       (h) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of ASR or any ASR Subsidiary not approved by a majority of the "independent" directors of the Board of Directors of ASR;

       (i) acquire or enter into a contract to acquire, sell, transfer, or enter into a contract to sell or transfer any real property without the consent of the Company, whose consent shall not unreasonably be withheld;

       (j) incur additional indebtedness, including under existing lines of credit, or encumber any asset to secure indebtedness which in either case is not prepayable at the principal amount without penalty without the consent of the Company.

     SECTION 4.2 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.2 to the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company shall not:

       (a) (i) except for regular quarterly dividends (and corresponding Operating Partnership distributions) not in excess of $.30 per share of Common Stock with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, the Common Stock; (ii) split, combine or reclassify the Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Common Stock or (iii) purchase, redeem or otherwise acquire any shares of Common Stock;

       (b) except as otherwise contemplated by this Agreement, or in the Company Disclosure Letter, amend the Charter or By-Laws of the Company;

       (c) merge or consolidate with any Person;

       (d) issue, deliver or sell, or grant any option or other right in respect of, any shares of Common Stock, any other voting or redeemable securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities;

       (e) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $15,000,000 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to ASR;

       (f) without ASR's consent, which shall not unreasonably be withheld, settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated hereby;

       (g) During the period from the date of this Agreement to the date of the Proxy Statement, the Company shall not enter into or permit any Company Subsidiary to enter into any transaction or series of transactions described in Item 2 of Form 8-K or propose any such transactions unless
    (a) the Company is able to satisfy and does satisfy the applicable requirement to include or incorporate by reference into the Registration Statement financial statements relating to all such transactions not later than 30 days after such requirment first arises, or (b) ASR shall otherwise consent.

     SECTION 4.3 Other Actions. Each of ASR and the Company shall not and shall cause its respective Subsidiaries not to take any action that would result in
(i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in Article VI not being satisfied.


                                   ARTICLE V

                              Additional Covenants

     SECTION 5.1 Preparation of the Registration Statement and the Proxy Statement; Stockholders Meetings.

       (a) As soon as practicable following the date of this Agreement, ASR and the Company shall prepare and file with the SEC the Registration
    Statement, which shall include the Proxy Statement, in form and substance satisfactory to each of the Company and ASR. The Company and ASR shall cooperate and use their respective best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. ASR shall use its best efforts to mail the Proxy Statement to the holders of ASR Common Stock as promptly as practicable after the Registration Statement is declared effective. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the Company or ASR, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the stockholders of ASR such amendment or supplement in a form reasonably acceptable to the Company and ASR.

       (b) ASR covenants that the Proxy Statement shall include the recommendation of the Board of Directors of ASR in favor of the approval of the Merger, this Agreement and the other transactions contemplated hereby; provided, that the recommendation of ASR may not be included or may be withdrawn, modified or amended if ASR shall approve or recommend a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ASR determines in good faith that it is in compliance with Section 7.1. In connection with the preparation of the Proxy Statement and the Registration Statement, (a) the Company shall cause to be delivered to ASR, prior to the mailing of such Proxy Statement, the opinion dated the date of the Proxy Statement of Hunton & Williams, ("H&W"), counsel to the Company, subject to certificates, letters and assumptions, reasonably satisfactory to ASR, that (i) commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated, and its proposed method of operation following the Merger will permit it to continue to be organized and operated, in conformity with the requirements for qualification as a REIT under the Code and (ii) the Merger qualifies as a tax-free reorganization for the ASR stockholders under Section 368(a) of the Code; and (b) ASR shall cause to be delivered to the Company, prior to the mailing of the Proxy Statement, the opinions dated the date of the Proxy Statement of (i) O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. ("O'Connor Cavanagh"), subject to certificates, letters and assumptions reasonably satisfactory to the Company, that (a) commencing with its taxable year ended December 31, 1993, ASR has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (b) the ASR Operating Partnership has been since its year of formation, and each ASR Subsidiary that is a partnership or limited liability company has been since its formation, treated, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation; and (ii) Rogers & Wells ("R&W"), subject to certificates, letters and assumptions reasonably satisfactory to ASR, that the Merger qualifies as a tax-free reorganization for the ASR stockholders under Section 368(a) of the Code.

       (c) ASR will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "ASR Common Stockholders Meeting") for the purpose of obtaining the ASR Stockholder Approval. ASR will, through its Board of Directors, recommend to its stockholders approval of the Merger, this Agreement and the other transactions contemplated by this Agreement; provided, that prior to the ASR Common Stockholders Meeting such recommendation may be withdrawn, modified or amended if ASR shall approve or recommend a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of ASR determines in good faith that it is in compliance with Section 7.1.

     SECTION 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of ASR and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of ASR and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of ASR and the Company will hold, and will cause its respective Subsidiaries' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between ASR and the Company dated as of August 12, 1997, and agreed to as of August 15, 1997 (the "Confidentiality Agreement").

     SECTION 5.3 Best Efforts; Notification.

       (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and ASR agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; provided, however, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-governmental party, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall either ASR or the Company make payment of any such amount in obtaining such consents (other than for the purposes of obtaining consents of lenders or avoiding defaults under credit agreements or mortgages) in excess of $250,000 without obtaining the prior written consent of the other, which consent shall not unreasonably be withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(d). In connection with and without limiting the foregoing, ASR, the Company and their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti- takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

       (b) ASR shall give prompt notice to the Company, and the Company shall give prompt notice to ASR, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.4 Affiliates. Prior to the Closing Date, ASR shall deliver to the Company a list identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of ASR, an "affiliate" of ASR for purposes of Rule 145 under the Securities Act. ASR shall use its best efforts to cause each such affiliate to deliver on or prior to the Closing Date a Resale Agreement with Affiliates substantially in the form attached hereto as Exhibit A hereto.

     SECTION 5.5 Tax Treatment. Each of the Company and ASR shall use its reasonable best efforts to (a) cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and (b) to obtain the opinions of counsel referred to in Section 6.3(d).

     SECTION 5.6 No Solicitation of Transactions. Subject to Section 7.1, ASR shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or authorize or permit any of its officers, directors, employees or agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. ASR shall notify the Company in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, ASR shall deliver to the other a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving ASR (or any of its Subsidiaries);
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50or more of the assets of ASR and its Subsidiaries taken as a whole in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of ASR (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 5.7 Public Announcements. The Company and ASR will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Merger will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     SECTION 5.8 Listing. The Company will promptly prepare and submit to the NYSE a supplemental listing application covering the Common Stock issuable in the Merger. Prior to the Effective Time, the Company shall use its best efforts to have NYSE approve for listing, upon official notice of issuance, the Common Stock to be issued in the Merger.

     SECTION 5.9 Transfer and Gains Taxes. The Company and ASR shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes").

     SECTION 5.10 Employee Matters.

       (a) Employees. ASR shall terminate all of its employees prior to the Closing Date in compliance with (to the extent applicable) the Worker Adjustment, Retraining and Notification Act of 1988, as amended, including the giving of any notice thereunder, and under any applicable state laws requiring the giving of notice of terminations, lay-offs, site closings or other comparable events. ASR shall satisfy all severance pay, vacation pay and other legal obligations with respect to its employees, including but not limited to any obligations under any employment contracts or employee benefit plans or programs, except as provided in (b) below. The Company shall have no liability or obligation to ASR or its employees to employ or offer employment to any employee of ASR or any group of employees of ASR. It is understood, however, that on or after the Closing Date, the Company may, in its sole and absolute discretion, offer employment to those employees of ASR who, prior to Closing Date, worked as site employees. Nothing in this Agreement shall limit the Company from taking any action at any time after the Closing Date in respect of its employees or the terms and conditions of their employment.

       (b) Incentive Plans.

          (i) Immediately prior to or as of the Effective Time and solely with respect to individuals employed by ASR immediately prior to the Effective Time, ASR shall (A) cause the ASR Common Stock Options to be accelerated, thereby causing the ASR Common Stock Options to be fully vested and immediately exercisable and (B) cause the ASR Common Stock Options and stock appreciation rights ("ASRs") to be modified so as to eliminate any dividend equivalency rights (with the maximum amount payable after the date hereof and prior to the Effective Time under the ASR Common Stock Options and SARs being no more than $375,000). In addition, ASR shall purchase 2,000 of such ASR Common Stock

       Options for cash at a price per ASR Common Stock Option not exceeding the difference between the exercise price thereof and the Average Closing Price times 1.575.

          (ii) At the Effective Time, each outstanding ASR Common Stock Option, as modified pursuant to (b) (i) above, shall be assumed by the Company and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such ASR Common Stock Option, the same number of shares of Common Stock as the holder of such ASR Common Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such ASR Common Stock Option in full immediately prior to the Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such ASR Common Stock Option divided by the number of full shares of Common Stock deemed to be purchasable pursuant to such ASR Common Stock Option; provided, however, that the number of shares of Common Stock that may be purchased upon exercise of such ASR Common Stock Option shall not include any fractional share but shall be rounded upward to the next whole number of shares.

          (iii) The Company will assume the ASR Key Executive Share Option Plan (the "ASR KEYSOP") and ASR's obligations thereunder; and will afford to the participants of the ASR KEYSOP, as of the Effective Time, all of the rights and benefits set forth in the ASR KEYSOP. The Company acknowledges that certain holders of ASR Stock Options may, prior to the Merger, exchange their existing ASR Stock Options for benefits under the ASR KEYSOP, it being understood that such exchange will result in a charge to income for financial accounting purposes for ASR equal to the excess of the value of the stock options over the exercise price. In any such exchange, ASR will not accept, and the Company shall not be bound by, any designation of "designated property" that is not ASR Common Stock.

          (iv) The Company will assume ASR's obligations under the deferred compensation arrangements described under Schedule 5.10(b)(iv) to the ASR Disclosure Letter.

       (c) Employment Arrangements. ASR will make the severance payments to certain ASR employees as disclosed in Schedule 5.10(c) to the ASR Disclosure Letter prior to the Merger.

       (d) Termination of Benefit Plans. Except as otherwise provided in (a) and (b) above, prior to the Closing Date, ASR shall terminate all ASR Benefit Plans, and shall, to the extent permitted by law, discharge and terminate, or cause to be discharged and terminated, all obligations, liabilities and commitments of ASR, all ASR Subsidiaries and all participants in the ASR Benefit Plans, including without limitation, stock appreciation rights and notes given in payment of the exercise price of ASR Common Stock Options. All such obligations, liabilities and commitments which may not be discharged and terminated prior to the Closing Date are identified in Schedule 5.10(c) to the ASR Disclosure Letter.

       (e) Cooperation. ASR and the Company shall cooperate in good faith with respect to the effectuation of the covenants described in subsections (a) and (b) above.

     SECTION 5.11 Indemnification.

       (a) (i) ASR shall, and, from and after the Effective Time, the Company shall, indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of ASR or any ASR Subsidiary (the "ASR Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of ASR or any ASR Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("ASR Indemnified Liabilities"), including all ASR Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated herein, in each case to the full extent a corporation is permitted under the MGCL, with respect to ASR and Virginia Stock Corporation Act (the "VSCA") with respect to the Company, to indemnify its own directors or officers, as the case may be (and the Company will pay expenses in advance of the final disposition of any such action or proceeding to each ASR Indemnified Party to the full extent permitted by law subject to the limitations set forth in Section 5.11(a)(iii)).

          (ii) Any Indemnified Parties proposing to assert the right to be indemnified under this Section 5.11 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.11 against ASR and/or the Company (collectively, the "Indemnifying Parties"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the Indemnified Parties in connection with the defense. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (a) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (b) the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (d) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties.

          (iii) It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties has reasonably concluded (based on advice of counsel) that there may be legal defenses available to such indemnified party that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each of which case the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

          (iv) The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

       (b) The Company shall use its reasonable best efforts to provide "run-off" or "tail" director and officer liability coverage to the existing directors and officers of ASR without reduction of existing coverage for a period of three years after the Effective Time.

       (c) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Company and ASR.

     SECTION 5.12 ASR Operating Partnership. The Company will make provision, prior to or upon consummation of the Merger such that ASR Limited Partners shall become entitled, following the Merger, to exchange each ASR OP Unit, subject to certain adjustments as provided in the Agreement of Limited Partnership of the ASR Operating Partnership (the "ASR Partnership Agreement"), for the Merger Consideration each ASR Limited Partner would have received in the Merger if each ASR Limited Partner had exchanged his or her ASR OP Units immediately prior to the Merger.

     SECTION 5.13 Registration Rights Agreements. At the Effective Time, the Company agrees to assume the rights and obligations of ASR under the Registration Rights Agreements dated April 30, 1997, April 30, 1997, September 18, 1997 and September 18, 1997 (the "Registration Rights Agreements"), with the ASR Limited Partners, and all references in such agreement to "ASR" and "ASR Common Stock" shall at the Effective Time, refer to the Company and Common Stock, respectively.

     SECTION 5.14 Company Board of Directors. At the Effective Time, the Board of Directors of the Company shall be expanded by one member and the existing directors of the Company shall elect Jon A. Grove as a director. Following Jon
A. Grove's initial appointment as a director, the Company will use its reasonable best efforts to cause Jon A. Grove to be nominated as a director at the Company's 1998 and 1999 annual meeting of stockholders. The Company agrees that its annual proxy statement for 1998 and 1999 will include the Board of Director's recommendation in the favor of the election on Jon A. Grove as a director. The Company agrees that for the period Jon A. Grove serves as a director he shall be considered an independent director and shall be entitled to all of the benefits, fees, expense reimbursements, rights to indemnification and other rights that are received or enjoyed by the other independent directors of the Company.

     SECTION 5.15 Comfort Letter. ASR shall use its reasonable best efforts to cause to be delivered to the Company and ASR "comfort" letters of Deloitte & Touche LLP, ASR's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company and ASR, in form and substance reasonably satisfactory to the Company and ASR and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement including a Statement on Auditing Standards Number 72 review of the audited financial statements, and Statement on Auditing Standards Number 71 review of ASR's interim unaudited financial statements, each included in the ASR SEC Documents.


                                  ARTICLE VI

                             Conditions Precedent

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of ASR and the Company to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

       (a) Stockholder Approval. The ASR Stockholder Approval shall have been obtained.

       (b) Listing of Shares. The NYSE shall have approved for listing the Common Stock to be issued in the Merger.

       (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

       (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

       (e) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made.

     SECTION 6.2 Conditions to Obligations of the Company. The obligations of the Company to issue the Merger Consideration to the ASR Common Stockholders and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company:

       (a) Representations and Warranties. The representations and warranties of ASR set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of ASR by the chief executive officer or the chief financial officer of ASR to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of ASR to be true and correct as of the Closing Date if the aggregate amount of ASR Economic Losses (as defined herein) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $4,000,000 (such amount to be calculated by counting in all cases from the first dollar of such ASR Economic Losses without giving effect to the $4,000,000 limitation set forth in Section 3.1(f)). "ASR Economic Losses," as used in this Section 6.2, shall mean any and all net damage, net loss, net liability or expense suffered by ASR and the ASR Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Merger against ASR, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by ASR in obtaining non-governmental third party consents, as contemplated by Section 5.3 up to the amount of $250,000 provided therein, other than for the purposes of obtaining consents of lenders or avoiding defaults under credit agreements or mortgages.

       (b) Performance of Obligations of ASR. ASR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of ASR by the chief executive officer or the chief financial officer of ASR to such effect.

       (c) Opinions Relating to REIT and Partnership Status. The Company shall have received the opinion dated as of the Closing Date of O'Connor Cavanagh, subject to certificates, letters and assumptions, reasonably satisfactory to the Company, that (i) commencing with its taxable year ended December 31, 1993, ASR has been organized and has operated, in conformity with the requirements for qualification as a REIT under the Code, and (ii) the ASR Operating Partnership has been since its year of formation, and each ASR Subsidiary that is a partnership or limited liability company has been since its formation, treated, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation.

       (d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in ASR Economic Losses of $4,000,000 or more.

     SECTION 6.3 Conditions to Obligation of ASR. The obligation of ASR to effect the Merger and to consummate the other transactions contemplated hereby is further subject to the following conditions, any one or more of which may be waived by ASR:

       (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and ASR shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date if the aggregate amount of Company Economic Losses (as defined herein) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $15,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Company Economic Losses without giving effect to the

   $15,000,000 limitation set forth in Section 3.2(f)). "Company Economic Losses", as used in this Section 6.3, shall mean any and all net damage, net loss, net liability or expense suffered by the Company or the Company Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or stockholders' derivative lawsuits relating to the Merger or the other transactions contemplated hereby against the Company, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by the Company in obtaining non- governmental third party consents, as contemplated by Section 5.3 up to the amount of $250,000 provided therein, except in connection with consents of lenders.

       (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and ASR shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer or the chief financial officer of such party to such effect.

       (c) Opinions Relating to REIT and Partnership Status. ASR shall have received an opinion dated as of the Closing Date of H&W, subject to certificates, letters and assumptions, reasonably satisfactory to ASR, that (i) commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated, and its proposed method of operation following the Merger will permit it to continue to be organized and operated, in conformity with the requirements for qualification as a REIT under the Code.

       (d) Opinion Related to the Merger. ASR shall have received opinions dated as of the Closing Date of R&W and H&W, subject to certificates, letters and assumptions reasonably satisfactory to ASR that the Merger qualifies as a tax-free reorganization for the ASR stockholders under
    Section 368(a) of the Code.

       (e) Consents. All consents and waivers from third parties necessary in connection with the consummation of the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Company Economic Losses of $15,000,000 or more.

       (f) Registration Rights Agreements. The Company shall have executed an instrument of assumption with respect to the Registration Rights Agreements.


                                  ARTICLE VII

                                 Board Actions

     SECTION 7.1 Board Actions. Notwithstanding Section 5.6 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of ASR, as determined in good faith based on the advice of outside counsel, ASR may:

       (a) disclose to its stockholders any information required to be disclosed under applicable law;

       (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the Confidentiality Agreement (as determined by its outside counsel) to, any person in connection with a Competing Transaction proposed by such person; and

       (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of (i) for ASR, this Agreement and the Merger and (ii) for the Company, the issuance of the Merger Consideration to the ASR stockholders) a Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of the Board of Directors of ASR determines in good faith (based on the advice of its investment banking firm) to be more favorable to its stockholders than the Merger).

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger for each Merger with the Department of Assessments and Taxation of the State of Maryland, whether before or after the ASR Stockholder Approval is obtained:

       (a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and ASR;

       (b) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of ASR set forth in this Agreement, or if any representation or warranty of ASR shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
    Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 1998 (as otherwise extended);

       (c) by ASR, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
    Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 1998 (as otherwise extended);

       (d) by either the Company or ASR, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

       (e) by either the Company or ASR, if the Merger shall not have been consummated before June 30, 1998; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

       (f) by either the Company or ASR if, upon a vote at a duly held ASR Common Stockholders Meeting or any adjournment thereof, the ASR Common Stockholder Approval shall not have been obtained;

       (g) by ASR, if prior to the ASR Common Stockholders Meeting, the Board of Directors of ASR or any committee thereof shall have withdrawn or modified in accordance with Section 7.1 hereof in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with the approval and recommendation of a Superior Competing Transaction;

       (h) by the Company, if (i) prior to the ASR Common Stockholders Meeting, the Board of Directors of ASR or any committee thereof shall have withdrawn or modified in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) ASR shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of ASR or any committee thereof shall have resolved to do any of the foregoing;

       (i) by ASR, if on any date after the date of this Agreement but on or prior to the date of the Proxy Statement, the average daily closing prices per share of Common Stock on the NYSE, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal over the consecutive 20-day period ending on such date is less than $13.50 per share (the "Termination Price"); provided, however, to be effective, notice of termination pursuant to this Section 8.1(i) shall be given by ASR to the Company within ten business days after the date that such right of termination arises.

     SECTION 8.2 Expenses.

       (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

       (b) ASR agrees that if this Agreement shall be terminated pursuant to
    Section 8.1(b), then ASR will pay to the Company an amount equal to the Company Break-Up Expenses (as defined herein). In addition, ASR agrees that if this Agreement shall be terminated pursuant to Section 8.1(b),
    (f), (g) or (h) and, in the
   case of Section 8.1(b) or (f), following the date of this Agreement and prior to termination, ASR shall have received a proposal constituting a Competing Transaction and within six months following termination ASR shall enter into a definitive agreement providing for a Competing Transaction that is equally or more favorable from a financial point of view to ASR's stockholders as the Merger, then ASR will pay to the Company a fee in an amount equal to the Company Break-Up Fee (as defined herein). Payment of any of such amounts shall be made, as directed by the Company, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "Company Break-Up Fee" shall be an amount equal to the lesser of (i) $5,500,000 (the "Company Base Amount") or (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by independent accountants to the Company, and (B) in the event the Company receives an opinion of outside counsel (the "Company Break-Up Fee Tax Opinion") to the effect that receipt of the Company Base Amount would either constitute Qualifying Income as to the Company or would be excluded from the Company's gross income for purposes of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by the Company of the remaining balance of the Company Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Company Base Amount less the amount payable under clause
   (A) above. In the event that the Company is not able to receive the full Company Base Amount, ASR shall place the unpaid amount in escrow and shall not release any portion thereof to the Company unless and until ASR receives any one or a combination of the following: (i) a letter(s) from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements or (ii) a Company Break-Up Fee Tax Opinion, in which event ASR shall pay to the Company the lesser of the unpaid Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. ASR's obligation to pay any unpaid portion of the Company Break-Up Fee (provided ASR has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ASR) on the date that is five years from the date the Company Break-Up Fee first becomes due under this Agreement. The "Company Break-Up Expenses" shall be an amount equal to the lesser of (i) the Company's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1,000,000 (such amount not to exceed such $1,000,000 being referred to in this Section 8.2(b) as the "Company Expense Fee Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company, and (B) in the event the Company receives a Company Break-Up Fee Tax Opinion to the effect that receipt of the remaining balance of the Company Expense Fee Base Amount would either constitute Qualifying Income as to the Company with respect to the Company's proportionate share thereof or would be excluded from the Company's gross income for purposes of the REIT Requirements or that receipt by the Company of the remaining balance of the Company Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Company Expense Fee Base Amount less the amount payable under clause (A) above. In the event that the Company is not able to receive the full amount of the Company Break-Up Expenses, ASR shall place the unpaid amount in escrow and shall not release any portion thereof to the Company unless and until ASR receives any one or combination of the following: (i) a letter(s) from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements or (ii) a Company Break-Up Fee Tax Opinion indicating that the Company's receipt of the remaining balance of the Company Expense Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event ASR shall pay to the Company the lesser of the unpaid Company Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. ASR's obligation to pay any unpaid portion of the Company Break-Up Expenses (provided ASR has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to ASR) on the date that is five years from the date the Company Break-Up Expenses first become due under this Agreement.

       (c) The Company agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), then the Company will pay, as directed by ASR, an amount equal to the ASR Termination Fee (as defined herein). Payment of any of such amounts shall be made, as directed by ASR, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "ASR Termination Fee" shall be an amount equal to the lesser of $5,500,000 (such amount being referred to in this Section 8.2(c) as the "ASR Termination Fee Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to ASR without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to ASR, and (B) in the event ASR receives an opinion of outside counsel (the "ASR Termination Fee Tax Opinion") to the effect that ASR's receipt of the ASR Termination Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements or that receipt by ASR of the remaining balance of the ASR Termination Fee Base Amount following the receipt of and pursuant to such ASR Termination Fee Tax Opinion would not be deemed constructively received prior thereto, the ASR Termination Fee Base Amount less the amount payable under clause (A) above. In the event that ASR is not able to receive the full ASR Termination Fee Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to ASR unless and until the Company receives any one or combination of the following: (i) a letter(s) from ASR's independent accountants indicating the maximum amount that can be paid at that time to ASR without causing ASR to fail to meet the REIT Requirements or (ii) an ASR Termination Fee Tax Opinion indicating that ASR's receipt of the remaining balance of the ASR Termination Fee Base Amount would satisfy in whole or in part the REIT Requirements, in which event the Company shall pay to ASR the lesser of the unpaid ASR Termination Expense Fee Base Amount or the maximum amount stated in the letter(s) referred to in (i) above from time to time. The Company's obligation to pay any unpaid portion of the ASR Termination Fee (provided the Company has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to the Company) on the date that is five years from the date the ASR Termination Fee first become due under this Agreement.

       (d) ASR and the Company agree that the agreements contained in Section 8.2(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

       (e) In the event that the Company or ASR is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder.

     SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either ASR or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, or ASR, other than the last sentence of Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the ASR Stockholder Approval is obtained and prior to the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland; provided, however, that, after the ASR Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to ASR's stockholders.

     SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each of ASR and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                              General Provisions

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

       (a) if to the Company or ASRSub, to
           UNITED DOMINION REALTY  TRUST, INC.
           10 South Sixth Street
           Richmond, VA 23219-3802
           Attn: John P. McCann,
           President
           Fax: (804) 343-1912

         with a copy to:
           UNITED DOMINION REALTY TRUST, INC.
           10 South Sixth Street
           Richmond, VA 23219-3802
           Attn: Katheryn E. Surface, Senior Vice President and General Counsel

           Fax: (804) 788-4607

           and
           HUNTON & WILLIAMS
           951 East Byrd Street
           Richmond, VA 23219-4074
           Attn: James W. Featherstone, III
           Fax: (804) 788-8212

           (b) if to ASR, to
           ASR INVESTMENTS CORPORATION
           Suite 250
           335 North Wilmont
           Tucson, AZ 85711
           Attn: Joseph Chan, Executive Vice President and Chief Operating Officer
           Fax: (520) 750-8805

           with a copy to:
           Rogers & Wells
           200 Park Avenue
           New York, NY 10166
           Attn: Jay L. Bernstein, Esq.
           Fax: (212) 878-8375

     SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II, Section 5.11(c), Section 5.12, Section 5.13 and Section 5.14 are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.


                                   ARTICLE X

                              Certain Definitions

     SECTION 10.1 Certain Definitions. For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     "ASR Disclosure Letter" means the letter dated December 19, 1997 previously delivered to the Company by ASR disclosing certain information in connection with this Agreement.

     "Company Disclosure Letter" means the letter dated December 19, 1997 previously delivered to ASR by the Company disclosing certain information in connection with this Agreement.

     "Knowledge" where used herein with respect to ASR shall mean the knowledge of the persons named in Schedule 10 to the ASR Disclosure Letter and where used with respect to the Company shall mean the knowledge of the persons named in
Schedule 10 to the Company Disclosure Letter.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Subsidiary" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 50% or more of the voting stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

     IN WITNESS WHEREOF, the Company, ASR, and ASRSub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                        UNITED DOMINION REALTY TRUST, INC.


                                       By: -------------------------------------

                                       Name: -----------------------------------

                                       Title: ----------------------------------




                                        ASR INVESTMENTS CORPORATION



                                       By: -------------------------------------

                                       Name: -----------------------------------

                                       Title: ----------------------------------





                                        ASR ACQUISITION SUB, INC.



                                       By: -------------------------------------


                                       Name: -----------------------------------


                                       Title: ----------------------------------

[FURMAN SELZ LLC LETTERHEAD]

                            230 PARK AVENUE - NEW YORK 10169   - 212-309-8200



                                                                     Appendix II

February 17, 1998

The Board of Directors
ASR Investments Corporation
335 North Wilmot
Suite 250
Tucson, AZ 85711

Gentlemen:

     We understand that ASR Investments Corporation ("ASR") and United Dominion Realty Trust ("United Dominion") has entered into an Agreement and Plan of Merger dated as of December 19, 1997, which has been furnished to us (the "Merger Agreement"), whereby, among other things, ASR will be merged with and into United Dominion (the "Proposed Merger"). As a result of the Proposed Merger, each share of common stock, $0.01 par value, of ASR (the "ASR Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted into 1.575 shares of United Dominion (the "Consideration") subject to limits defined in the Merger Agreement. The terms and conditions of the Proposed Merger are set forth in more detail in the Merger Agreement.

     You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to be received by the stockholders of ASR in the Proposed Merger. It is our understanding that the Proposed Merger is subject to approval by the Board of Directors of ASR and United Dominion and by holders of the common stock of ASR.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

       (i) the Merger Agreement and the financial terms of the Proposed Merger set forth therein;

       (ii) ASR's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and 1997 and certain other filings with the Securities and Exchange Commission made by ASR, including proxy statements;

       (iii) selected other publicly available information concerning ASR and the trading market for the ASR Common Stock;

       (iv) selected non-public information relating to ASR, including financial forecasts and projections, furnished to us by ASR;

       (v) selected publicly available information, including research reports, concerning certain other companies engaged in businesses which we believe to be comparable to ASR and the trading markets for certain of such companies' securities;

       (vi) the financial terms and conditions of selected recent mergers and acquisitions which we believe to be relevant;

     In addition, we have performed and conducted the following:

       (i) discussions with selected members of senior management of ASR concerning its respective businesses and operations, assets, present condition and future prospects;

       (ii) site visits to selected properties of ASR, although we have not made or obtained any independent evaluation or appraisal of such properties nor undertaken any obligation to do so; and

       (iii) such other analyses, and procedures, and review of such other agreements and documents, and consideration such other factors, as we have deemed, in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

ASR Investments Corporation

February 17, 1998

Page 2

     In addition, we have taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and does not represent an opinion as to the value of the ASR Common Stock or the impact of the Proposed Merger or its announcement on the trading price of the ASR Common Stock.

     We have assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information obtained from public sources or provided to us by ASR and reviewed by us for purposes of arriving at our opinion, and we have not assumed any responsibility for independent verification of such information or undertaken any obligation to verify such information. In addition, with respect to the financial forecasts and projections of ASR used in our analysis, the management of ASR has informed us that such forecasts and projections are reasonable and we have assumed that they represent the best current judgment of the management of ASR as to the future financial condition and operating results of ASR, and that such forecasts and projections have been reasonably prepared based on such current judgment. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based.

     Furman Selz will receive a fee for its services to the Board of Directors in connection with this opinion pursuant to an engagement letter dated August 19, 1997 entered into between Furman Selz and ASR. Furman Selz will receive an additional fee upon consummation of the Proposed Merger. In addition, ASR has agreed to reimburse Furman Selz for certain out-of-pocket expenses and to indemnify Furman Selz for certain liabilities arising from the delivery of this opinion. As you may know, in the ordinary course of our business, we may actively trade the equity securities of ASR for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors in its consideration of the Proposed Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to or whether to accept the Consideration to be received by such stockholder in connection with the Proposed Merger. We were not requested to opine as to, and this opinion does not in any manner address, ASR's underlying business decision to proceed with or effect the Proposed Merger. This opinion may be included in its entirety in any proxy statement with respect to the Proposed Merger, but it may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the Consideration to be received by the stockholders of ASR in the Proposed Merger is fair, from a financial point of view, to such holders.



Very truly yours,




FURMAN SELZ LLC

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules



     Exhibit
----------------
     2(a)          Agreement and Plan of Merger dated as of December 19, 1997, between United Dominion, Sub and
                   ASR (Appendix I to Proxy Statement/Prospectus)
     2(b)          Agreement and Plan of Merger dated as of October 1, 1996, between United Dominion, United Sub,
                   Inc., and South West Property Trust Inc. (filed as Exhibit 2(a) to United Dominion's Form S-4
                   Registration Statement, filed with the Commission on October 9, 1996 (File No. 333-13745), and
                   incorporated by reference herein)
     4(a)          Restated Articles of Incorporation of United Dominion (filed as Exhibit 4(b) to United Dominion's
                   Form S-3 Registration Statement, filed with the Commission on January 16, 1998 (File No.
                   333-44463), and incorporated by reference herein)

     4(a)(i)       Amendment of Articles of Incorporation of United Dominion (filed as Exhibit 3 to United
                   Dominion's Form 8-A Registraton Statement dated February 4, 1998 (FIle No. 1-10524), and incorporated by reference herein)

     4(b)          Restated Bylaws of United Dominion (filed as Exhibit 3(b) to United Dominion's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-10524), and incorporated by reference herein)
     4(c)          Specimen United Dominion Common Stock certificate (filed as Exhibit 4(i) to United Dominion's
                   Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)
     4(d)          Loan Agreement dated as of November 7, 1991, between United Dominion and Aid Association for
                   Lutherans (filed as Exhibit 6(c)(1) to United Dominion's Form 8-A Registration Statement dated
                   April 19, 1990 (File No. 1-10524), and incorporated by reference herein)
     4(e)          Note Purchase Agreement dated as of January 15, 1993, between United Dominion and CIGNA
                   Property and Casualty Insurance Company, Connecticut General Life Insurance Company,
                   Connecticut General Life Insurance Company, on behalf of one or more separate accounts,
                   Insurance Company of North America, Principal Mutual Life Insurance Company and Aid
                   Association for Lutherans (filed as Exhibit 6(c)(5) to United Dominion's Form 8-A Registration
                   Statement dated April 19, 1990 (File No. 1-10524), and incorporated by reference herein)

     4(f)          Rights Agreement, dated as of January 27, 1998, between United Dominion and ChaseMellon
                   Shareholder Services, L.L.C., as Rights Agent (filed as Exhibit 1 to United Dominion's Form 8-A
                   Registration Statement dated February 4, 1998 (file No. 1-10524) and incorporated by reference herein)
     4(g)          Form of Rights Certificate (included in Exhibit 4(f))
     5             Opinion of Hunton & Williams (previously filed)
     8(a)          Opinions of Hunton & Williams regarding certain federal income tax matters (to be filed by amendment)
     8(b)          Opinion of Rogers & Wells LLP regarding certain federal income tax matters (to be filed by amendment)
     8(c)          Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beashears, P.A., regarding certain federal income tax matters (to be filed by amendment)
    23(a)          Consent of Ernst & Young LLP -- Richmond, Virginia
    23(b)          Consent of Ernst & Young LLP -- Dallas, Texas
    23(c)          Consent of L.P. Martin & Company, P.C.
    23(d)          Consent of Deloitte & Touche LLP

  Exhibit
-----------

    23(e)          Consent of Hunton & Williams (included in Exhibits 5 and 8(a))
    23(f)          Consent of Rogers & Wells LLP (included in Exhibit 8(b))
    23(g)          Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beashears, P.A.
    23(h)          Consent of Furman Selz LLC (included in Appendix II to the Proxy Statement/Prospectus)
    25             Powers of Attorney (included on signature page of registration statement as originally filed)

    99             Form of ASR proxy


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on the 13 day of February, 1998.


                                            UNITED DOMINION REALTY TRUST, INC.



                          By: /s/      JOHN P. MCCANN
                             --------------------------------
                                       John P. McCann

                             Chairman of the Board, President
                               and Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on February 13, 1998.



               Signature                                    Title & Capacity
---------------------------------------   ----------------------------------------------------
     /s/            JOHN P. MCCANN        Chairman of the Board, President, Chief Executive
-------------------------------------
                  John P. McCann          Officer) (Principal Executive Officer) and
                                          Director
     /s/            JAMES DOLPHIN*        Executive Vice President, Chief Financial Officer
-------------------------------------
                   James Dolphin          (Principal Financial Officer) and Director

     /s/            JERRY A. DAVIS*       Vice President and Controller (Principal Accounting
-------------------------------------
                  Jerry A. Davis          Officer)

    /s/            JOHN S.SCHNEIDER*      Vice Chairman of the Board, Executive Vice
-------------------------------------
                 John S. Schneider        President and Director

     /s/             JEFF C. BANE*        Director
-------------------------------------
                     Jeff C. Bane
                                          Director
-------------------------------------
               R. Toms Dalton, Jr.

   /s/           BARRY M. KORNBLAU*       Director
-------------------------------------
                Barry M. Kornblau

                                          Director
-------------------------------------
                  John C. Lanford

   /s/           H. FRANKLIN MINOR*       Director
-------------------------------------
                H. Franklin Minor

                                          Director
-------------------------------------
                 Lynne B. Sagalyn

                                          Director
-------------------------------------
                  Mark J. Sandler

                                          Director
-------------------------------------
                Robert W. Scharar

 /s/         C. HARMON WILLIAMS, JR.*     Director
-------------------------------------
             C. Harmon Williams, Jr.

*By: /s/ KATHERYN E. SURFACE
    -------------------------
          Katheryn E. Surface
           Attorney-in-Fact

                                 EXHIBIT INDEX




     Exhibit                                                                                             Page
----------------                                                                                        -----
        2(a)       Agreement and Plan of Merger dated as of December 19, 1997, between United
                   Dominion, Sub and ASR (Appendix I to Proxy Statement/Prospectus)
        2(b)       Agreement and Plan of Merger dated as of October 1, 1996, between United
                   Dominion, United Sub, Inc., and South West Property Trust Inc. (incorporated by reference)
        4(a)       Restated Articles of Incorporation of United Dominion (incorporated by reference)
        4(a)(i)    Amendment of Articles of Incorporation of United Dominion (incorporated by reference)
        4(b)       Restated Bylaws of United Dominion (incorporated by reference)
        4(c)       Specimen United Dominion Common Stock certificate (incorporated by reference)
        4(d)       Loan Agreement dated as of November 7, 1991, between United Dominion and Aid
                   Association for Lutherans (incorporated by reference)
        4(e)       Note Purchase Agreement dated as of January 15, 1993, between United Dominion and CIGNA Property and Casualty Insurance Company, Connecticut General Life
                   Insurance Company, Connecticut General Life Insurance Company, on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual
                   Life Insurance Company and Aid Association for Lutherans (incorporated by reference)
        4(f)       Right, Agreement dated as of January 27, 1998, between United Dominion and
                   ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference)
        4(g)       Form of Rights Certificate (included in Exhibit 4(f))
        5          Opinion of Hunton & Williams (previously filed)
        8(a)       Opinions of Hunton & Williams regarding certain federal income tax matters
                   (to be filed by amendment)
        8(b)       Opinion of Rogers & Wells LLP regarding certain federal income tax matters
                   (to be filed by amendment)
        8(c)       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Bearshears, P.A.,
                   regarding certain federal income tax matters (to be filed by amendment)
       23(a)       Consent of Ernst & Young LLP -- Richmond, Virginia
       23(b)       Consent of Ernst & Young LLP -- Dallas, Texas
       23(c)       Consent of L.P. Martin & Company, P.C.
       23(d)       Consent of Deloitte & Touche LLP
       23(e)       Consent of Hunton & Williams (included in Exhibits 5 and 8(a))
       23(f)       Consent of Rogers & Wells LLP (included in Exhibit 8(b))
       23(g)       Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beashears, P.A.
       23(h)       Consent of Furman Selz LLC (included in Appendix II) to the Proxy Statement/
                   Prospectus
       25          Powers of Attorney (included on signature page of registration statement as originally filed)
       99          Form of ASR proxy